Exhibit 10.1

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

among

THE TRADE DESK, INC.

and

EACH PERSON JOINED HERETO AS A BORROWER FROM TIME TO TIME,

as the Borrowers,

the Lenders from time to time party hereto,

CITIBANK, N.A.,

as the Agent,

CITY NATIONAL BANK,

as Syndication Agent,

and

EAST WEST BANK,

as Documentation Agent

Dated as of May 9, 2017

i

Schedules

Schedule 1.1	Designated Closing Date MSAs
Schedule 3.4(a)	Commercial Tort Claims
Schedule 3.5	Pledged Interests
Schedule 6.1(b)	Locations of Collateral and Real Property
Schedule 6.1(f)	Consents and Authorizations
Schedule 6.1(g)	Ownership
Schedule 6.1(p)	Judgments; Litigation
Schedule 6.1(v)	ERISA Plans
Schedule 6.1(w)	Intellectual Property
Schedule 6.1(x)	Labor Contracts
Schedule 6.1(cc)	Material Contracts
Schedule 6.1(ff)	Master Services Agreements
Schedule 8.1(ii)	Existing Indebtedness
Schedule 8.2	Contingent Obligations
Schedule 8.9	Existing Liens
Schedule 8.11	Existing Investments
Schedule 8.24	Affiliate Transactions

Exhibits

Exhibit A-1	Revolving Credit Note
Exhibit A-2	Swingline Note
Exhibit B	Notice of Borrowing
Exhibit C	Notice of Continuation/Conversion
Exhibit D	Perfection Certificate
Exhibit E	Letter of Credit Request
Exhibit F	Financial Condition Certificate
Exhibit G	Closing Certificate
Exhibit H	Compliance Certificate
Exhibit I	Borrowing Base Certificate
Exhibit J	Assignment and Acceptance
Exhibit K-1 to K-4	U.S. Tax Compliance Certificates

v

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of May 9, 2017, among (i) THE TRADE DESK, INC., a Delaware corporation (“TTD” and, together with each Domestic Subsidiary of TTD who hereafter becomes party hereto as a borrower, referred to hereinafter, individually and collectively, jointly and severally, as the “Borrowers” and each individually as a “Borrower”), (ii) each of the financial institutions identified as a “Lender” on Annex A attached hereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”) and (iii) CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”).

W I T N E S S E T H :

WHEREAS, Borrowers, the lenders party thereto (the “Original Lenders”), and Agent are parties to that certain Loan and Security Agreement, dated as of March 30, 2016 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date of this Agreement, the “Original Loan and Security Agreement”); and

WHEREAS, Borrowers, the Original Lenders, and Agent desire to amend and restate the Original Loan and Security Agreement in its entirety on the terms and conditions set forth herein, it being understood that no repayment of the Obligations (as defined in the Original Loan and Security Agreement) under the Original Loan and Security Agreement is being effected hereby, but merely an amended and restatement in accordance with the terms hereof.

NOW, THEREFORE, in respect of the foregoing premises and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Borrowers, the Lenders, and the Agent, each intending to be legally bound, hereby agree to amend and restate the Original Loan and Security Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party in a Permitted Acquisition; provided, that such Indebtedness (i) is either purchase money Indebtedness or a capital lease with respect to equipment or mortgage financing with respect to Real Property, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Additional Lender” shall have the meaning set forth in Section 2.16.

“Advance” means a Base Rate Advance or a LIBOR Rate Advance.

“Advertiser” means a Person that either directly or through an agent places one or more advertisements on a Media Outlet with a Loan Party (including the purchase of any services provided by a Loan Party).

“Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with, is controlled by, or is a general partner of such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of Voting Interests, by contract or otherwise), provided that, in any event, any Person who owns directly or indirectly twenty percent (20.0%) or more of the Voting Interests of an Entity, shall be deemed to control such Entity. Without limitation of the foregoing, the following Persons shall at all times constitute Affiliates of each Borrower: (i) each other Borrower and any Guarantor, and (ii) all Subsidiaries.

“Agent” has the meaning specified in the opening paragraph.

“Agent’s Payment Account” means an account at the Bank designated on the Closing Date and from time to time thereafter by the Agent to the Lenders and the Borrower Agent as the “Agent’s Payment Account”.

“Aggregate Revolving Credit Commitment” shall mean Two Hundred Million Dollars ($200,000,000), as such amount may be decreased by the amount of any permanent reductions in the Commitments made in accordance with Section 2.5 and increased by the amount of any Incremental Revolving Credit Commitments established in accordance with Section 2.16, representing the aggregate amount of the Revolving Credit Commitments of the Lenders.

“Agreement” means this Amended and Restated Loan and Security Agreement, dated as of May 9, 2017, as amended, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the annual yield thereof, whether in the form of interest rate margins, original issue discount (“OID”) or upfront fees and any LIBOR Rate floors (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin); provided that, (i) OID and upfront fees shall be equated to interest rates assuming a four year life to maturity and (ii) “All-In Yield” shall not include arrangement fees, structuring fees, underwriting fees or similar fees that are not paid to all Lenders providing the relevant Indebtedness.

“Amendment Fee Letter” means the fee letter dated April 10, 2017, between TTD and the Agent concerning the undertakings by the Agent set forth in this Agreement.

“Applicable Margin” means the percentage set forth in the following table that corresponds to Average Excess Availability determined for the most recently completed fiscal quarter:

Level	Average Excess Availability	Base Rate Advances	LIBOR Rate Advances
I	Less than or equal to 20% of the Aggregate Revolving Credit Commitment	1.50%	2.50%
II	Greater than 20% of the Aggregate Revolving Credit Commitment and less than or equal to 40% of the Aggregate Revolving Credit Commitment	1.25%	2.25%
III	Greater than 40% of the Aggregate Revolving Credit Commitment	1.00%	2.00%

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter.

“Assignment and Acceptance” means an Assignment and Acceptance entered into by a Lender and its assignee, and accepted by the Agent, to be substantially in the form of Exhibit J.

“Auditors” means a nationally recognized firm of independent public accountants selected by the Borrower Agent and reasonably satisfactory to the Agent.

“Average Excess Availability” means, for any fiscal quarter, the sum of Excess Availability for each day of such fiscal quarter, divided by the actual number of days in such fiscal quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” means Citibank, so long as Citibank is the Agent and, if Citibank ceases to be the Agent, then, “Bank” shall mean a bank designated by the Required Lenders as the “Bank” for purposes hereof and which, so long as no Event of Default has occurred and is then continuing, shall be consented to by the Borrower Agent (such consent not to be unreasonably withheld or delayed).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) Cash

Management Services; (b) products under Hedging Agreements; and (c) other banking products or services as may be requested by a Loan Party or any of its Subsidiaries, other than Letters of Credit.

“Bank Product Agreements” means any agreements entered into from time to time by any Loan Party or any of its Subsidiaries with the Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means Indebtedness and other obligations of any Loan Party or any of its Subsidiaries to any Bank Product Provider arising from Bank Products; provided, that, for the avoidance of doubt, in order for any Indebtedness or other obligations to constitute “Bank Product Obligations”, the applicable Bank Product Provider and the Borrower Agent must have provided the notice required pursuant to the definition of Bank Product Provider, unless the applicable Bank Product Provider is the Administrative Agent or one of its Affiliates.

“Bank Product Provider” means any Lender or any of its Affiliates; provided that no such Person (other than the Administrative Agent or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until the applicable Lender (or Affiliate, as the case may be) and the Borrower Agent shall have each provided written notice to the Agent of (i) the existence of such Bank Product; (ii) the maximum dollar amount of the obligations arising under such Bank Product (which amount may be changed from time to time, except as provided below, by such Lender (or Affiliate, as the case may be) and the Borrower Agent by delivering written notice to the Agent); and (iii) the methodology to be used by such parties in determining the Bank Product Obligations owing with respect thereto from time to time; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Reserve” means the aggregate amount of reserves established by the Agent from time to time in its Permitted Discretion (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as that title may be amended from time to time, or any successor statute.

“Base Rate” means, for any period, a fluctuating interest rate per annum at all times equal to the greatest of: (i) the Federal Funds Rate plus one-half of one percent (0.50%), (ii) the Prime Rate, and (iii) BBA LIBOR plus two percent (2.00%) per annum. If, for any reason, the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain BBA LIBOR, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (iii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

Any change in the Base Rate due to a change in the Prime Rate or BBA LIBOR shall be effective on the effective date of such change in the Prime Rate or BBA LIBOR, respectively, automatically and without notice to any Person. Notwithstanding anything in this Agreement to the contrary, if the Base Rate determined as provided above would be less than zero percent (0.0%), then the Base Rate shall be deemed to be zero percent (0.0%).

“Base Rate Advance” means each portion of the Loans that bears interest as provided in Section 4.1(a).

“BBA LIBOR” means the London Interbank Offered Rate for a term of one (1) month administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of the rate), as reported on the Reuters Screen LIBOR 1 page (or another commercially available source reporting such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. (London time) on the date of determination, provided that if more than one rate is reported on such service, the applicable rate shall be the arithmetic mean of all such rates, as determined by the Agent.

“Blocked Account” and “Blocked Accounts” have the respective meanings specified in Section 2.7.

“Borrower Agent” means TTD.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph.

“Borrowing” has the meaning specified in Section 2.3(a).

“Borrowing Base” means, as of any date of determination, the result of:

(a) the sum of:

(i) up to ninety percent (90%) of the Value of Eligible Domestic Level I Receivables; plus

(ii) the sum of (A) up to ninety percent (90%) of the Value of Eligible Foreign Subsidiary Receivables, plus (B) up to eighty-five percent (85%) of the Value of Eligible UK Receivables; provided that in no event shall the aggregate amount under this clause (ii) comprise more than fifteen percent (15%) of the Borrowing Base; plus

(iii) up to eighty-five percent (85%) of the Value of Eligible Domestic Level II Receivables; minus

(b) the aggregate amount of all Reserves.

“Borrowing Base Certificate” has the meaning specified in Section 7.11(e).

“Borrowing Date” means the date on which a Borrowing is obtained.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York or Los Angeles, California are required or permitted by law to close. When used in connection with any LIBOR Rate Advance, a Business Day shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Plan” means a business plan of the Loan Parties and their Subsidiaries, consisting of consolidated projected balance sheets, income statements, related cash flow statements and related profit and loss statements, and availability forecasts, together with appropriate supporting details and a statement of the underlying assumptions and a projection of Excess Availability, which covers the period from the first day of the fiscal year in which such business plan is delivered pursuant to Section 7.11(b) through the Termination Date, and which is prepared on a monthly basis.

“Canadian Dollars” or “Cdn$” means the lawful currency of Canada.

“Capital Expenditures” means expenditures for any fixed or capital assets or additions to property, plant or equipment (in each case, including improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year) and shall include all payments in respect of Capitalized Lease Obligations, in each case which should be capitalized on the balance sheet of a Person in accordance with GAAP (excluding (i) normal replacements and maintenance which are properly charged to current operations, (ii) expenditures which are contractually required to be, and are, reimbursed in cash by an unrelated third party to any Loan Party or any of their respective Subsidiaries during such period of calculation, (iii) expenditures made to consummate one or more Permitted Acquisitions to the extent such expenditures would be required to be accounted for as capital expenditures in accordance with GAAP, and (iv) capitalized interest). For purposes of this definition, the purchase price of equipment that is purchased substantially simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease Obligations” means any lease which, under GAAP, is or will be required to be capitalized on the books of the lessee, taken at the amount thereof accounted for as Indebtedness (net of Interest Expense) in accordance with GAAP.

“Cash Dominion Period” means the period (i) commencing on the date that (x) an Event of Default occurs or (y) Excess Availability is less than the greater of (A) Fifteen Million Dollars ($15,000,000) and (B) twelve and one-half percent (12.5%) of the lesser of (1) the Borrowing Base then in effect and (2) the Aggregate Revolving Credit Commitment as of such date, and (ii) continuing until a period of sixty (60) consecutive days has elapsed during which at all times (A) no Event of Default shall exist and (B) Excess Availability has equaled or exceeded the greater of (1) Fifteen Million Dollars ($15,000,000) and (2) twelve and one-half percent (12.5%) of the lesser of (A) the Borrowing Base then in effect and (B) the Aggregate Revolving Credit Commitment then in effect.

“Cash Equivalents” means (i) securities issued, guaranteed or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired, issued by (A) a Lender or its Affiliates; (B) any U.S. federal or state chartered commercial bank of recognized standing which has capital and unimpaired surplus in excess of $250,000,000; or (C) any bank or its holding company that has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iii) repurchase agreements and reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clauses (i) and (ii) above and entered into only with commercial banks having the qualifications described in clause (ii) above or such other financial institutions with a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Ratings Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; (iv) commercial paper, other than commercial paper issued by the Borrowers or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and (v) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $250,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.

“Cash Management Services” means any one or more of the following types of services or facilities (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or “group” or of any subsidiary of any such “person” or “group” and any “person” or “group” acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more, of the Voting Interests of TTD, (ii) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of TTD shall cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board of equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) TTD fails to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party, except where such failure is as a result of a transaction permitted under the Loan Documents, or (iv) a change in control or similar event with respect to any Loan Party, as defined or described under any indenture or agreement in respect of Material Indebtedness to which any Loan Party is a party, shall have occurred.

“Citibank” has the meaning specified in the introductory paragraph.

“Closing Date” means the date of execution and delivery of this Agreement.

“Collateral” means all accounts, Receivables, chattel paper, commercial tort claims (including those described on Schedule 3.4(a), as such Schedule may be amended by written notice from the Borrower Agent to the Agent pursuant to the terms of Section 3.4(a)), deposit accounts, equipment, farm products, fixtures, general intangibles, payment intangibles, inventory, Intellectual Property, investment property, letter-of-credit rights, instruments, documents, supporting obligations, Pledged Interests, securities accounts, books and records, cash, Cash Equivalents, real estate, and all other personal property of each Loan Party, and in each case, products and proceeds (including insurance proceeds) of the foregoing. Notwithstanding the foregoing, “Collateral” shall not include any Excluded Property.

“Collateral Access Agreements” means a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman or processor in possession of any Collateral or on whose property any Collateral is located in form and substance reasonably satisfactory to the Agent.

“Collateralization” and “Collateralize” each means, (i) with respect to any Letter of Credit, the deposit by the Borrowers in a cash collateral account established and controlled by or on behalf of the Agent of an amount equal to one hundred five percent (105%) of the undrawn amount of such Letter of Credit or, if the Agent and the Letter of Credit Issuer shall agree in their reasonable discretion, the provision of other credit support, in each case, pursuant to documentation in form and satisfactory reasonably satisfactory to the Agent and the Letter of Credit Issuer, and (ii) with respect to any Bank Product Obligation, the deposit by the Borrowers in a cash collateral account established and controlled by or on behalf of the Agent of an amount equal to one hundred five percent (105%) of the amount of such Bank Product Obligation as reasonably determined by the Agent to be sufficient to satisfy the estimated credit exposure with respect to such Bank Product Obligation at such time, pursuant to documentation in form and satisfactory reasonably satisfactory to the Agent and the applicable Bank Product Provider.

“Collections” means all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of Receivables of the Loan Parties and any other payments received by the Loan Parties with respect to any Collateral.

“Commitments” means, collectively, the Revolving Credit Commitments and any other commitments that the Lenders may from time to time make to the Borrowers pursuant hereto for the extension of any credit or other financial accommodation (but excluding any Bank Products Obligations).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute, and all regulations and guidelines promulgated thereunder

“Compliance Certificate” has the meaning specified in Section 7.11(d).

“Consolidated Fixed Charge Coverage Ratio” means, for any period, with respect to the Loan Parties and their Subsidiaries, on a consolidated basis, as of the date of determination thereof, the ratio of (i) EBITDA for such period, minus the sum for such period, without duplication, of (A) without limitation of the restrictions specified in Section 8.10, all dividends, redemptions, repurchases or other distributions paid or payable in cash on account of a Borrower’s Equity Interests during such period, plus (B) all Capital Expenditures paid or payable during such period other than Capital Expenditures financed with the proceeds of Indebtedness (other than proceeds of Loans), plus (C) all cash taxes paid during such period, to (ii) the sum of (A) all principal amounts of Indebtedness (including Indebtedness to the Lenders to the extent such amounts may not be reborrowed) paid or payable during such period, plus (B) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lenders) paid or payable during such period.

“Contingent Obligation” means any direct, indirect, contingent or non-contingent guaranty or obligation for the Indebtedness of another Person, except endorsements in the ordinary course of business.

“Continuation” has the meaning specified in Section 2.3(b).

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Agent, among one or more of the Loan Parties, the Agent and the applicable securities intermediary or depository bank with respect to the applicable Securities Account and related investment property or deposit account, as the case may be.

“Convert,” “Conversion” and “Converted” each refers to conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(c).

“Copyrights” means (i) any and all copyright rights in any works subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise, (ii) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United

States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule 6.1(w); (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (iv) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Covenant Testing Period” means a period (i) commencing on the last day of the final month of the fiscal quarter most recently ended prior to the occurrence of a Covenant Trigger Event for which the Borrowers were required to deliver to the Agent Financial Statements pursuant to the terms of this Agreement, and (ii) continuing until a period of sixty (60) consecutive days has elapsed from the date of the occurrence of such Covenant Trigger Event during which period at all times Excess Availability has equaled or exceeded the greater of (A) Fifteen Million Dollars ($15,000,000) and (B) twelve and one-half percent (12.5%) of the lesser of (1) the Borrowing Base then in effect and (2) the Aggregate Revolving Credit Commitment then in effect.

“Covenant Trigger Event” means the occurrence at any time of the failure of the Borrowers to have Excess Availability in an amount of at least the greater of (i) Fifteen Million Dollars ($15,000,000) and (ii) twelve and one-half percent (12.5%) of the lesser of (A) the Borrowing Base then in effect and (B) the Aggregate Revolving Credit Commitment as of such date.

“Default” means any of the events specified in Section 10.1, which, with the giving of notice of lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default.

“Defaulting Lender” any Lender that, as determined by the Agent, (i) has failed to perform any funding obligations hereunder, including in respect of the making of Revolving Credit Loans, the settlement of any Swingline Loans, Protective Advances or Overadvances, or the funding of any risk participations in Letters of Credit and such failure is not cured within three (3) Business Days; (ii) has notified the Agent, any other Lender or any Loan Party that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (iii) has failed, within three (3) Business Days following request by Agent or the Borrower Agent, to confirm in a manner satisfactory to the Agent or the Borrower Agent that such Lender will comply with its funding obligations hereunder; (iv) has become the subject of a Bail-In Action; or (v) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Event or taken any action in furtherance thereof; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.

“Designated Closing Date MSA” means each MSA existing on the Original Closing Date and identified on Schedule 1.1 attached hereto

“Dilution” means, as of any date of determination, an amount, expressed as a percentage, equal to (i) the Dollar amount of non-cash reductions to the Borrowers’ Receivables, including bad debt write-downs, discounts, volume rebates, credits, or other dilutive items during the most recently ended period of twelve (12) fiscal months, divided by (ii) the Borrowers’ billings with respect to Receivables during such period.

“Dilution Reserve” means an amount determined from time to time by the Agent in its Permitted Discretion as a reserve for Dilution in excess of, (i) in the case of Dilution applicable to Eligible Domestic Level I Receivables or Eligible Foreign Subsidiary Receivables, two percent (2.0%), and (ii) in the case of Dilution applicable to Eligible UK Receivables or Eligible Domestic Level II Receivables, five percent (5.0%).

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) mature automatically or are mandatorily redeemable (other than solely for Equity Interests issued by TTD (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) are redeemable at the option of the holder thereof (other than solely for Equity Interests issued by TTD (and not by one or more of its Subsidiaries) that are not Disqualified Equity Interests), in whole or in part, (iii) provide for the scheduled payments of dividends in cash that are payable without further action or decision of TTD, or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Termination Date.

“Disqualified Institution” means, on any date, (i) any Person designated by the Borrower Agent as a “Disqualified Institution” by written notice delivered to the Agent (A) on or prior to the Original Closing Date or (B) after the Original Closing Date, and such designation is consented to by the Agent (such consent not to be unreasonably withheld or delayed) and (ii) in the case of each Persons identified pursuant to the foregoing clause (i), any of their Affiliates that are either (A) identified in writing to the Agent by the Borrower Agent from time to time or (B) clearly identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (ii), Affiliates that are bona fide debt funds); provided, that no designation of any Person as a Disqualified Institution shall retroactively disqualify any assignments or participations made to, or information provided to, such Person before it was designated as a Disqualified Institution, and such Person shall not be deemed to be a Disqualified Institution in respect of any assignments or participations made to such Person prior to the date of such designation. Upon inquiry by any Lender to the Agent, the Agent shall be permitted to provide the list of Disqualified Lenders to such Lender.

“Documentation Agent” means East West Bank, a California banking corporation, in its capacity as documentation agent hereunder.

“Dollars” and the sign “$” means freely transferable lawful currency of the United States of America.

“Domestic Investment Grade Entity” means an Entity that (a) is organized under the laws of the United States, any state thereof or the District of Columbia, or under the laws of one of the provinces or territories of Canada (excluding Quebec) and (b) has a credit rating of BBB- or higher by Standard & Poor’s Ratings Services or Baa3 or higher by Moody’s Investors Service, Inc.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“EBITDA” means, for any period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis (i) net income (as that term is determined in accordance with GAAP) for such period, plus (ii) the amount of depreciation and amortization of fixed and intangible assets deducted in determining such net income for such period, plus (iii) all Interest Expense and all fees for the use of money or the availability of money, including commitment, facility and like fees and charges upon Indebtedness (including Indebtedness to the Lender) paid or payable during such period, without duplication, plus (iv) all tax liabilities paid or accrued during such period, without duplication, plus (v) non-cash compensation expenses arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements, less the amount of any such expense when paid in cash to the extent not deducted in the computation of net income, plus (vi) non-cash warrant expenses, less the amount of any such expense when paid in cash to the extent not deducted in the computation of net income, plus (vii) any fees, expenses or charges (including expenses, charges and fees paid to Agent and Lenders) incurred in connection with the negotiation, execution, delivery, performance and administration of the Bank Product Agreements and Loan Documents (including in connection with any waiver, amendment, supplementation or other modification thereto), plus (viii) any non-recurring fees, expenses, or charges incurred in connection with the Qualified IPO in an aggregate amount not to exceed $4,326,000 during the term of this Agreement, plus (ix) any fees, expenses or charges incurred in connection with mergers, acquisitions, restructurings or dispositions permitted by this Agreement in an aggregate amount not to exceed $2,000,000 during any consecutive twelve (12) month period, less (x) the amount of all gains (or plus the amount of all losses) realized during such period upon the sale or other disposition of property or assets that are sold or otherwise disposed of outside the ordinary course of business that is included in the calculation of net income for such period. Notwithstanding the foregoing, the EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis for the fiscal quarters ended December 31, 2016, September 30, 2016, June 30, 2016, and March 31, 2016 shall be $28,830,106, $16,937,497, $16,198,336 and $4,327,211, respectively.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender or any Affiliate thereof; (ii) a commercial bank organized or licensed under the laws of the United States or a state thereof having total assets in excess of $1,000,000,000; (iii) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000; or (iv) a savings and loan association or savings bank organized under the laws of the United States or a state thereof which has a net worth, determined in accordance with GAAP, in excess of $500,000,000; provided, that (A) none of the Owners, any Loan Party or any of their respective Affiliates shall qualify as an Eligible Assignee, (B) neither a natural person or a Defaulting Lender shall qualify as an Eligible Assignee, (C) each Eligible Assignee under clauses (ii) through (iv) hereof shall be reasonably acceptable to and subject to the consent of the Agent (not to be unreasonably withheld), (D) so long as no Event of Default has occurred and is continuing, a Disqualified Institution shall not qualify as an Eligible Assignee, and (E) nothing herein shall restrict or require the consent of any Person to the pledge by any Lender of all or any portion of its rights and interests under this Agreement, its Notes or any other Loan Document to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law.

“Eligible Domestic Level I Receivables” means Eligible Receivables as to which at least one of the following shall apply: (i) the account debtor with respect to such Receivables is a Domestic Investment Grade Entity; (ii) payment thereof is secured under a letter of credit from a bank and on terms, in each case, acceptable to the Agent, in its Permitted Discretion, which has been insured or assigned to the Agent and on which the Agent otherwise has a first priority perfected Lien; or (iii) non-payment thereof for credit reasons is insured by credit insurance from an insurer and having terms of coverage, in each case, acceptable to the Agent, in its Permitted Discretion, and on which the Agent is named “lenders loss payee”.

“Eligible Domestic Level II Receivables” means Eligible Receivables not constituting Eligible Domestic Level I Receivables; provided that the sale or rendition of services is to an account debtor domiciled in the United States of America or Canada (excluding Quebec), and (if not a natural person) organized under the laws of the United States or any political subdivision thereof or one of the provinces or territories of Canada (excluding Quebec).

“Eligible Foreign Subsidiary Receivables” means Receivables that do not qualify as Eligible Receivables solely because the sale or rendition of services is to an account debtor not domiciled in the United States of America or Canada (excluding Quebec) or (if not a natural person) not organized under the laws of the United States or Canada (excluding Quebec), but as to which (a) the account debtor with respect to such Receivables is a foreign subsidiary of a Domestic Investment Grade Entity and (b) such Receivables are invoiced and collected in the United States of America.

“Eligible Receivables” means and includes all unpaid Receivables owned by a Borrower which (x) arise out of a bona fide sale of goods or rendition of services of the kind ordinarily sold or rendered by such Borrower in the ordinary course of its business with respect to which an invoice reflecting a true and correct statement of a bona fide Indebtedness in the amount of the Receivable has been issued and sent on a timely basis by such Borrower to the account debtor, (y) comply with each of the representations and warranties respecting Eligible Receivables made in the Loan Documents, and (z) are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Agent in its Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which the Agent becomes aware after the Original Closing Date, including any field examination or appraisals performed by (or on behalf of) the Agent from time to time after the Original Closing Date. Without limitation of the foregoing, no Receivable shall be an Eligible Receivable:

(i) unless such Receivable constitutes the legal, valid and binding obligation of the account debtor, enforceable in accordance with its terms;

(ii) if the account debtor is, or is controlled by, an Affiliate of any Loan Party, or an employee, officer or director of any Loan Party or any Affiliate of any Loan Party;

(iii) if the amount payable in respect of such Receivable is the subject of renegotiation or redating;

(iv) unless the Agent has a perfected first priority Lien thereon and such Receivable is otherwise free and clear of any Lien in favor of any Person other than Permitted Liens;

(v) if (A) the goods giving rise to such Receivable have not been shipped and billed to the account debtor or (B) the services giving rise to such Receivable have not been performed and billed to the account debtor;

(vi) if such Receivable is more than one hundred twenty (120) days past the date of the original invoice therefor;

(vii) if a Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, including any “sale on approval,” “sale or return,” “guaranteed sale” or sale on consignment, or a Borrower’s right to receive payment is subject to any right of rescission, repurchase or reclamation;

(viii) if the sale arises from any “bill and hold” or other sale of goods which remain in a Borrower’s possession or under such Borrower’s control;

(ix) if and to the extent the invoiced amount consists of or includes interest payments, late charges, finance charges or service charges owing to a Borrower, but only to the extent of such payments or charges;

(x) if the terms of sale are “cash on delivery” or “cash before delivery”;

(xi) if the account debtor or any Affiliate of the account debtor has disputed liability or has asserted a right of setoff, defense or counterclaim or has made any other claim with respect to any other Receivable due from such account debtor or Affiliate to a Borrower, solely to the extent of the amount of such dispute or claim, or the amount of such actual or asserted right of setoff, defense, counterclaim or other claim, as the case may be;

(xii) if the account debtor has suspended business or is liquidating, dissolving or winding up its affairs, or the account debtor is insolvent, or a Borrower has received notice of an imminent Insolvency Event or a material impairment of the financial condition of the account debtor, or the account debtor or a material portion of such account debtor’s assets is the subject of an Insolvency Event, unless such account debtor has been provided with a debtor in possession credit facility pursuant to Section 364 of the Bankruptcy Code or a similar arrangement acceptable to the Agent, in its Permitted Discretion;

(xiii) to the knowledge of any Borrower, if the account debtor or any Affiliate of the account debtor has called a meeting of its creditors to obtain any general financial accommodation;

(xiv) if the account debtor is also a supplier to, or creditor of, a Borrower, or is otherwise a “contra” account, whether in respect of contractual allowances with respect thereto, audit adjustments, anticipated discounts or otherwise, but only to the extent of the aggregate amount owed (or anticipated to be owed) by the Borrowers to the account debtor in respect thereto;

(xv) if fifty percent (50%) or more of the aggregate balance of the Receivables of any account debtor and its Affiliates owing to the Borrowers are deemed ineligible under clause (vi) above;

(xvi) if the account debtor is the United States of America or any department, agency or instrumentality thereof, unless a Borrower assigns its right to payment under such Receivable to the Agent as collateral hereunder in full compliance with (including, without limitation, the filing of a written notice of the assignment and a copy of the assignment with, and receipt of acknowledgment thereof by, the appropriate contracting and disbursing offices pursuant to) the Assignment of Claims Act of 1940, as amended (U.S.C. § 3727; 41 U.S.C. § 15);

(xvii) if when aggregated with all other Eligible Receivables owing by the same account debtor (including, for this purpose, Receivables owing by such account debtor’s Affiliates), such Receivable exceeds (i) in the case of Eligible Domestic Level I Receivables owing by an account debtor that is a Domestic Investment Grade Entity, thirty percent (30%) of aggregate Eligible Receivables, or (ii) in the case of all other Eligible Receivables, twenty-five percent (25%) of aggregate Eligible Receivables;

(xviii) if such Receivable is evidenced by a judgment or by an instrument or chattel paper;

(xix) if such Receivable represents a progress billing or retainage or if the obligation of the account debtor to pay is subject to a Borrower’s completion of further performance or is subject to the equitable lien of any surety bond insurer, but only to the extent or amount of such limitation;

(xx) if such Receivable is payable in any currency other than Dollars or Canadian Dollars; provided that Eligible UK Receivables may also be payable in GBP;

(xxi) if the account debtor is located in any State (or Province or Territory of Canada) that requires a creditor to file a business activity report or similar document, or to qualify to do business in such jurisdiction in order to bring suit in such jurisdiction to recover on such Receivable unless the relevant Borrower (A) had filed and has maintained effective a current notice of business activities or similar documents with the appropriate office or agency of the applicable jurisdictions or qualified to do business therein as applicable for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or cost, or (B) was and has continued to be exempt from such filing and has provided the Agent with satisfactory evidence thereof;

(xxii) if such Receivable is owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, and a field examination with respect to such Receivables, in each case, satisfactory to Agent in its Permitted Discretion, has not been completed; or

(xxiii) if the Agent believes, in its Permitted Discretion, the collection of such Receivable to be insecure or to be doubtful by reason of the account debtor’s inability or unwillingness to pay.

In calculating delinquent portions of Receivables under clause (vi) above, credit balances more than one hundred twenty (120) days old will be excluded. For avoidance of doubt, any Receivable that is not, or ceases to be, an Eligible Receivable, at any time, nevertheless shall be at all times part of the Collateral.

“Eligible UK Receivables” means Receivables that do not qualify as Eligible Receivables solely because the sale or rendition of services is to an account debtor not domiciled in the United States of America or Canada (excluding Quebec), (if not a natural person) not organized under the laws of the United States or Canada (excluding Quebec), but as to which (i) the account debtor with respect to such Receivables is domiciled in, and organized under any of the laws of the United Kingdom of Great Britain and Northern Ireland, and (ii) such Receivables are invoiced and collected in the United States.

“Entity” for each Loan Party (other than an individual), means its status, as applicable, as a corporation, limited liability company or limited partnership.

“Environmental Laws” means all applicable federal, state and local statutes, laws (including common or case law), rulings, regulations or governmental, administrative or judicial policies, directives, orders or interpretations applicable to the business or property of a Person relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

“Equity Interests” means (i) in the case of a corporation, its capital stock, (ii) in the case of a limited liability company, its membership interests or units, and (iii) in the case of a limited partnership, its general and limited partnership interests, including in each case, all of the following rights relating to such Equity Interests, whether arising under the Governing Documents of the Entity issuing such Equity Interests or under any applicable law of such Entity’s jurisdiction of organization or formation: (x) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (y) all voting rights and rights to consent to any particular actions by the applicable issuer; and (z) all management rights with respect to such issuer, but, in each case, excluding any debt security convertible into, or exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity that, together with a Borrower, is required to be treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, for purposes of provisions relating to Section 412 of the Code, Sections 414(m) or (o) of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means the occurrence of any of the events specified in Section 10.1.

“Excess Availability” means, as of any date, the amount (if any) as of such date by which (i) the lesser of (A) the Aggregate Revolving Credit Commitment or (B) the Borrowing Base then in effect, exceeds (ii) the sum on such date of (A) the aggregate principal amount of all Revolving Credit Loans (inclusive of Swing Loans) then outstanding, plus (B) the aggregate undrawn amount of all unexpired Letters of Credit then outstanding, plus (iii) the aggregate amount of all accounts payable then owing by the Borrowers that are more than sixty (60) days past the final due dates for their payment pursuant to the terms thereof, plus (iv) Lender Group Expenses for which the Borrowers are liable under the Loan Documents but which have not been paid or charged to the Borrowers’ Loan Account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Revolving Loans” has the meaning set forth in Section 2.1(a).

“Excluded Property” means (i) Equity Interests of any Foreign Subsidiary held by any Loan Party, except to the extent that such Equity Interests represent no more than 65% of a first-tier Foreign Subsidiary; (ii) any rights or interest in any contract, lease, permit, license, franchise, charter, authorization or license agreement covering real or personal property of any

Loan Party if under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, franchise, charter, authorization or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, franchise, charter, authorization or license agreement has not been obtained (provided, that (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, franchise, charter, authorization or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of the Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests (including any Receivables or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, franchise, charter, authorization, license agreement, or Equity Interests); (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) all leasehold Real Property interests; (v) all fee simple Real Property interests having a fair market value (as determined in good faith by the Borrower Agent) less than $2,000,000 on a per property basis, and any fee-owned Real Property that is subject to a Permitted Lien of the type described in clause (v)(B) of the definition thereof; (vi) motor vehicles and other assets subject to certificates of title; (vii) any demand deposit account, securities account, commodity account or other deposit account of any Loan Party (and all cash, Cash Equivalents and other securities or instruments credited thereto or deposited therein) that is used solely and exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees; and (viii) to the extent applicable law requires that a Subsidiary of a Loan Party issue directors’ qualifying shares, nominee shares or similar shares which are required by applicable law to be held by Persons other than the Loan Parties, such qualifying shares, nominee shares or similar shares held by Persons other than Loan Parties.

“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation (after giving effect to Section 12.29). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (iv) any withholding Taxes imposed under FATCA.

“FATCA” mean Sections 1471 and 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it, as determined in good faith by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Fee Letter” means the fee letter dated December 15, 2015, between TTD and the Agent concerning the undertakings by the Agent set forth in this Agreement.

“Financial Covenant” means the covenant set forth in Article IX.

“Financial Statements” means, with respect to the Borrowers and their Subsidiaries, as applicable pursuant hereto, the balance sheets, profit and loss statements and statements of cash flow, if any, of the Borrowers and their Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices and, except in the case of annual audited Financial Statements, a comparison in reasonable detail to (i) the projected balance sheets, profit and loss statements and statements of cash flow set forth in the Business Plan for the same year-to-date and month periods and (ii) the balance sheets, profit and loss statements and statements of cash flow, for the same year-to-date and month periods of the immediately preceding year.

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Exposure” means a Defaulting Lender’s Pro Rata Share of reimbursement obligations under Letters of Credit, except to the extent allocated to other Lenders under Section 2.12.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination. Notwithstanding anything to the contrary in this definition or in this Agreement, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Original Closing Date, only those leases that would result or would have resulted in Capitalized Lease Obligations or Capital Expenditures on the Original Closing Date will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“GBP” or “£” means lawful money of the United Kingdom of Great Britain and Northern Ireland.

“Governing Body” means (i) in the case of a corporation, its board of directors or shareholders, (ii) in the case of a limited liability company, its managers or members, and (iii) in the case of a limited partnership, its general partner(s), or in each case, another comparable governing body of the applicable Entity.

“Governing Documents” means (i) in the case of a corporation, its articles (or certificate) of incorporation and bylaws, (ii) in the case of a limited liability company, its articles (or certificate) of organization (or formation) and its operating agreement, and (iii) in the case of a limited partnership, its articles (or certificate) of limited partnership and its limited partnership agreement, or in each case, another comparable governing document of the applicable Entity.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Guarantor Security Agreement” means any security agreement executed by a Guarantor in favor of the Agent, in form and substance reasonably satisfactory to the Agent, pursuant to which such Guarantor shall grant, or purport to grant, a first priority Lien in favor of the Agent in the Collateral owned by such Guarantor, as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantors” means each Borrower, as to the other Borrowers, and each other Person that guarantees, in whole or in part, the Obligations at any time hereafter.

“Guaranty” means any guaranty agreement executed by a Guarantor, in form and substance reasonably satisfactory to the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means any and all pollutants, contaminants and toxic, caustic, radioactive and hazardous materials, substances and wastes including, without limitation, petroleum or petroleum distillates, asbestos or urea formaldehyde foam insulation or asbestos-containing materials, whether or not friable, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, that are regulated under any Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement. The term “Hedging Agreement,” as used herein, shall extend to and include, without limitation, any Swap Obligation.

“Increasing Lenders” shall have the meaning set forth in Section 2.16.

“Incremental Revolving Commitments” shall have the meaning set forth in Section 2.16.

“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, including funded and unfunded debt, (ii) all monetary obligations of such Person owing under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedging Agreement were terminated on the date of determination), (iii) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, in each case, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (iv) all Capitalized Lease Obligations, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), (vii) any Disqualified Equity Interests, (viii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, and (ix) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (i) through (viii) above. For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (B) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (1) if applicable, the limited amount of such obligations, and (2) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following: (i) such Person shall be adjudicated insolvent or bankrupt or institutes proceedings under the Bankruptcy Code or otherwise to be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (ii) such Person shall seek dissolution (other than in a transaction permitted by Section 8.3) or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (iii) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (iv) such Person shall file a voluntary petition under, or shall seek the entry of an order for relief under, any bankruptcy, insolvency or similar law, including the Bankruptcy Code (v) such Person shall take any corporate, limited liability company, partnership or similar act, as applicable, in furtherance of any of the foregoing, or (vi) such Person, or a substantial portion of its property, assets or business, shall become the subject of an involuntary proceeding or petition for (A) its dissolution or reorganization or (B) the appointment of a receiver, trustee, custodian or liquidator, and (1) such proceeding shall not be dismissed or stayed within sixty (60) days or (2) such receiver, trustee, custodian or liquidator shall be appointed; provided, however, that the Lenders shall have no obligation to make any Loans or cause to be issued any Letter of Credit during the pendency of any sixty-(60) day period described in sub-clause (1) above.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intellectual Property Security Agreement” means an intellectual property security agreement, in form and substance reasonably satisfactory to the Agent, pursuant to which each Loan Party that has rights in any Intellectual Property shall grant a specific security interest in its Intellectual Property as security for the Obligations, as amended, restated, supplemented or otherwise modified from time to time.

“Items of Payment” has the meaning set forth in Section 2.7.

“Intercompany License Agreement” means (i) that certain Intellectual Property License Agreement effective as of June 1, 2016, by and between the Borrower Agent and The Trade Desk Cayman and (ii) any other intercompany license agreement entered into by the Borrower Agent and a direct or indirect Foreign Subsidiary of the Borrower Agent, in form and substance reasonably acceptable to the Agent, pursuant to which the Borrower Agent shall grant such Foreign Subsidiary an exclusive license to use TTD’s Intellectual Property in jurisdictions outside of the United States and its territories.

“Intercompany Subordination Agreement” means (i) that certain Intercompany Subordination Agreement dated as of February 8, 2017, by and among TTD, The UK Trade Desk Ltd., The Trade Desk Cayman and the Agent and (ii) any other agreement among the Agent, the applicable Borrower or Subsidiary of the Borrower and the holder of any Indebtedness pursuant to which such Indebtedness is made subordinate in right of payment to Payment in Full of all Obligations on terms reasonably satisfactory to the Agent.

“Intercreditor Agreement” means a customary split collateral intercreditor agreement, in form and substance reasonably satisfactory to the Agent, in respect of the Term Loan Indebtedness.

“Interest Expense” means, for any period, all interest with respect to Indebtedness (including, without limitation, the interest component of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) determined in accordance with GAAP.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Advance, the first day of each month during any period in which such Advance is outstanding, (b) with respect to any LIBOR Rate Advance, the last day of the Interest Period applicable to the Borrowing of which such Advance is a part and, in the case of a LIBOR Rate Advance with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (c) with respect to any Loans, the Termination Date or such earlier date on which the Commitments are terminated.

“Interest Period” means the period commencing on the date of a LIBOR Rate Advance and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower Agent; provided, however, that (i) the Borrower Agent may not select any Interest Period that ends after the Termination Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one (1), two (2), three (3) or six (6) months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first, second, third or sixth month, as the case may be. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interests” has the meaning specified in Section 8.10.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Investment” in any Person means, as of the date of determination thereof, (i) any payment or contribution in or to such Person including, without limitation, property contributed to such Person for or in connection with the acquisition of any Equity Interests, bonds, notes, debentures or any other security of such Person or (ii) any loan, advance or other extension of credit or guaranty of or other surety obligation for any Indebtedness made to, or for the benefit of, such Person. In determining the aggregate amount of Investments outstanding at any particular time, (i) a guaranty (or other surety obligation) shall be valued at not less than the principal outstanding amount of the primary obligation; (ii) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (iii) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (iv) decreases in the market value shall not be deducted unless such decreases are computed in accordance with GAAP.

“Lender” and “Lenders” have the meaning specified in the introductory paragraph.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Agent, the Letter of Credit Issuer, and the Lenders, or any of them, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by the Agent in connection with transactions under any of the Loan Documents, (c) the Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries performed in connection with the transactions contemplated under the Loan Documents, (d) the Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by the Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Agent, the Letter of Credit Issuer and the Lenders, or any of them, to correct any default or enforce any provision of the

Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) fees and expenses of the Agent related to any field examinations, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.7(b), (h) the Agent’s and the Lenders’ reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, the Agent’s Liens in and to the Collateral, or the relationship of the Agent, the Letter of Credit Issuer, and the Lenders, or any of them, with any Loan Party or any of its Subsidiaries, (i) the Agent’s reasonable and documented costs and expenses (including reasonable attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending, waiving, or modifying the Loan Documents, and (j) the Agent’s and each Lender’s reasonable and documented costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral.

“Letter of Credit” means each letter of credit issued for the account of the Borrowers by the Letter of Credit Issuer under Section 2.13, and all amendments, renewals, extensions or replacements thereof.

“Letter of Credit Agreement” means the collective reference to any and all applications, reimbursement agreements and other agreements from time to time entered into by the Letter of Credit Issuer and the Borrowers, to be in form and substance reasonably satisfactory to the Letter of Credit Issuer, pursuant to which the Letter of Credit Issuer issues Letters of Credit for the account of the Borrowers in accordance with the terms of this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Letter of Credit Issuer” means the Bank and East West Bank, a California banking corporation.

“Letter of Credit Sublimit” means Fifteen Million Dollars ($15,000,000).

“LIBOR Rate” means, for the Interest Period for each LIBOR Rate Advance made as part of the same Borrowing, an interest rate per annum determined by the Agent in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate to be the prevailing rate per annum at which deposits in United States Dollars are offered to the Bank by first class banks in the London interbank market shortly after 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, or, if the LIBOR Rate becomes unavailable during any period in which credit is available to the

Borrowers, in the discretion of the Agent, the base, reference or other rate then designated by the Agent for general commercial loan reference purposes, it being understood that such rate is a reference rate, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto. If the Board of Governors of the Federal Reserve System (or any successor) imposes a LIBOR Reserve Percentage with respect to LIBOR deposits, then, the LIBOR Rate described in clause (ii) shall be the foregoing rate divided by 1 minus the LIBOR Reserve Percentage. Notwithstanding anything in this Agreement to the contrary, if the LIBOR Rate determined as provided above would be less than zero percent (0.0%), then the LIBOR Rate shall be deemed to be zero percent (0.0%).

“LIBOR Rate Advance” means each portion of the Loans that bears interest as provided in Section 4.1(b).

“LIBOR Reserve Percentage,” for any LIBOR Rate Advance, means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period.

“Lien” means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law. For the avoidance of doubt, “Lien” shall not include any non-exclusive license of Intellectual Property, operating lease, any capital lease in respect of Real Property permitted hereunder or an agreement to sell.

“Loan Account” has the meaning specified in Section 2.6.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Amendment Fee Letter, any Guaranty, the Security Documents, any Intercompany Subordination Agreement, the Subordination Agreement, any Intercreditor Agreement, each Lockbox Agreement, each Letter of Credit Agreement, and any other documents and instruments entered into, now or in the future, by any Loan Party or any of its Subsidiaries under or in connection with this Agreement (but specifically excluding Bank Product Agreements), as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means each Borrower and each Guarantor.

“Loans” means the loans and financial accommodations made by the Lenders hereunder or under this Agreement including, without limitation, the Revolving Credit Loans, the Swingline Loans, the Protective Advances and the Overadvances.

“Lockbox” and “Lockboxes” have the respective meanings set forth in Section 2.7.

“Lockbox Account” and “Lockbox Accounts” have the respective meanings set forth in Section 2.7.

“Lockbox Agreement” and “Lockbox Agreements” have the respective meanings set forth in Section 2.7.

“Master Services Agreement” or “MSA” means an agreement between a Loan Party and an Advertiser (or an agent on behalf of one or more Advertisers) pursuant to which such Advertiser (or an agent on its behalf) utilizes the services provided by such Loan Party to place one or more advertisements on a Media Outlet.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the Loan Parties, taken as a whole or (ii) the material impairment of (A) the Loan Parties’ ability to perform their payment obligations under the Loan Documents to which they are a party or (B) the ability of the Agent or the Lenders to enforce the Obligations or realize upon the Collateral, or (iii) a material impairment of the enforceability or priority of the Agent’s Liens with respect to all or a material portion of the Collateral other than any material impairment caused by any action or inaction of the Agent.

“Material Contract” means any agreement or arrangement to which a Loan Party is party (other than the Loan Documents) (i) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, (ii) that relates to Material Indebtedness, (iii) that constitutes a Material Vendor Contract or a Material Customer Contract, or (iv) that is a Designated Closing Date MSA.

“Material Customer Contract” means any Master Services Agreement or other agreement of any Loan Party with any customer that, together with all other such agreements with such customer and its Affiliates, involves aggregate consideration payable (or projected to be payable) to such Loan Party during any fiscal year in excess of 7.5% of the Loan Parties’ aggregate gross revenue for such period.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any Loan Party in an aggregate principal amount exceeding One Million Dollars ($1,000,000). For purposes of this definition, the “principal amount” of the obligations of any Loan Party in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, (i) each Borrower and (ii) each Subsidiary of a Borrower that, as of the end of the most recently ended fiscal quarter for which Financial Statements are required to be delivered pursuant to Section 7.11, (A) owns at least two and one-half percent (2.5%) of the consolidated total assets of the Loan Parties and their Subsidiaries as of such date, (B) generated at least two and one-half percent (2.5%) of the consolidated revenues of the Loan Parties and their Subsidiaries during such fiscal quarter, (C) is the owner of Equity Interests of any Subsidiary of a Borrower that otherwise constitutes a

Material Subsidiary as of such date, or (D) any group comprising Subsidiaries of a Borrower that each would not have been a Material Subsidiary under clauses (A), (B), or (C) but that, taken together, had revenues or total assets in excess of five percent (5.0%) of the consolidated revenues or total assets, as applicable, of the Loan Parties and their Subsidiaries.

“Material Vendor Contract” means any agreement of any Loan Party with any vendor or supplier that, together with all other such agreements with such vendor or supplier and its Affiliates, involves aggregate consideration payable (or projected to be payable) by such Loan Party during any fiscal year in excess of 7.5% of the Loan Parties’ aggregate gross purchases for such period.

“Media Funds Reserves” means those reserves that the Agent in its Permitted Discretion deems necessary or appropriate to establish and maintain with respect to Eligible Receivables arising under any Master Services Agreement which provides that (i) any payments contemplated under such Master Services Agreement in respect of the purchase from any Loan Party of the right to place advertisements on one or more Media Outlets are payable to any Person other than such Loan Party, or (ii) any portion of the amounts payable from the Advertiser or one or more of its agents to any Loan Party under such Master Services Agreement is required to be held in escrow or in trust, or otherwise turned over to, or held for the benefit of, any Advertiser, any Publisher, any SSP or any other Person.

“Media Outlet” means a website, mobile application, social media outlet, television station or network, radio station or network, or other medium (whether electronic or otherwise) where advertisements may be placed.

“Media Outlet Agreement” means an agreement between a Loan Party and a SSP, pursuant to which such SSP makes a Publisher’s inventory available for sale to such Loan Party for Loan Party’s goods and services, as amended, supplemented or otherwise modified from time to time.

“Money Laundering Laws” means all applicable statutes, laws, regulations and rules that may be enforced by any Governmental Authority relating to anti-money laundering statutes, laws, regulations and rules, including, but not limited to, the Bank Secrecy Act (31 U.S.C. §5311 et seq.).

“Mortgage” means each mortgage, deed of trust or security deed between the applicable Loan Party(ies) and the Agent, delivered in accordance with Section 3.4(a) of this Agreement, in form and substance reasonably satisfactory to the Agent, relating to the Real Property covered thereby, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower or any ERISA Affiliate has any liability, whether fixed or contingent.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.7 and (ii) has been approved by the Required Lenders.

“Notes” means the Revolving Credit Notes and the Swingline Note.

“Notice of Borrowing” has the meaning specified in Section 2.3(a).

“Notice of Continuation/Conversion” has the meaning specified in Section 2.3(b).

“Obligations” means and includes (a) all loans (including the Loans), advances (including the Advances), debts, liabilities, obligations, covenants and duties owing by the Loan Parties to (i) the Agent or the Lenders, or any of them, or any of their or its Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any other agreement executed in connection herewith or therewith, or (ii) the Agent or the Lenders, or any of them, or any of their or its Affiliates, of any kind or nature, present or future, whether or not evidenced by any note, guaranty, lease agreement or other instrument or agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit (including, without limitation, the Letters of Credit) or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, now existing or hereafter arising, and however acquired, and (b) all Bank Product Obligations. The term “Obligations” includes, without limitation, all interest (including interest accruing on or after an Insolvency Event, whether or not such interest constitutes an allowed claim), charges, Lender Group Expenses, commitment, facility, closing and collateral management fees, letter of credit fees, cash management and other fees, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to any of the Loan Parties under this Agreement, the Notes, the other Loan Documents, any Hedging Agreement, any agreement for Cash Management Services, or any other agreement in respect of any Bank Products. Notwithstanding the foregoing, the term “Obligations” (i) shall not include any Excluded Swap Obligations and (ii) shall be limited to those “Obligations” that arise out of or under the Loan Documents or the transactions contemplated thereby or that constitute Bank Product Obligations.

“Operating Account” means a deposit account of the Borrowers maintained at the Bank that the Borrower Agent designates in writing to the Agent on the Closing Date as the Borrowers’ “operating account” for purposes hereof in regard to the receipt and distribution of the proceeds any Borrowings, or such other deposit account of the Borrowers at the Bank as the Borrower Agent may from time to time subsequent to the Closing Date so designate in writing to the Agent as such account.

“Original Closing Date” means March 30, 2016.

“Original Loan and Security Agreement” has the meaning specified in the recitals hereto.

“Original Loan Documents” has the meaning specified in Section 12.30.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10 or Section 2.11).

“Overadvance” means, as of any date of determination, the amount by which the aggregate outstanding amount (without duplication) of the Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit is greater than the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Commitments, in any case, after giving effect to any Reserves applicable thereto.

“Owners” means the owners of the Equity Interests of the Borrowers from time to time.

“Participant” has the meaning specified in Section 12.7(f).

“Participant Register” has the meaning specified in Section 12.7(f).

“Patents” means patents and patent applications, including (i) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iii) the right to sue for past, present, and future infringements thereof, and (iv) all rights corresponding thereto throughout the world.

“Payment Conditions” means, at any time of determination with respect to a proposed payment to fund a Specified Transaction, that (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of such Specified Transaction, (b) Excess Availability (i) at all times during the thirty (30) consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (ii) after giving effect to such proposed payment and such Specified Transaction, in each case, is not less than 20% of the Aggregate Revolving Credit Commitment then in effect, and (c) the Borrowers shall have provided the Agent with calculations demonstrating that the Consolidated Fixed Charge Ratio of the Loan Parties and their Subsidiaries is greater than 1.25 to 1.00 for the four fiscal quarter period most recently ended for which Financial Statements are required to have been delivered to the Agent pursuant to Section 7.11 of this Agreement (calculated on a pro forma basis as if such proposed payment had been made and such Specified Transaction had been consummated, in each case, on the first day of the relevant period.

“Payment in Full” or “Paid in Full” (or words of similar import) means with respect to any Obligations, (i) the payment or repayment in full in cash of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to repaid or cash collateralized in the manner set forth in clauses (iii) and (iv) below), (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Collateralization, (iii) in the case of Bank Product Obligations (other than Bank Product Obligations arising from Hedging Agreements), providing Collateralization, (iv) in the case of Bank Product Obligations arising from Hedging Agreements, the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedging Agreements provided by the applicable Bank Product Provider), and (v) all Commitments related to such Obligations have expired or been terminated.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which a Borrower or any ERISA Affiliate sponsors or maintains, or to which it is making or is obligated to make contributions, or, solely in the case of a multiple employer plan (as described in Section 4063 or 4064(a) of ERISA), has made contributions at any time during the immediately preceding five (5) plan years.

“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound.

“Permitted Acquisition” means (i) any purchase or other acquisition of all or substantially all of the assets of (or any division or business line of) any other Person, or (ii) any purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) of all or substantially all of the Equity Interests of any other Person, in each case, so long as (A) the Payment Conditions are satisfied, (B) if the subject assets or Equity Interests, as applicable, are being acquired directly by a Loan Party, in connection therewith, the applicable Loan Party shall have complied with Section 7.20, and (C) the total consideration payable in respect of all Permitted Acquisitions (including the proposed acquisition and including, without limitation, all cash consideration, all Indebtedness for borrowed money payable to the seller in connection with such acquisition, all Acquired Indebtedness, all earn-outs and all deferred payment obligations) shall not exceed Fifty Million Dollars ($50,000,000) in the aggregate during any fiscal year of the Borrower Agent.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Hedging Agreement” means a Hedging Agreement made by a Borrower in the ordinary course of its business in accordance with the reasonable requirements of its business, and not for speculative purposes, provided that total notional amount of all such Permitted Hedging Agreements at any time does not exceed One Hundred Million Dollars ($100,000,000) in the case of all Hedging Agreements, and in any such case, and if the counterparty to such Permitted Hedging Agreement is not a Lender or an Affiliate of a Lender, such Permitted Hedging Agreement shall be unsecured (except for Permitted Liens of the type described in clause (xx) of the definition thereof).

“Permitted Holders” means each of: (i) the directors, executive officers and other management personnel of the Borrowers and their Subsidiaries on the Closing Date, (ii) any other holder of a direct or indirect Equity Interest in TTD that holds such interest as of the Original Closing Date and is disclosed to the Agent prior to the Original Closing Date, and (iii) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (i) and (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (i) and (ii), collectively, beneficially own Voting Stock representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of TTD (determined on a fully diluted basis but without giving effect to contingent voting rights not yet vested) then held by such group.

“Permitted Investments” has the meaning specified in Section 8.11.

“Permitted Liens” means the following:

(i) Liens created hereunder and by the Security Documents;

(ii) Liens securing Indebtedness permitted by Section 8.1(iii), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such assets or within 180 days after the acquisition or the completion of the construction or improvements thereof, (B) such Liens do not at any time encumber any assets other than the assets financed by such Indebtedness, and (C) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;

(iii) Liens on any property or asset of the Borrowers or their Subsidiaries existing on the Original Closing Date and set forth on Schedule 8.9 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (A) does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Original Closing Date and (B) does not encumber any property in any material manner other than the property that secured such original Indebtedness (or would have been required to secure such original Indebtedness pursuant to the terms thereof);

(iv) Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness permitted under Section 8.1(xii);

(v) (A) Liens securing Term Loan Indebtedness subject, at all times, to an Intercreditor Agreement, and (B) Liens on fee-owned Real Property securing Real Property Indebtedness, provided that (x) such Liens shall be created substantially simultaneously with the acquisition of such Real Property, (y) such Liens do not at any time encumber any assets other than the Real Property financed by such Real Property Indebtedness, and (z) the principal amount of Real Property Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing or improving such assets;

(vi) Liens securing judgments that do not constitute an Event of Default under Section 10.1 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which the applicable Borrower or Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(vii) Liens solely on any cash earnest money deposits made by the Borrowers or any Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment;

(viii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(ix) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested by a Borrower or the applicable Subsidiary in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP;

(x) Liens imposed by law, including landlord’s, carriers’, warehousemen’s. mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP, but excluding any Liens arising under Section 303(k) or 4068 of ERISA or Section 430(k) of the Internal Revenue Code;

(xi) (A) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, other than any Liens arising under 303(k) or 4068 of ERISA or Section 430(k) of the Internal Revenue Code, and (B) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrowers or any of their Subsidiaries;

(xii) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by a Borrower or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xiii) zoning restrictions, easements, encroachments, licenses, restrictions or covenants on the use of any Real Property which do not materially impair either the use of such Real Property in the operation of the business of the applicable Borrower or its Subsidiaries or the value of such Real Property;

(xiv) rights of general application reserved to or vested in any Governmental Authority to control or regulate any Real Property, or to use any Real Property in a manner which does not materially impair the use of such Real Property for the purposes for which it is held by a Borrower or any of its Subsidiaries;

(xv) any interest or title of a lessor or sublessor under any leases or subleases entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(xvi) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(xvii) leases or subleases, any licenses granted pursuant to an Intercompany License Agreement and non-exclusive licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Loan Parties, taken as a whole;

(xviii) Liens solely on any cash earnest money deposits made by a Borrower or any of its Subsidiaries in connection with any letter of intent or other agreement in respect of any Investment permitted by this Agreement;

(xix) Liens arising from precautionary Uniform Commercial Code financing statements;

(xx) Liens on cash collateral in an aggregate amount not to exceed $1,000,000 at any time and securing obligations arising under Permitted Hedging Agreements;

(xxi) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xxiii) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;

(xxiv) Liens on motor vehicles of the Loan Parties or any of their Subsidiaries granted in the ordinary course of business; and

(xxv) other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000;

provided, that except as provided in any one or more of clauses (i) through (v) above, the term “Permitted Liens” shall not include any Lien securing Indebtedness for borrowed money. The designation of a Lien as a Permitted Lien shall not limit or restrict the ability of the Agent to establish any Reserve relating thereto.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, joint stock company, association, corporation, institution, entity, party or government (including any division, agency or department thereof) or any other legal entity, whether acting in an individual, fiduciary or other capacity, and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA (and including any plan that is not subject to ERISA pursuant to Section 4(b)(4) thereof), which is maintained or contributed to by a Borrower or with respect to which a Borrower has any liability (whether actual or contingent).

“Pledged Companies” means each Person listed on Schedule 3.5 as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests are acquired or otherwise owned by any Loan Party after the Closing Date and is required to be pledged pursuant to Section 7.20.

“Pledged Interests” means all of each Loan Party’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Loan Party, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Interests Addendum” means a Pledged Interests Addendum to this Agreement or the Guarantor Security Agreement, in form and substance reasonably satisfactory to the Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate for loans denominated in Dollars at its office in New York, New York with each change in Prime Rate to be effective from and including the date on which such change is publicly announced as being effective.

“Prohibited Transaction” has the meaning specified in Section 6.1(x)(vi).

“Pro Rata Share” of any amount means, with respect to any Lender, a fraction (expressed as a percentage) (i) at any time before the Termination Date, the numerator of which is the aggregate Commitments of such Lender and the denominator of which is the aggregate amount of the Commitments of all the Lenders, and (ii) at any time on and after the Termination Date, the numerator of which is the aggregate unpaid principal amount of the Revolving Credit Loans made by such Lender and the denominator of which is the aggregate unpaid principal amount of all Revolving Credit Loans at such time. The initial Pro Rata Share of such Lender in respect of the Aggregate Revolving Loan Commitment and the Revolving Credit Loans is shall be as set forth opposite such Lender’s name on Annex A or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Protective Advance” has the meaning specified in Section 2.15.

“Publisher” means a Person that offers advertising inventory on a Media Outlet where such inventory is owned (prior to placement and sale of such inventory), controlled, maintained or managed by such Person.

“Qualification” or “Qualified” means, with respect to any report of independent public accountants covering Financial Statements, a material qualification to such report (i) resulting from a limitation on the scope of examination of such Financial Statements or the underlying data, (ii) as to the capability of a Borrower or any other Loan Party to continue operations as a going concern or (iii) which could be eliminated by changes in Financial Statements or notes thereto covered by such report (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would result in a Default or an Event of Default. Notwithstanding the foregoing, any report that is subject to a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered or anticipated (but not actual) shall not be deemed “Qualified” or issued with a “Qualification.”

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding Ten Million Dollars ($10,000,000) (or whatever greater or lesser sum as is then prescribed for such purposes under the Commodity Exchange Act) at the time that the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” means the equity issuance by TTD in connection with the underwritten primary public offering of its common stock pursuant to that certain registration statement filed with the Securities and Exchange Commission effective September 20, 2016, in accordance with the Securities Act of 1933, as amended.

“Real Property” means any real property owned or leased by a Borrower or any Subsidiary of a Borrower.

“Real Property Indebtedness” means Indebtedness of the Loan Parties consisting of non-recourse Indebtedness secured solely by the Real Property being financed by such Indebtedness, on terms and conditions reasonably satisfactory to the Agent; provided that (i) no Event of Default shall have occurred and be continuing at the time of, or would be caused by the incurrence of, such Indebtedness, and (ii) the aggregate principal amount of such Indebtedness shall not exceed, at any one time, the result of (A) Thirty Million Dollars ($30,000,000), minus (B) the aggregate principal amount of Term Loan Indebtedness then outstanding.

“Receivables” means all present and future accounts (as defined in Article 9 of the UCC), including, whether or not constituting “accounts” (as defined in the UCC), any rights to payment for the sale or lease of goods or rendition of services.

“Recipient” means (i) the Agent, or (ii) any Lender or (iii) any Letter of Credit Issuer, as applicable.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon, the fees and expenses incurred in connection therewith, any accrued and unpaid interest and by the amount of unfunded commitments with respect thereto, (ii) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially adverse to the interests of the Lenders, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are not less favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness in any material respect, (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, (v) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and (vi) if the Indebtedness that is refinanced, renewed, or extended was secured (A) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to the Agent or the Lenders and (B) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA, other than a reportable event for which the thirty-day notice requirement to the PBGC has been waived.

“Required Lenders” means (i) before the Termination Date, the Lenders holding more than fifty percent (50%) of the aggregate Commitments at such time and (ii) on and after the Termination Date, the Lenders holding more than fifty percent (50%) of the sum of (A) the aggregate unpaid principal amount of the Revolving Credit Loans at such time, plus (B) the aggregate undrawn amount of all unexpired Letters of Credit; provided, that (x) the Commitments and Revolving Credit Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (y) at any time there are two or more Lenders (who are not Affiliates of one another), “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of one another).

“Requirement of Law” means (i) the Governing Documents, (ii) any applicable law, treaty, rule, regulation, order or determination of an arbitrator, court or other Governmental Authority or (iii) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, or other right or approval binding on a Loan Party or any of its property.

“Reserves” means the sum (without duplication) of (i) any Bank Product Reserve; (ii) any Dilution Reserve; (iii) any Media Funds Reserves; and (iv) those other reserves that the Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(b), to establish and maintain (including, without limitation, reserves with respect to sums that any Loan Party or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay within thirty (30) days of the applicable due date thereof).

“Responsible Officer” means, with respect to any Loan Party, the chairman, president, chief executive officer, chief financial officer, chief operating officer, vice president, secretary, treasurer, controller or any other individual designated in writing to the Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Revolving Credit Commitment” means the commitment of each Lender to make Revolving Credit Loans and to participate in the making of Swingline Loans, Protective Advances, Overadvances and the risks of Letters of Credit pursuant hereto, subject to the terms and conditions set forth herein, in up to the maximum amount specified for such Lender on Annex A, as it may change from time to time pursuant to Section 2.16 and Section 12.7, and in a maximum aggregate amount not to exceed, as to all such Lenders, the Aggregate Revolving Credit Commitment.

“Revolving Credit Loans” has the meaning specified in Section 2.1(a).

“Revolving Credit Note” and “Revolving Credit Notes” have the respective meanings specified in Section 2.1(c).

“Secured Parties” mean the Agent, the Letter of Credit Issuer, the Lenders, and any Bank Product Providers.

“Security Documents” means this Agreement, any Guarantor Security Agreement, the Intellectual Property Security Agreement, each Mortgage (if any), any Control Agreement and any other agreement delivered in connection herewith which purports to grant a Lien in favor of the Agent or any other Secured Party to secure all or any of the Obligations.

“Settlement” has the meaning specified in Section 2.3(i).

“Settlement Date” has the meaning specified in Section 2.3(i).

“Solvent” means, when used with respect to any Person, that as of the date as to which such Person’s solvency is to be measured: (i) the fair saleable value of its assets is in excess of (A) the total amount of its liabilities (including contingent, subordinated, absolute, fixed, matured, unmatured, liquidated and unliquidated liabilities) and (B) the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured; (ii) it has sufficient capital to conduct its business; and (iii) it is able to meet its debts as they mature.

“Specified Event of Default” means any Event of Default under Section 10.1(a), Section 10.1(b) (solely with respect to Article 9), or Section 10.1(c).

“Specified Transaction” means any Permitted Acquisition, any Investment made pursuant to Section 8.11(iv), or repurchase, retirement or acquisition of Equity Interests of the Borrower Agent pursuant to Section 8.10(iv)(b).

“SSP” means a Person representing or managing a Publisher’s advertising inventory.

“State Licensing Laws” means all applicable statutes, laws, regulations and rules that may be enforced by any Governmental Authority of any State of the United States, relating to licensing or registration in connection with the sale or issuance of checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, and/or the transmission of funds by electronic or other means, and/or the sale or issuance of stored value cards or devices.

“Subordinated Debt” means unsecured Indebtedness of a Borrower or a Subsidiary of a Borrower incurred in connection with a bona fide equity financing that (i) is expressly subordinated and junior in right of payment to Payment in Full of all Obligations pursuant to a Subordination Agreement, (ii) does not require or permit any cash payment of interest in respect thereof, (iii) does not require any cash payment or prepayment of principal in respect thereof, or any cash redemption thereof, at any time prior the date that is 91 days after the Termination Date, and (iv) is otherwise reasonably satisfactory to the Agent.

“Subordination Agreement” means an agreement among the Agent, the applicable Borrower or Subsidiary of the Borrower and the holder of any Subordinated Debt, pursuant to which such Indebtedness is made subordinate in right of payment to Payment in Full of all Obligations on terms reasonably satisfactory to the Agent.

“Subsidiary” means, as to any Person, any Entity in which that Person directly or indirectly owns or controls more than fifty percent (50%) of the outstanding Voting Interests.

“Super Majority Lenders” means (i) before the Termination Date, the Lenders holding more than 66 2/3% of the aggregate Commitments at such time and (ii) on and after the Termination Date, the Lenders holding more than 66 2/3% of the sum of (A) the aggregate unpaid principal amount of the Revolving Credit Loans at such time, plus (B) the aggregate undrawn amount of all unexpired Letters of Credit; provided, that (x) the Commitments and Revolving Credit Loans of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders, and (y) at any time there are two or more Lenders (who are not Affiliates of one another), “Super Majority Lenders” must include at least two (2) Lenders (who are not Affiliates of one another).

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Loan” means any borrowing of Revolving Credit Loans funded with Swingline Lender’s funds pursuant to Section 2.3(h), until such Borrowing is settled among the Lenders pursuant to Section 2.3(h).

“Swingline Lender” means the Bank.

“Swingline Note” has the meaning given such term in Section 2.3(h).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Indebtedness” means Indebtedness of the Loan Parties consisting of a term loan facility, on terms and conditions reasonably satisfactory to the Agent; provided that (i) no Event of Default shall have occurred and be continuing at the time of, or would be caused by the incurrence of, such Indebtedness, (ii) the terms of such Indebtedness are not more restrictive than the terms and conditions of this Agreement and the other Loan Documents, unless the Borrowers enter into an amendment to this Agreement adding such additional restrictions, (iii) such Indebtedness shall mature after the Termination Date and may have an All-In Yield that is greater than the All-In Yield applicable to the Revolving Credit Loans and Commitments hereunder, (iv) such Indebtedness shall at all times be subject to an Intercreditor Agreement, and (v) the aggregate principal amount of such Indebtedness shall not exceed, at any one time, the result of (A) Thirty Million Dollars ($30,000,000), minus (B) the aggregate principal amount of Real Property Indebtedness Debt then outstanding.

“Termination Date” means the earlier of (i) the fifth (5th) annual anniversary of the Closing Date or (ii) the date of termination of the Commitments as provided for herein.

“Termination Event” means (i) a Reportable Event with respect to any Pension Plan; (ii) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (iii) a Borrower’s receipt of notice of intent to terminate a Pension Plan in a distress termination

(as described in Section 4041(c) of ERISA); (iv) the institution by the PBGC of proceedings to terminate a Pension Plan under Section 4042 of ERISA; (v) the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the filing of notice by the plan administrator of intent to terminate a Multiemployer Plan pursuant to Section 4041A of ERISA or any termination of a Multiemployer Plan pursuant to such section; (vii) the partial or complete withdrawal, within the meaning of Sections 4203 or 4205 of ERISA, of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (viii) a Borrower’s receipt of notice that a Multiemployer Plan is “insolvent” within the meaning of Section 4245(b) of ERISA; or (ix) the imposition of any liability under Title IV of ERISA, other than for premiums due but not delinquent, upon a Borrower or any ERISA Affiliate.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (A) all renewals thereof, (B) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (C) the right to sue for past, present and future infringements and dilutions thereof, (F) the goodwill symbolized by the foregoing or connected therewith, and (E) all rights corresponding thereto throughout the world.

“Type” means a Base Rate Advance or a LIBOR Rate Advance.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, then the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.11(f).

“U.S. Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“Value” means, in respect of Eligible Receivables, the gross face amount of such Receivables less without duplication for any reduction or deduction already made, the sum of (i) sales, excise or similar taxes included in the amount thereof and (ii) returns and credit, trade or volume or other discounts, claims, credits, charges and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

“Voting Interests” means Equity Interests having ordinary voting power for the election of the Governing Body of such Person.

“Withholding Agent” means any Loan Party and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of the Borrowers or any Subsidiary at “fair value,” as defined therein. All accounting determinations for purposes of determining compliance with the covenants contained herein shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower Agent (acting upon the request of the Borrowers) or the Agent (acting upon the request of the Required Lenders), the Borrowers, the Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrowers’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will be calculated as if no such Accounting Change had occurred until the effective date of such amendment. “Accounting Change” means (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (ii) any change in the application of GAAP by the Borrowers.

SECTION 1.3 UCC Terms. All terms used herein and defined in the UCC shall have the meanings given them therein unless otherwise defined herein. Without limitation of the foregoing, the terms “accounts,” “chattel paper,” “instruments,” “general intangibles,” “payment intangibles,” “commercial tort claims,” “securities,” “investment property,”

“documents,” “supporting obligations,” “deposit accounts,” “software,” “security entitlements,” “letter of credit rights,” “inventory,” “equipment”, “fixtures” and “proceeds” as and when used in the description of Collateral (and not otherwise capitalized and defined herein), shall have the meanings given to such terms in Articles 8 or 9 (as applicable) of the UCC.

SECTION 1.4 Other Terms; Headings. An Event of Default shall “continue” or be “continuing” unless and until such Event of Default has been cured or waived in writing by the Agent and the Required Lenders (or all Lenders, as applicable). The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) time of day means time of day New York, New York, except as otherwise expressly provided, and (vi) the “discretion” of the Agent, the Required Lenders or the Lenders means the sole and absolute discretion of such Person(s). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. All calculations of Value, making of Revolving Credit Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of the Borrowing Base and the Financial Covenant) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation and otherwise reasonably satisfactory to the Agent. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the knowledge of” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of the applicable Loan Party or knowledge that such Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

ARTICLE II.

THE CREDIT FACILITIES

SECTION 2.1 The Revolving Credit Loans.

(a) Revolving Credit Loans; Borrowing Base. Each Lender agrees (severally, not jointly or jointly and severally), subject to Section 2.5(a) and the other terms and conditions of this Agreement, to make revolving credit loans (together with the Swingline Loans, Protective Advances and Overadvances, the “Revolving Credit Loans”) to the Borrowers, from time to time from the Closing Date to but excluding the Termination Date, at the Borrower Agent’s request to the Agent, in an amount at any one time outstanding not to exceed the lesser of (i) such Lender’s Revolving Credit Commitment, or (ii) such Lender’s Pro Rata Share of an aggregate principal amount at any one time outstanding which, when combined with the aggregate undrawn amount of all unexpired Letters of Credit, does not exceed the lesser of (x) the Aggregate Revolving Credit Commitment and (y) the Borrowing Base at such time. On the Closing Date, all “Revolving Credit Loans” (as defined in the Original Loan and Security Agreement) outstanding under the Original Loan and Security Agreement (the “Existing Revolving Loans”) shall be converted into Revolving Credit Loans hereunder, it being understood that no repayment of the Existing Revolving Loans is being effected hereby, but merely an amendment, restatement, and renewal in accordance with the terms hereof. On the Closing Date, the Lenders shall effect a settlement (pursuant to Section 2.3(i) or as may otherwise be agreed upon by the applicable Lenders) of the Existing Revolving Loans so as to cause each Lender to hold its Pro Rata Share (calculated pursuant to clause (i) of such definition) thereof.

(b) The Agent, at any time in the exercise of its Permitted Discretion, may (i) establish and increase or decrease Reserves against Eligible Receivables, the Borrowing Base and the Aggregate Revolving Credit Commitment, (ii) reduce the advance rates against Eligible Receivables, or thereafter increase such advance rates to any level equal to or below the advance rates in effect on the Closing Date and (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of “Eligible Receivables.” The amount of any Reserve established by the Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Receivables, shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

(c) The Revolving Credit Loans made by each Lender may, at the request of such Lender, be evidenced by a single promissory note payable to the order of such Lender, substantially in the form of Exhibit A-1 (as amended, restated, supplemented or otherwise modified from time to time, a “Revolving Credit Note” and, collectively, the “Revolving Credit Notes”), executed by the Borrowers and delivered to such Lender, in a stated maximum principal amount equal to such Lender’s Revolving Credit Commitment.

(d) Payment. The Borrowers hereby promise to pay all of the Revolving Credit Loans and all other Obligations (including, without limitation, principal, interest, fees, costs, and expenses payable under this Agreement and the other Loan Documents) in full on the Termination Date or, if earlier, on the date on which the Revolving Credit Loans and the Obligations (other than Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. The Borrowers may borrow, repay and reborrow Revolving Credit Loans, in whole or in part, in accordance with the terms hereof prior to the Termination Date.

SECTION 2.2 [Reserved]

SECTION 2.3 Procedure for Borrowing; Notices of Borrowing; Notices of Continuation; Notices of Conversion.

(a) Borrowing. Each Borrowing of a Revolving Credit Loan (each, a “Borrowing”) shall be made on notice, given not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of a LIBOR Rate Advance, and not later than 2:00 p.m. (New York time) on the date of the proposed Borrowing in the case of a Base Rate Advance, by the Borrower Agent to the Agent; provided that any Borrowing made on the Closing Date must be made as a Base Rate Advance unless the Borrower Agent shall have given the notice required for a LIBOR Rate Advance under Section 2.3(d) and provided an indemnity letter extending the benefits of Section 4.10 to Lenders in respect of such Borrowing. Each such notice of a Borrowing shall be by telephone, confirmed immediately in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit B (a “Notice of Borrowing”), specifying therein the requested (i) date of such Borrowing, (ii) the Type of Advance comprising such Borrowing, (iii) the aggregate principal amount of such Borrowing and (iv) the Interest Period, in the case of a LIBOR Rate Advance.

(b) LIBOR Rate Advances. With respect to any Borrowing consisting of a LIBOR Rate Advance, the Borrower Agent may, subject to the provisions of Section 2.3(d) and so long as all the conditions set forth in Article V have been fulfilled, elect to maintain such Borrowing or any portion thereof as a LIBOR Rate Advance by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the Interest Period then ending. Each selection of a new Interest Period (a “Continuation”) shall be made by notice given not later than 2:00 p.m. (New York time) on the third Business Day prior to the date of any such Continuation by the Borrower Agent to the Agent. Such notice by the Borrower Agent of a Continuation shall be by telephone, confirmed immediately in writing (by electronic transmission or otherwise as permitted hereunder), substantially in the form of Exhibit C (a “Notice of Continuation/Conversion”), specifying whether the Advance subject to the requested Continuation comprises part (or all) of the Revolving Credit Loans and the requested (i) date of such Continuation, (ii) the new Interest Period and (iii) aggregate amount of the Advance subject to such Continuation, which shall comply with all limitations on Revolving Credit Loans hereunder. Unless, on or before 2:00 p.m. (New York time) of the third Business Day prior to the expiration of an Interest Period, the Agent shall have received a Notice of Continuation/Conversion from the Borrower Agent for the entire Borrowing consisting of the LIBOR Rate Advance outstanding during such Interest Period, any amount of such Advance comprising such Borrowing remaining outstanding at the end of such Interest Period (or any portion of such Advance not covered by a timely Notice of Continuation/Conversion) shall, upon the expiration of such Interest Period, be Converted to a Base Rate Advance.

(c) Conversions. The Borrower Agent may on any Business Day by giving a Notice of Continuation/Conversion to the Agent, and subject to the provisions of Section 2.3(d), Convert the entire amount of or a portion of an Advance of one Type into an Advance of another Type; provided, however, that any Conversion of a LIBOR Rate Advance into a Base Rate Advance shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Advance. Each such Notice of Continuation/Conversion shall be given not later than 2:00 p.m.

(New York time) on the Business Day prior to the date of any proposed Conversion into a Base Rate Advance and on the third Business Day prior to the date of any proposed Conversion into a LIBOR Rate Advance. Subject to the restrictions specified above, each Notice of Continuation/Conversion shall be by telephone, confirmed immediately in writing (by electronic transmission or otherwise as permitted hereunder), specifying (i) the requested date of such Conversion, (ii) the Type of Advance to be Converted, (iii) the requested Interest Period, in the case of a Conversion into a LIBOR Rate Advance, and (iv) the amount of such Advance to be Converted and whether such amount comprises part (or all) of the Revolving Credit Loans. Each Conversion shall be in an aggregate amount not less than Two Million Dollars ($2,000,000) or an integral multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof.

(d) Limitations on Use of LIBOR Rate. Anything in subsection (b) or (c) above to the contrary notwithstanding,

(i) if, at least one (1) Business Day before the date of any requested LIBOR Rate Advance, the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for the Lenders or any of its Affiliates to perform its obligations hereunder to make a LIBOR Rate Advance or to fund or maintain a LIBOR Rate Advance hereunder (including in the case of a Continuation or a Conversion), the Agent shall promptly give written notice of such circumstance to the Borrower Agent, and the right of the Borrower Agent to select a LIBOR Rate Advance for such Borrowing or any subsequent Borrowing (including a Continuation or a Conversion) shall be suspended until the circumstances causing such suspension no longer exist, and any Advance comprising such requested Borrowing (or Continuation or Conversion) shall be a Base Rate Advance;

(ii) if, at least one (1) Business Day before the first day of any Interest Period, the Agent is unable to determine the LIBOR Rate for LIBOR Rate Advances comprising any requested Borrowing, Continuation or Conversion, the Agent shall promptly give written notice of such circumstance to the Borrower Agent, and the right of the Borrower Agent to select or maintain LIBOR Rate Advances for such Borrowing (or Continuing or Conversion) or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower Agent that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing (or Continuation or Conversion) shall be a Base Rate Advance;

(iii) if any Lender shall, at least one (1) Business Day before the date of any requested Borrowing or Continuation of, or Conversion into, a LIBOR Rate Advance, notify the Agent and the Borrower Agent that the LIBOR Rate for Advances comprising such Borrowing, Continuation or Conversion will not adequately reflect the cost to such Lender of making or funding Advances for such Borrowing, the right of the Borrower Agent to select LIBOR Rate Advances shall be suspended until the Agent shall notify the Agent and the Borrower Agent that the circumstances causing such suspension no longer exist, and any Advance comprising such Borrowing (or Continuation or Conversion) shall be a Base Rate Advance;

(iv) there shall not be outstanding at any time more than five (5) Borrowings which consist of LIBOR Rate Advances;

(v) each Borrowing which consists of LIBOR Rate Advances shall be in an amount equal to Two Million Dollars ($2,000,000) or a whole multiple of Five Hundred Thousand Dollars ($500,000) in excess thereof; and

(vi) if a Default or Event of Default has occurred and is continuing, no LIBOR Rate Advances may be borrowed or continued as such and no Base Rate Advance may be Converted into a LIBOR Rate Advance.

(e) Effect of Notice. Each Notice of Borrowing and each Notice of Continuation/Conversion shall be irrevocable and binding on the Borrowers. The Borrowers agree to indemnify the Agent and the Lenders against any loss, cost or expense incurred by the Agent or any Lender as a result of (i) default by the Borrowers in making a Borrowing of, Conversion into or Continuation of a LIBOR Rate Advance after the Borrower Agent has given notice requesting the same, (ii) default by the Borrowers in payment when due of the principal amount of or interest on any LIBOR Rate Advance or (iii) the making of a payment or prepayment of a LIBOR Rate Advance on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Agent or any Lender to fund such Advance.

(f) Disbursements. Promptly after its receipt of a Notice of Borrowing under Section 2.3(a), the Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(g) apply to the requested Borrowings or (ii) to make a Loan under Section 2.3(h) to the Borrowers in the amount of the requested Borrowing.

(g) Lenders to Advance. (i) If the Agent shall elect to have the terms of this Section 2.3(g) apply to a requested Borrowing as described in Section 2.3(f)(i) then, promptly after its receipt of a Notice of Borrowing under Section 2.3(a), the Agent shall notify the Lenders in writing (by electronic transmission or otherwise as permitted hereunder) of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in same day funds, for the account of the Borrowers, at the Agent’s Payment Account prior to 4:00 p.m. (New York time), on the Borrowing Date requested by the Borrower Agent. The proceeds of such Borrowing will then be made available to the Borrowers by the Agent wire transferring to the Operating Account the aggregate of the amounts made available to the Agent by the Lenders, and in like funds as received by the Agent by 4:00 p.m. (New York time), on the requested Borrowing Date or as otherwise requested by the Borrower Agent in its Notice of Borrowing, and approved by the Agent for such purpose.

(ii) Unless the Agent receives contrary written notice prior to 3:00 p.m. (New York time) on the date of any proposed Borrowing, the Agent shall be entitled to assume that each Lender will make available its Pro Rata Share of such

Borrowing and, in reliance upon that assumption, but without any obligation to do so, may advance such Pro Rata Share on behalf of such Lender. If and to the extent that such Lender shall not have made such amount available to the Agent, but the Agent has made such amount available to the Borrowers, such Lender and the Borrowers jointly and severally agree to pay and repay the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date of such Borrowing until the date such amount is paid or repaid to the Agent, at (A) in the case of the Borrowers, the interest rate applicable at such time to such Loan and (B) in the case of each Lender, for the period from the date such Borrowing to (and including) three days after demand therefor by the Agent to such Lender, at the Federal Funds Rate and, following such third day, at the interest rate applicable at such time to such Loan, in each case, together with all costs and expenses incurred by the Agent in connection therewith. If a Lender shall pay to the Agent any or all of such amount, such amount so paid shall constitute a Revolving Credit Loan by such Lender to the Borrowers for purposes of this Agreement.

(h) Swingline Loan. If the Agent shall elect, in its discretion, to have the terms of this Section 2.3(h) apply to a requested Borrowing of Revolving Credit Loans (as described in Section 2.3(f)(ii)), the Swingline Lender shall make a Loan in the amount of such requested Borrowing (any such Loan made solely by the Swingline Lender under this Section 2.3(h) being referred to as an “Swingline Loan”) available to the Borrowers in same day funds by wire transferring such amount to the Operating Account by 4:00 p.m. (New York time) on the requested Borrowing Date. Each Swingline Loan shall be subject to all the terms and conditions applicable hereunder to the other Revolving Credit Loans except that all payments thereon shall be payable to the Swingline Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Loan). The Swingline Lender shall not make any Swingline Loan if (i) the requested Borrowing would cause the aggregate outstanding amount of Revolving Credit Loans, Swingline Loans and undrawn amount of unexpired Letters of Credit to exceed the lesser of (x) the Borrowing Base and (y) the Aggregate Revolving Credit Commitment on such Borrowing Date or (ii) the requested Borrowing would cause the aggregate outstanding amount of Swingline Loans to exceed Twenty Million Dollars ($20,000,000). The Swingline Loans shall be repayable on demand, shall be secured by the Collateral, shall constitute Revolving Credit Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The Swingline Loans made by the Swingline Lender may, at the request of such Lender, be evidenced by a single promissory note payable to the order of such Lender, in the form of Exhibit A-2 (as amended, restated, supplemented or otherwise modified from time to time, a “Swingline Note”), as executed by the Borrowers and delivered to the Swingline Lender, in a stated amount equal to the maximum amount of the Swingline Loans specified in this subsection.

(i) Settlements. Each Lender’s funded portion of any Loan is intended to be equal at all times to such Lender’s Pro Rata Share of all outstanding Revolving Credit Loans. Notwithstanding such agreement, the Agent and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrowers) that, to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Swingline Loans, any Protective Advances and any Overadvances shall take place on a periodic basis in accordance with the following provisions:

(A) The Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, with respect to (A) each outstanding Swingline Loan, Protective Advance and Overadvance and (B) all payments made by the Borrowers on account of the Revolving Credit Loans, in each case by notifying the Lenders of such requested Settlement by telephone, confirmed immediately in writing (by electronic transmission or otherwise as permitted hereunder), prior to 2:00 p.m. (New York time) on the date of such requested Settlement (any such date being a “Settlement Date”).

(B) Each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Swingline Loan, any Protective Advance and any Overadvance with respect to which Settlement is requested available to the Agent in same day funds, for itself or for the account of the Agent, to the Agent’s Payment Account prior to 4:00 p.m. (New York time), on the Settlement Date applicable thereto, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Swingline Loan, Protective Advance and Overadvance, and, together with the portion of such Swingline Loan, any Protective Advance and any Overadvance representing Agent’s Pro Rata Share thereof, shall constitute Revolving Credit Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) Business Days from and after such Settlement Date and thereafter at the interest rate then applicable to Base Rate Loans.

(C) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender (other than the Bank) shall irrevocably and unconditionally purchase and receive from the Agent, without recourse or warranty, an undivided interest and participation in such Swingline Loan, any Protective Advance and any Overadvance to the extent of such Lender’s Pro Rata Share thereof, by paying to the Agent, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Swingline Loan, regardless of whether the conditions precedent specified in Section 5.2 have then been satisfied. If such amount is not made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to the Revolving Credit Loans that are Base Rate Advances, including any increase in such rate that is applicable under Section 4.2.

(D) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Swingline Loan, Protective Advance or Overadvance under clause (C) above, the Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest received by the Agent in respect of such Swingline Loan, Protective Advance and Overadvance.

SECTION 2.4 Application of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Borrowers to refinance existing Indebtedness, for their general working capital purposes, for expenses incurred by the Borrowers in connection herewith and for other, general purposes consistent with the terms of this Agreement.

SECTION 2.5 Revolving Credit Commitment; Mandatory Prepayments; Optional Prepayments.

(a) Maximum Amount. In no event shall the sum of the aggregate outstanding principal balance of the Revolving Credit Loans and the aggregate undrawn amount of all unexpired Letters of Credit exceed (other than solely as a result of Protective Advances and Overadvances permitted under Section 2.15) the lesser of (i) the Borrowing Base and (ii) the Aggregate Revolving Credit Commitment.

(b) Mandatory Prepayments. In addition to any prepayment required in accordance with Section 10.2 as a result of an Event of Default hereunder, the Revolving Credit Loans shall be subject to mandatory prepayment as follows:

(i) immediately upon discovery by or notice to the Borrower Agent that any of the lending limits set forth in Section 2.1(a) or Section 2.5(a) have been exceeded (other than solely as a result of Protective Advances and Overadvances permitted under Section 2.15), the Borrowers shall pay the Agent for the benefit of the Lenders an amount sufficient to reduce the outstanding principal balance of the Revolving Credit Loans, Collateralize outstanding Letters of Credit, or any combination thereof, to the applicable maximum allowed amount, and such amount shall become due and payable by the Borrowers without the necessity of a demand by the Agent or any Lender; and

(ii) the entire outstanding principal amount of the Revolving Credit Loans, together with all accrued and unpaid interest thereon and all fees and other Lender Group Expenses payable by the Borrowers hereunder, shall become due and payable on the Termination Date.

(c) Voluntary Prepayments. The Borrowers may, at any time and from time to time, prepay the Revolving Credit Loans, in whole or in part, upon at least two (2) Business Days’ irrevocable notice by the Borrower Agent to the Agent in the case of Base Rate Advances, and three (3) Business Days’ irrevocable notice by the Borrower Agent to the Agent in the case of LIBOR Rate Advances, specifying the date and amount of prepayment, provided that (i) LIBOR Rate Advances may not be optionally prepaid other than on the last day of any Interest Period with respect thereto unless the Borrowers pay any breakage or other fees required hereunder and (ii) a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrowers (by written notice to the Agent on or prior to the specified date) if such condition is not satisfied. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein accompanied by the amount of accrued and unpaid interest thereon.

(d) Swaps. Notwithstanding the foregoing, the Borrowers acknowledge that, to the extent that any Borrower enters into a Swap Obligation in connection with any Loan, any prepayment (in whole or in part) or termination of such Loan prior to the stated termination date of such Swap Obligation will trigger the early termination of such Swap Obligation documentation. Each Swap Obligation is subject to separate documentation independent of such Loan and any termination of a Swap Obligation prior to its stated termination date will result in a payment being made, either by such Borrower to the Secured Party thereto by such Secured Party to such Borrower, depending on the fair market value of such Swap Obligation on the early termination date. Such payment is independent of any amounts due in respect of such Loan.

SECTION 2.6 Maintenance of Loan Account; Statements of Account. The Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) in which the Borrowers will be charged with all Revolving Credit Loans and Advances made by the Lenders to the Borrowers or for the Borrowers’ account, including the Revolving Credit Loans, interest, fees, Lender Group Expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Lenders from the Borrowers or for the Borrowers’ account, including, as set forth in Section 2.7 below, all amounts received from any Lockbox Account or Blocked Account. The Lender shall send the Borrower Agent a monthly statement reflecting the activity in the Loan Account. Each such statement shall be an account stated and shall be final, conclusive and binding on the Borrowers, absent manifest error.

SECTION 2.7 Collection of Receivables.

(a) Lockbox. The Loan Parties shall at all times maintain one or more agreements with the Bank (or its agent or designee) (each, a “Lockbox Agreement” or, collectively, the “Lockbox Agreements”), pursuant to which the Loan Parties shall maintain (or direct the Bank to maintain) one or more post office boxes (each, a “Lockbox” or, collectively, the “Lockboxes”), to be used for the sole and exclusive purpose of concentrating the remittance of Collections, and in connection therewith, the Loan Parties shall maintain with the Bank one or more deposit accounts (each, a “Lockbox Account” and, collectively, the “Lockbox Accounts”), for the sole purpose of receiving all checks, drafts, instruments and other items of payment (“Items of Payment”) received in the Lockboxes or otherwise in respect of Collections as set forth in Section 2.7(b).

(b) Collections. The Loan Parties have notified all account debtors existing as of the Closing Date, and at all times after the Closing Date, the Loan Parties shall notify all new account debtors, to remit all payments of Receivables directly to a designated Lockbox or, to the extent any such remittances are made by wire transfer, automated clearing house (ACH) or other like form of electronic transmission, to make such transmissions directly to a Lockbox Account.

The Loan Parties shall cause any Items of Payment (or cash) that the Loan Parties directly receive from any of their respective account debtors to be deposited on a daily basis into a Lockbox Account.

(c) Blocked Accounts. Without limitation of the foregoing, the Loan Parties will maintain their deposit accounts and securities accounts with and through one or more of the Lenders during the term of this Agreement; provided that the Loan Parties will maintain their Lockbox Accounts, their other primary deposit accounts and their primary Cash Management Services (to the extent offered by Citibank) with and through Citibank during the term of this Agreement. Except as otherwise permitted under Section 8.22, the Loan Parties shall establish and maintain Control Agreements with the Agent and the applicable bank or securities intermediary, on terms reasonably satisfactory to the Agent, with respect to all of their deposit accounts and securities accounts (each, a “Blocked Account” and collectively, the “Blocked Accounts”).

(d) Cash Dominion Period. If a Cash Dominion Period has occurred and is continuing, the Agent will cause all funds deposited into any Blocked Account to be credited on a daily basis to the Loan Account, conditional upon final collection, unless the Agent otherwise at any time and from time to time, in its Permitted Discretion, deems itself insecure in regard to one or more or all such payments, in which case, such funds shall be applied to the Obligations in such order as the Agent shall elect. Credit will be given only for funds received prior to 4:00 p.m. (New York time) by the Agent in any Blocked Account. In all cases, the Blocked Accounts will be credited only with the net amounts actually received in payment of their Receivables. So long as no Cash Dominion Period is in effect, the Loan Parties may direct the manner of disposition of funds in their respective Blocked Accounts.

(e) No Commingling. The Loan Parties will not commingle any Items of Payment with any of their other funds or property, but will segregate them from their other assets and will hold them in trust and for the account and as the property of the Agent until remitted as provided hereinabove, and the Loan Parties will not establish any other deposit account, lockbox, lockbox account or blocked account for the purpose of collecting any such Items of Payment or divert or direct at any time any such Items of Payment to any other deposit account.

SECTION 2.8 Term. The term of this Agreement shall be for a period from the Closing Date through the and including the Termination Date. Notwithstanding the foregoing, the Borrowers shall have no right to terminate this Agreement at any time that any principal of or interest on any of the Revolving Credit Loans is outstanding, except upon Payment in Full of all Obligations.

SECTION 2.9 Payment Procedures.

(a) Loan Account. The Borrowers hereby authorize the Agent to charge the Loan Account with the amount of all principal, interest, fees, Lender Group Expenses and other payments to be made hereunder and under the other Loan Documents. The Agent may, but shall not be obligated to, discharge the Borrowers’ payment obligations hereunder by so charging the Loan Account.

(b) Time of Payment. Each payment by the Borrowers on account of principal, interest, fees or Lender Group Expenses hereunder shall be made to the Agent. All payments to be made by the Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 4:00 p.m. (New York time) on the due date thereof to the Agent, for the account of the Lenders according to their Pro Rata Shares (except as expressly otherwise provided), at the Agent’s Payment Account in immediately available funds. Except for payments which are expressly provided to be made (i) for the account of the Agent or Swingline Lender only or (ii) under the settlement provisions of section 2.3(i), the Agent shall distribute all payments to the Lenders on the Business Day following receipt in like funds as received. Notwithstanding anything to the contrary contained in this Agreement, if a Lender or any of its Affiliates exercises its right of setoff under Section 12.3 or otherwise, any amounts so recovered shall promptly be shared by such Lender with the other Lenders according to their respective Pro Rata Shares.

(c) Next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as specified in clause (ii) of the definition of Interest Period) and such extension of time shall be included in the computation of the amount of interest due hereunder.

(d) Application. Subject to Section 10.5, the Agent shall have the continuing and exclusive right, if an Event of Default exists, to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or the Agent receives any payment or proceeds of the Collateral for any Borrower’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Agent.

SECTION 2.10 Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender (at the request of the Borrower Agent) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.11 Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to

Section 4.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.10, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice by the Borrower Agent to such Lender and the Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 12.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.10 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 12.7; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of all Revolving Credit Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; (iv) such assignment does not conflict with applicable law; and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall consent, at the time of such assignment, to each applicable amendment, waiver or consent. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.11 shall be deemed to prejudice any rights that the Borrower or any Lender that is not a Defaulting Lender may have against any Defaulting Lender.

SECTION 2.12 Defaulting Lenders.

(a) The Agent may recover all amounts owing by a Defaulting Lender on demand, and all such amounts owing shall bear interest at the Default Rate applicable to Base Rate Loans until Paid in Full.

(b) The failure of any Defaulting Lender to fund its Pro Rata Share of any Borrowing shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Borrowing. Conversely, no Lender shall be responsible for the failure of another Lender to fund such other Lender’s Pro Rata Share of a Borrowing.

(c) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including, without limitation, any fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its Permitted Discretion, apply any or all of such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Collateralize such Lender’s Fronting Exposure, or re-lend to the Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Lender’s Commitment or Revolving Credit Loans made by it, as applicable, for such purposes shall be deemed to be zero (0). This Section shall remain effective with respect to such Lender until the Defaulting Lender has ceased to be a Defaulting Lender. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender or to relieve or excuse the performance by any of the Borrowers of their duties and obligations hereunder.

(d) The Agent, at its election, at any time, may require that the reimbursement obligations of a Defaulting Lender in respect of Letters of Credit be reallocated to, and assumed by, the other Lenders based on their respective Pro Rata Shares through (calculated as if the Defaulting Lender’s Pro Rata Share was zero (0)), provided that no Lender shall be reallocated, or required to fund, any such amounts that could would cause the sum of such Lender’s outstanding Revolving Credit Loans and outstanding reimbursement obligations in respect of Letters of Credit to exceed its Commitment.

(e) If Agent determines, in its sole discretion, that a Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateralization), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Loans and the funded and unfunded participations in Letters of Credit to be held by the Lenders in accordance with their Pro Rata Shares (without giving effect to subsection (c) above) whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 2.11, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.13 Letters of Credit.

(a) The Agent, upon the request of the Borrower Agent, shall cause the Letter of Credit Issuer to issue for the account of any of the Borrowers Letters of Credit of a tenor and containing terms acceptable to the Borrower Agent, the Agent and the Letter of Credit Issuer, in a maximum aggregate face amount outstanding at any time not to exceed the Letter of Credit Sublimit; provided that (i) the Agent shall have no obligation to cause to be issued any Letter of Credit with an expiration date after the Termination Date and (ii) if a Letter of Credit is issued with an expiration date after the Termination Date, the Borrowers shall Collateralize such Letter of Credit in full immediately. The term of any Letter of Credit shall not exceed three hundred sixty (360) days from the date of issuance, subject to renewal in accordance with the terms thereof, but in no event to a date beyond the Termination Date. All Letters of Credit shall be subject to the limitations set forth in Section 2.5, and a sum equal to the aggregate amount of all outstanding Letters of Credit shall be included in calculating outstanding amounts for purposes of determining compliance with Section 2.5. Without limitation of the foregoing, but for the avoidance of any doubt, the maximum amount of all unexpired Letters of Credit outstanding at any one time, when aggregated with (without duplication) all Revolving Credit Loans shall not exceed the lesser of (x) the Aggregate Revolving Credit Commitment and (y) the Borrowing Base.

(b) Immediately upon issuance or amendment of any Letter of Credit in accordance with the procedures set forth in this Section 2.13, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, of the liability and obligations under and with respect to such Letter of Credit and the Letter of Credit Agreement (including, without limitation, all obligations of the Borrowers with respect thereto, other than amounts owing to the Agent pursuant to the first sentence of Section 4.4(b)) and any security therefor or guaranty pertaining thereto.

(c) Whenever the Borrower Agent desires the issuance of a Letter of Credit, the Borrower Agent shall deliver to the Agent a written notice, no later than 2:00 p.m. (New York time) at least five (5) Business Days (or such shorter period as may be agreed to by the Agent) in advance of the proposed date of issuance of a letter of credit, substantially in the form attached as Exhibit E (a “Letter of Credit Request”). The transmittal by the Borrower Agent of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower Agent that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of this Section 2.13. Prior to the date of issuance of each Letter of Credit, the Borrower Agent shall provide to the Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary on or prior to the expiration date of such Letter of Credit, would require the Letter of Credit Issuer to make payment under such Letter of Credit. The Agent, in its Permitted Discretion, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day after the date on which such draft is presented.

(d) Upon any request for a drawing under any Letter of Credit by the beneficiary thereof, (i) the Borrower Agent shall be deemed to have timely given a Notice of Borrowing to the Agent for a Revolving Credit Loan on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) without regard to satisfaction of the applicable conditions specified in Section 5.2 and the other terms and conditions of borrowings contained herein, the Lenders shall, on the date of such drawing, make Revolving Credit Loans comprised of Base Rate Advances in the amount of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Letter of Credit Issuer for the amount of such drawing or payment. If for any reason, proceeds of Advances are not received by the Agent on such date in an amount equal to the amount of such drawing, the Borrowers shall reimburse the Agent, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such Revolving Credit Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.1(a) or 4.2, as applicable.

(e) As among the Borrowers, the Agent, the Letter of Credit Issuer and each Lender, the Borrowers assume all risks of the acts and omissions of the Agent and the Letter of Credit Issuer (other than for the gross negligence or willful misconduct of the Agent or the Letter of Credit Issuer) or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders nor the Letter of Credit Issuer shall be responsible (i) for the accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (iv) for errors in interpretation of technical terms, (v) for any loss or delay in the transmission or otherwise of any document required to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vi) for the misapplication by the beneficiary of any such Letter of Credit, of the proceeds of any drawing honored under such Letter of Credit, and (vii) for any consequences arising from causes beyond the control of the Letter of Credit Issuer, the Agent or the Lenders, provided, that the foregoing shall not release the Agent or the Letter of Credit Issuer for any liability for its gross negligence or willful misconduct. None of the above shall affect, impair, or prevent the vesting of any of the Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent or the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct of the Agent or the Letter of Credit Issuer, as the case may be, shall not create any liability of the Agent or the Letter of Credit Issuer to any Borrower or any Lender.

(f) The obligations of the Borrowers to reimburse the Letter of Credit Issuer for drawings honored under the Letters of Credit and the obligations of the Lenders under this Section 2.13 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, or any Letter of Credit Agreement; (ii) the existence of any claim, setoff, defense or other right which any Borrower or any Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Agent, any Lender or any other Person, whether in connection with this Agreement, the other Loan Documents, the transactions contemplated herein or therein or any unrelated transaction; (iii) any draft, demand, certificate or other documents presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or (vi) that a Default or Event of Default shall have occurred and be continuing.

SECTION 2.14 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations to (ii) the aggregate amount of the Obligations payable to all Lenders hereunder at such time), such Lender shall forthwith purchase from the other Lenders (other than any Defaulting Lender) such participations in the Obligations payable to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.15 Protective Advances and Optional Overadvances.

(a) Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, the Agent is authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Revolving Credit Loans to the Borrowers, on behalf of all Lenders, which Agent, in its Permitted Discretion deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Credit Loans or other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Loan Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses described in Section 12.4) and other sums payable under the Loan Documents (any of such Revolving Credit Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed ten percent (10%) of the Aggregate Revolving Credit Commitment, (ii) after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit shall not exceed 110% of the Borrowing Base on such Borrowing Date, and (iii) to the extent the making of any Protective Advance causes the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit to exceed the Aggregate Revolving Credit Commitment on such Borrowing Date, such portion of such Protective Advance shall be for the Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 10.5. Protective Advances may be made even if the conditions precedent to Borrowing set forth in Section 5.2 have not been satisfied. Notwithstanding anything to the contrary set forth in Section 2.2, at any time that there is sufficient Excess Availability and the conditions set forth in Section 5.2 have been satisfied, the Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Agent may require the Lenders to fund their risk participations described in subsection (c) below. The Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.

(b) Subject to the limitations set forth below and notwithstanding anything to the contrary in this Agreement, the Agent is authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to knowingly and intentionally, continue to make Revolving Credit Loans to the Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as, after giving effect to such Revolving Credit Loans, the aggregate outstanding amount (without duplication) of Revolving Credit Loans and the undrawn amount of all unexpired Letters of Credit shall not exceed the lesser of (i) 110% of the Borrowing Base as of such Borrowing Date, and (ii) the Aggregate Revolving Credit Commitment on such Borrowing Date. If any Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, the Borrowers shall immediately repay the Revolving Credit Loans in an amount sufficient to eliminate all such Overadvances. The Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. The foregoing provisions are meant for the benefit of the Lenders and the Agent and are not meant for the benefit of the Borrowers, which shall continue to be bound by the provisions of Section 2.5(a).

(c) Upon the making of a Protective Advance or an Overadvance by the Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty an undivided interest and participation in such Protective Advance or such Overadvance, as the case may be, in proportion to its Pro Rata Share. On any Business Day, the Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participation in Protective Advances and Overadvances, in which case each Lender shall fund its participation on the date specified in such notice. Notwithstanding the foregoing, the Agent may also request Settlement of all Protective Advances and all Overadvances in accordance with Section 2.3(i). From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance or Overadvance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance or Overadvance.

(d) Each Protective Advance and each Overadvance shall be deemed to be a Revolving Credit Loan hereunder, except that no Protective Advance nor any Overadvance shall be eligible to be a LIBOR Rate Advance and, prior to Settlement therefor, all payments on the Protective Advances and Overadvances, including interest thereon, shall be payable to the Agent solely for its own account. Protective Advances and Overadvances shall be repayable upon demand, shall be secured by the Collateral, shall constitute Loans and Obligations hereunder and shall bear interest at the rate in effect from time to time applicable to the Revolving Credit Loans comprised of Base Rate Advances, including any increase in such rate that is applicable under Section 4.2. The provisions of this Section 2.15 are for the exclusive benefit of the Agent, Swingline Lender, and the Lenders and are not intended to benefit the Borrowers (or any other Loan Party) in any way.

SECTION 2.16 Increase of Commitments; Additional Lenders.

(a) The Borrowers may increase, upon the request of the Borrower Agent, the then effective amount of the Aggregate Revolving Credit Commitment; provided that: (i) the aggregate principal amount of the increases in the Aggregate Revolving Credit Commitment pursuant to this Section 2.16, shall not exceed One Hundred Million Dollars ($100,000,000); (ii) the Borrowers shall execute and deliver such documents and instruments and take such other actions as may be required by the Agent in connection with such increases and at the time of any such proposed increase; (iii) subject to customary “Sungard” provisions, if and to the extent agreed to by the Increasing Lenders, (A) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such increase, and (B) all representations and warranties by or on behalf of each Loan Party and its Subsidiaries set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such increase or, to the extent such representations and warranties expressly relate to an earlier date, true and correct in all material respects on and as of such earlier date; and (iv) the Incremental Revolving Credit Commitments provided under this Section 2.16 (the “Incremental Revolving Credit Commitments”) shall have an expiration date no earlier than the Termination Date.

(b) The Agent shall invite each Lender to increase the principal amount of its Revolving Credit Commitment, on a pro rata basis, in connection with the proposed Incremental Revolving Credit Commitments at the interest margin proposed by the Borrowers, and if sufficient Lenders do not agree to increase their Revolving Credit Commitments in connection with such proposed Incremental Revolving Credit Commitments, then the Agent or the Borrowers may invite any prospective lender who is reasonably satisfactory to the Agent to become a Lender (each such new lender being an “Additional Lender”) in accordance with this Section 2.16. No Lender shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Credit Commitment. Only the consent of the Lender agreeing to increase their Revolving Credit Commitments (the “Increasing Lenders”) shall be required for an increase in the aggregate principal amount of the Revolving Credit Commitments pursuant to this Section 2.16. No Lender which declines to increase the principal amount of its Revolving Credit Commitments may be replaced in respect to its existing Revolving Credit Commitments, as applicable, as a result thereof without such Lender’s consent.

(c) Subject to subsections (a) and (b) of this Section 2.16, any increase requested by the Borrowers shall be effective upon delivery to the Agent of each of the following documents (the date of such effectiveness, the “Increase Date”): (i) an originally executed copy of any instrument of joinder signed by a duly authorized officer of each Additional Lender, in form and substance reasonably acceptable to the Agent; (ii) a notice to the Increasing Lenders and Additional Lenders, in form and substance reasonably acceptable to the Agent, signed by a Responsible Officer of the Borrower Agent; (iii) a certificate of the Borrower Agent signed by a Responsible Officer, in form and substance acceptable to the Agent, certifying that each of the conditions in subsection (a) of this Section 2.16 has been satisfied: and (iv) any other certificates or documents that the Agent shall request, each in form and substance satisfactory to the Agent.

(d) Anything to the contrary contained herein notwithstanding, if the All-In Yield that is to be applicable to the Revolving Credit Loans to be made pursuant to the Incremental Revolving Credit Commitments is higher than the All-In Yield applicable to the Revolving Credit Loans hereunder immediately prior to the Increase Date (the amount by which the All-In Yield is higher, the “Excess”), then the interest margin applicable to the Revolving Credit Loans immediately prior to the Increase Date shall be increased by the amount of the Excess minus 0.50 percentage points (to the extent that the result is positive), subject to the occurrence of and effective upon the Increase Date, and without the necessity of any action by any party hereto.

(e) Each of the Lenders having a Revolving Credit Commitment prior to the Increase Date (the “Pre-Increase Revolving Credit Lenders”) shall assign to any Lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Date (the “Post-Increase Revolving Credit Lenders”), and such Post-Increase Revolving Credit Lenders shall purchase from each Pre-Increase Revolving Credit Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in Swingline Loans and undrawn Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in Swingline Loans and Letters of Credit will be held by Pre-Increase Revolving Credit Lenders and Post-Increase Revolving Credit Lenders ratably in accordance with their Pro Rata Shares after giving effect to such increased Revolving Credit Commitments.

(f) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Credit Loans shall be deemed, unless the context otherwise requires, to include Revolving Credit Loans made pursuant to the Incremental Revolving Credit Commitments pursuant to this Section 2.16.

ARTICLE III.

SECURITY

SECTION 3.1 General. To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the Obligations (whether now existing or hereafter arising), each of the Borrowers hereby grants (and ratifies and reaffirms its prior grant pursuant to the Original Loan and Security Agreement) to the Agent, for the ratable benefit of the Secured Parties, a continuing Lien on and security interest in all of its right, title and interest in and to all of the Collateral, in each case wherever located, whether now owned or hereafter acquired, and all additions and accessions thereto and substitutions and replacements therefor and improvements thereon, and all proceeds (as such term is defined in the UCC) (whether in the form of cash or other property and whether tangible or intangible) and products thereof (including, without limitation, all proceeds of insurance covering the same and all commercial tort claims in connection therewith). As further security for the Obligations, and to provide other assurances to the Agent and the Secured Parties, the Agent shall receive, among other things:

(a) the Lockbox Agreements and any other Control Agreement;

(b) the Guarantor Security Agreement; and

(c) the Intellectual Property Security Agreement.

This Agreement shall constitute a security agreement for purposes of the UCC.

SECTION 3.2 Further Security; Benefit of Security Interest. Each of the Borrowers also grants to the Agent, for the ratable benefit of the Secured Parties, as further security for all of the Obligations, a security interest in all of its right, title and interest in and to all property of such Borrower in the possession of or deposited with or in the custody of the Agent or any of the Secured Parties (or their Affiliates) or any representative, agent or correspondent of any of such Persons and in all present and future deposit accounts or securities accounts maintained with any of such Persons. For purposes of this Agreement, any property in which the Agent or any other such Person has any security or title retention interest shall be deemed to be in the custody of the Agent or such Person. The security interest granted in Section 3.1 shall be deemed to be in favor of the Agent for the benefit of each of the Secured Parties to which the Borrowers owe any Obligations.

SECTION 3.3 Recourse to Security. Recourse to security shall not be required for any Obligation hereunder, and the Borrowers hereby waive any requirement that the Agent or any Secured Party exhaust any right or take any action against any of the Collateral before proceeding to enforce the Obligations against the Borrowers.

SECTION 3.4 Collateral Generally.

(a) Further Actions. The Borrowers shall take all actions that the Agent, in its Permitted Discretion, may request from time to time so as at all times to maintain the validity, perfection, enforceability and priority of the Agent’s security interest in the Collateral and to enable the Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) discharging all Liens other than Permitted Liens, (ii) using its commercially reasonable efforts to obtain Collateral Access Agreements to the extent required by the Agent, (iii) delivering to the Agent, endorsed or accompanied by such instruments of assignment as the Agent may specify, and stamping or marking, in such manner as the Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, in each case in an amount greater than $500,000, (iv) executing (as appropriate) and delivering authorizations for the recording of financing statements, instruments of pledge, mortgages for fee simple Real Property with a fair market value (as determined in good faith by the Borrower Agent) of more than $3,000,000 on a per property basis, notices and assignments, in each case in form and substance satisfactory to the Agent, in its Permitted Discretion, relating to the creation, validity, perfection, maintenance or continuation of the Agent’s security interest under the UCC or other applicable law; (v) obtaining “control” of any investment property, deposit account, letter-of-credit right or electronic chattel paper (the term “control” as used in respect of the foregoing types of Collateral having the meaning set forth in Articles 8 and 9 of the UCC), with any agreements establishing such “control” to be in form and substance satisfactory to the Agent, in its Permitted Discretion and as required by the terms hereunder, and (vi) if a Borrower has as of the Closing Date or thereafter acquires a commercial tort claim in an amount greater than $500,000 against a third party, such Borrower shall promptly notify the Agent thereof, in writing, and grant a specific collateral assignment of such claim to the Agent, at the Agent’s request as additional Collateral.

(b) Filings. The Agent is hereby authorized to file financing statements in accordance with the applicable provisions of the UCC, including, without limitation financing statements that describe the Collateral covered thereby as “all personal property”, “all assets” or words of similar effect, at any time or from time to time hereafter, in any jurisdiction; and Borrowers hereby ratify, approve and affirm the filing of any such financing statements heretofore filed by the Lender in respect of any Borrower (including any predecessor-in-interest thereof). All charges, expenses and fees that the Agent may incur in doing any of the foregoing, and Other Taxes relating thereto, shall be charged to Borrowers’ Loan Account and added to the Obligations, or, at the Agent’s option, shall be paid to the Agent promptly after written demand.

SECTION 3.5 Pledged Interests.

(a) (i) Except for the security interest created hereby, each Loan Party is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 3.5 as being owned by such Loan Party (as such Schedule may be amended by written notice from the Borrower Agent to the Agent) and, when acquired by such Loan Party, any Pledged Interests acquired after the Closing Date, (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Loan Party identified on Schedule 3.5 (as such Schedule may be amended by written notice from the Borrower Agent to the Agent), (iii) such Loan Party has the right and requisite authority to pledge, the investment property pledged by such Loan Party to the Agent as provided herein, (iv) all actions necessary or desirable to perfect and establish the first priority of, or otherwise protect, the Agent’s Liens in the investment property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement, (B) the taking of possession by the Agent (or its agent or designee) of any certificates representing the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers (or other documents of transfer acceptable to the Agent) endorsed in blank by the applicable Loan Party, and (C) the filing of financing statements in the jurisdiction of organization of such Loan Party set forth on Schedule 6.1(g) for such Loan Party with respect to the Pledged Interests of such Loan Party that are not represented by certificates, and (v) subject to Section 7.21, each Loan Party has delivered to and deposited with the Agent all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to the Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Loan Party has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(b) As to all limited liability company or partnership interests constituting Pledged Interests, each Loan Party hereby represents, warrants and covenants that such Pledged Interests (i) are not, and shall not be, dealt in or traded on securities exchanges or in securities markets, (ii) do not, and shall not, constitute investment company securities, and (iii) are not, and will not be, held by such Loan Party in a securities account. In addition, none of the limited liability company agreements, partnership agreements or other agreements governing any of the Pledged Interests provides that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(c) If any Loan Party shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date (other than any Pledged Interests required to be delivered pursuant to Section 7.20), it shall promptly (and in any event within fifteen (15) days of acquiring or obtaining such Collateral) deliver to the Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests.

(d) Upon the occurrence and during the continuance of an Event of Default, following the request of the Agent, all sums of money and property paid or distributed in respect of the Pledged Interests that are received by any Loan Party shall be held by the Loan Parties in trust for the benefit of the Agent segregated from such Loan Party’s other property, and such Loan Party shall deliver it forthwith to the Agent in the exact form received. No Loan Party shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests (or any limited liability company agreement or partnership agreement with respect thereto), or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to the Loan Documents. Each Loan Party agrees that it will cooperate with the Agent’s reasonable requests in obtaining all necessary approvals and making all necessary filings under federal, state, or local law to effect the perfection of the Agent’s Lien on the Pledged Interests or to effect any sale or transfer thereof.

(e) None of the Pledged Interests existing as of the Closing Date are registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default has occurred and is continuing may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Loan Party understands that in connection with such disposition, the Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Loan Party, therefore, agrees that: (i) if the Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, the Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof, and (ii) such reliance shall be conclusive evidence that the Agent has handled the disposition in a commercially reasonable manner.

(f) Upon the occurrence and during the continuation of an Event of Default, (i) the Agent may, at its option, and with two (2) Business Days prior notice to the Borrower Agent (unless such Event of Default is an Event of Default specified in Section 10.1(c), in which case no such notice need be given), and in addition to all rights and remedies available to the Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Loan Party, but under no circumstances is the

Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if the Agent duly exercises its right to vote any of such Pledged Interests during the existence of an Event of Default, each Loan Party hereby appoints the Agent, subject to any applicable Requirements of Law such Loan Party’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner the Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable. For so long as any Loan Party shall have the right to vote the Pledged Interests owned by it, such Loan Party covenants and agrees that it will not, without the prior written consent of the Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of the Agent, the Lenders or the Letter of Credit Issuer.

SECTION 3.6 Special Provisions Relating to Receivables.

(a) Invoices, Etc. On the Agent’s reasonable request therefor, the Borrowers shall furnish to the Agent copies of invoices to customers and shipping and delivery receipts or warehouse receipts thereof. The Borrowers shall deliver to the Agent (i) the originals of all letters of credit, notes, and instruments in an amount greater than $500,000 in its favor, (ii) such endorsements or assignments related thereto as the Agent may reasonably request and (iii) the written consent of the issuer of any letter of credit to the assignment of the proceeds of such letter of credit by the Borrowers to the Agent.

(b) Records, Collections, Etc. The Borrowers shall promptly report to the Agent all customer credits in an amount over $1,000,000, providing the Agent with a description thereof. The Borrowers shall not, without the Agent’s prior written consent, settle or adjust any dispute or claim, or grant any discount (except ordinary trade discounts), credit or allowance or accept any return of merchandise, except in the ordinary course of its business. Upon the occurrence and during the continuance of an Event of Default, the Agent may (i) settle or adjust disputes or claims directly with account debtors for amounts and upon terms which it considers reasonably advisable and (ii) notify account debtors on the Borrowers’ Receivables that such Receivables have been assigned to the Agent, and that payments in respect thereof shall be made directly to the Agent. If an Event of Default exists and at the direction of the Agent, where a Borrower receives collateral of any kind or nature by reason of transactions between itself and its customers or account debtors, such Borrower will hold the same on the Agent’s behalf, subject to the Agent’s instructions, and as property forming part of the Borrowers’ Receivables. The Borrowers hereby irrevocably authorizes and appoints the Agent as their attorney-in-fact, at the Borrowers’ sole cost and expense, to exercise, solely if an Event of Default has occurred and is continuing, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations have been Paid in Full: (A) to receive, take, endorse, sign, assign and deliver, all in the name of the Agent or the Borrowers, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral; (B) to receive, open and dispose of all mail addressed to the Borrowers and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate; and (C) to take or bring, in the name of the Agent or the Borrowers, all steps, actions, suits or proceedings deemed by the Agent necessary or desirable to enforce or effect collection of the Borrowers’ Receivables or file and sign a Borrower’s name on a proof of claim in bankruptcy or similar document against any obligor of the Borrowers. The Borrowers shall maintain a record of its electronic chattel paper that identifies the Agent as the assignee thereof and otherwise in a manner such that the Agent has control over such chattel paper in an amount greater than $1,000,000 for purposes of the UCC.

SECTION 3.7 Borrowers Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Loan Parties shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or the Lenders of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) neither the Agent nor the Lenders shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Agent or any of the Lenders be obligated to perform any of the obligations or duties of any Loan Parties thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement or any other Loan Document, the Loan Parties shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Loan Party until (i) the occurrence and continuance of an Event of Default, and (ii) the Agent has notified the applicable Loan Party of the Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 3.5.

SECTION 3.8 Continuation of Liens, Etc. The Borrowers shall defend the Collateral against all claims and demands of all Persons at any time claiming any interest therein, other than claims relating to Liens permitted by the Loan Documents. The Borrowers agree to comply with the requirements of all state and federal laws to grant to the Agent valid and perfected first priority security interests in the Collateral and, to the extent required under this Agreement, shall obtain a Control Agreement from any securities intermediary or depository bank in possession of any of the Loan Parties’ investment property or deposit accounts constituting Collateral. The Agent is hereby authorized by the Borrowers to file any financing or continuation statements or similar documents or instruments covering the Collateral whether or not any Borrower’s signature appears thereon. The Borrowers agree, from time to time, at the Agent’s reasonable request, to file notices of Liens, financing statements, similar documents or instruments, and amendments, renewals and continuations thereof, and cooperate with the Agent’s representatives, in connection with the continued perfection (and the priority status thereof) and protection of the Collateral and the Agent’s Liens thereon. The Borrowers agree that the Agent may file a carbon, photographic or other reproduction of this Agreement (or any financing statement related hereto) as a financing statement.

SECTION 3.9 Power of Attorney. In addition to all of the powers granted to the Agent in this Article III, the Borrowers hereby appoint and constitute the Agent as the Borrowers’ attorney-in-fact to make any filings under the Uniform Commercial Code covering any of the Collateral, to request at any time from customers indebted on its Receivables verification of information concerning such Receivables and the amount owing thereon

(provided that any verification prior to an Event of Default shall not contain the Agent’s name and shall be in connection with the conducting of any field examination with respect to the Collateral), and, upon the occurrence and during the continuance of an Event of Default, (i) to convey any item of Collateral to any purchaser thereof, (ii) to make any payment or take any act necessary or desirable to protect or preserve any Collateral, and (iii) to take any action and to execute any instrument which the Agent may reasonably deem necessary or advisable to accomplish the purposes hereof. The Agent’s authority hereunder shall include, without limitation, the authority to execute and give receipt for any certificate of ownership or any document, to transfer title to any item of Collateral and to take any other actions arising from or incident to the powers granted to the Agent under this Agreement, in each case if an Event of Default exists. This power of attorney is coupled with an interest and is irrevocable.

ARTICLE IV.

INTEREST, FEES AND EXPENSES

SECTION 4.1 Interest. Subject to Section 4.2, the Borrowers shall pay to the Agent for the ratable benefit of the Lenders interest on the Advances, payable in arrears on each Interest Payment Date, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, at a fluctuating rate which is equal to (i) the Base Rate then in effect plus (ii) the Applicable Margin.

(b) LIBOR Rate Advances. If such Advance is a LIBOR Rate Advance, at a rate which is equal at all times during the Interest Period for such LIBOR Rate Advance to (i) the LIBOR Rate for the Interest Period selected by the Borrower Agent corresponding to such LIBOR Rate Advance plus (ii) the Applicable Margin.

SECTION 4.2 Interest and Letter of Credit Fees After Event of Default. Following the occurrence and during the continuation of any Specified Event of Default until the earlier of the date upon which (i) all Obligations shall have been Paid in Full or (ii) such Event of Default shall have been cured or waived, interest on the Loans shall be payable on demand at a rate per annum equal to the rate that would be otherwise applicable thereto under Section 4.1 plus up to an additional two percent (2%) and the letter of credit fee pursuant to Section 4.5 shall be payable at the rate that would otherwise apply under Section 4.5 plus up to an additional two percent (2%).

SECTION 4.3 [Reserved].

SECTION 4.4 Unused Line Fee. The Borrowers shall pay to the Agent for the ratable benefit of the Lenders on the first day of each month, commencing with the month immediately following the Closing Date, and on the Termination Date, in arrears, an unused line fee equal to the product of the Unused Line Fee Rate (as defined below) multiplied by the difference, if positive, between (i) the Aggregate Revolving Credit Commitment as of such date and (ii) the average daily aggregate outstanding amount of the Revolving Credit Loans plus the average daily aggregate undrawn amount of all unexpired Letters of Credit during the immediately preceding month or portion thereof. As used herein, “Unused Line Fee Rate” means a per annum rate equal to (a) 0.375%, if the average daily balance of Revolving Credit

Loans and average daily undrawn amount of Letters of Credit was equal to forty percent (40%) or less of the Aggregate Revolving Credit Commitment during the preceding calendar month, or (b) 0.325%, if the average daily balance of Revolving Credit Loans and average daily undrawn amount of Letters of Credit was more than forty percent (40%) of the Aggregate Revolving Credit Commitment during the preceding calendar month.

SECTION 4.5 Letter of Credit Fees. The Borrowers shall pay to the Letter of Credit Issuer for its own account (i) a fronting fee in respect of each Letter of Credit issued by the Letter of Credit Issuer for the account of the Borrowers in an amount equal to 0.25% of each such Letter of Credit, which fee shall be payable upon the issuance thereof and (ii) all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. In addition, the Borrowers shall pay to the Agent for the ratable benefit of the Lenders in respect of each Letter of Credit, on the first day of each month, commencing with the month immediately following the issuance of such Letter of Credit and on the expiry thereof, in arrears, a fee equal to (a) the Applicable Margin then in effect with respect to LIBOR Rate Advances, multiplied by (b) the daily average of the amount of the Letters of Credit outstanding during the preceding month or during the interim period ending on the expiry date, as the case may be.

SECTION 4.6 [Reserved]

SECTION 4.7 [Reserved]

SECTION 4.8 Fee Letter. The Borrowers shall pay to the Agent for its own account as and when due, without duplication and in accordance with the terms thereof, all fees required to be paid to the Agent under the Fee Letter and the Amendment Fee Letter.

SECTION 4.9 Calculations. All calculations of interest and fees hereunder shall be made by the Lender on the basis of a year of 360 days for the actual number of days elapsed in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate, fee or other payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4.10 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or Letter of Credit Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Letter of Credit Issuer or the London interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Letter of Credit Issuer of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Letter of Credit Issuer hereunder (whether of principal, interest or any other amount), then the Borrowers will pay to such Lender or Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Letter of Credit Issuer determines that any Change in Law affecting such Lender or Letter of Credit Issuer or any lending office of such Lender or such Lender’s or Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s capital or on the capital of such Lender’s or Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Letter of Credit Issuer, to a level below that which such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Letter of Credit Issuer’s policies and the policies of such Lender’s or such Letter of Credit Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or such Letter of Credit Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such Letter of Credit Issuer or such Lender’s or such Letter of Credit Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 4.10 and delivered to the Borrowers will be conclusive absent manifest error. The Borrowers will pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or Letter of Credit Issuer to demand compensation pursuant to this Section 4.10 shall not constitute a waiver of such Lender’s or Letter of Credit Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or a Letter of Credit Issuer pursuant to this Section 4.10 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or Letter of Credit Issuer, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Taxes.

(a) Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties, jointly and severally, shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.11, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V.

CONDITIONS OF LENDING

SECTION 5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent:

(a) Loan Documents. The Agent shall have received the following, each dated as of the Closing Date or as of an earlier date acceptable to the Agent, in form and substance satisfactory to the Agent and its counsel:

(i) counterparts of this Agreement, duly executed by the parties hereto;

(ii) the Notes, each duly executed by the Borrowers, to the extent (x) such Notes were requested three (3) Business Days prior to the Closing Date and (y) any Notes that were previously delivered to such requesting Lender prior to the Old Loan and Security Agreement shall be returned to the Borrowers on the Closing Date;

(iii) a financial condition certificate of the chief financial officer of each of the Loan Parties, in the form of Exhibit F;

(iv) an opinion of Latham & Watkins LLP addressed to the Agent covering such matters incident to the transactions contemplated by this Agreement as the Agent may reasonably require, which such counsel is hereby requested by the Borrower Agent on behalf of all the Loan Parties to provide;

(v) copies of the Governing Documents of each Loan Party and a copy of the resolutions of the Governing Body (or similar evidence of authorization) of each Loan Party authorizing the execution, delivery and performance of this Agreement, the other Loan Documents to which such Loan Party is or is to be a party, and the transactions contemplated hereby and thereby, attached to a certificate of a Responsible Officer of such Loan Party certifying (A) that such copies of the Governing Documents and resolutions of the Governing Body (or similar evidence of authorization) relating to such Loan Party are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, (B) the incumbency, names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and (C) that attached thereto is a list of all persons authorized to execute and deliver Notices of Borrowing and Notices of Continuation/Conversion on behalf of the Borrowers;

(vi) a certified copy of a certificate of the Secretary of State of the state of incorporation, organization or formation of each Loan Party, dated within thirty (30) days of the Closing Date, listing the certificate of incorporation, organization or formation of such Loan Party and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of incorporation, organization or formation on file in that office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is in good standing in that jurisdiction, in each case, to the extent commercially available in such state;

(vii) a closing certificate from a Responsible Officer of the Borrower Agent, in the form of Exhibit G; and

(viii) such other agreements, instruments, documents and evidence as the Agent or its counsel deems necessary in its discretion in connection with the transactions contemplated hereby.

(b) No Litigation. There shall be no pending or threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents or (ii) which affects the business, prospects, operations, assets, liabilities or condition

(financial or otherwise) of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Reimbursement. The Borrowers shall have paid (i) all reasonable and documented out-of-pocket fees and Lender Group Expenses required to be paid pursuant to Section 12.4 of this Agreement, to the extent invoiced at least two (2) Business Days prior to the Closing Date (it being understood that all other such fees and Lender Group Expenses shall be paid after the Closing Date in accordance with the terms of this Agreement), (ii) the fees referred to in this Agreement that are required to be paid on the Closing Date, and (iii) any fees due and payable to the Agent under the Amendment Fee Letter that are required to be paid on the Closing Date.

(d) No Change. No change, occurrence, event or development or event involving a prospective change that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect shall have occurred and be continuing.

(e) Material Contracts. The Agent and its counsel shall have performed (i) a review satisfactory to the Agent of all of the Material Contracts and other assets (including, without limitation, leases of operating facilities) of each Loan Party, the financial condition of each Loan Party, including all of its tax, litigation, environmental and other potential contingent liabilities, the capitalization and capital structure of each Loan Party and the cash management and management information systems of the Borrowers, (ii) a pre-closing audit and collateral review and (iii) reviews and investigations of such other matters as the Agent and its counsel deem necessary, in each case with results satisfactory to the Agent.

(f) Law. The Loan Parties shall be in compliance with all Requirements of Law and Material Contracts, other than such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.2 Conditions Precedent to Each Revolving Credit Loan and Each Letter of Credit. The obligation of the Lenders to make any Revolving Credit Loan or the Letter of Credit Issuer to cause to be issued any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true, correct and complete in all respects in the case of any Borrowing or issuance of any Letter of Credit, on the Closing Date, and in the case of any Borrowing or issuance of any Letter of Credit after the Closing Date, shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) No Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Revolving Credit Loan or the issuance of the requested Letter of Credit as of the date of such request; and

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

Each condition in Sections 5.1 and 5.2 that are subject to the satisfaction or discretion of the Agent, any Lender or the Letter of Credit Issuer shall be deemed satisfied upon the Agent’s, Lender’s or Letter of Credit Issuer’s, as applicable, making of any Revolving Credit Loan or the issuance of any Letter of Credit.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

SECTION 6.1 Representations and Warranties. Each of the Borrowers makes the following representations and warranties to the Agent and the Lenders, which shall be true, correct and complete in all respects as of the Closing Date, and after the Closing Date, shall be true, correct, and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of any Borrowing or issuance of any Letter of Credit as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) Organization, Good Standing and Qualification. Each Loan Party (i) is an Entity duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the state of its incorporation, organization or formation, (ii) has the requisite power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (iii) is duly qualified, authorized to do business and in good standing (to the extent such concept exists in the relevant jurisdictions) in each jurisdiction where it presently is, or proposes to be, engaged in business, except to the extent that the failure so to qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Locations of Offices, Records and Collateral. The address of the principal place of business and chief executive office of each Loan Party is, and the books and records of each Loan Party and all of its chattel paper and records of its Receivables are maintained in the possession of such Loan Party at the address of such Loan Party specified in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). There is no location at which any Loan Party maintains any Collateral in an aggregate principal amount exceeding $500,000 other than the locations specified for it in Schedule 6.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement). Schedule 6.1(b) (as such

Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) specifies all Real Property of each Loan Party, and indicates whether each location specified therein is leased or owned by such Loan Party.

(c) Authority. Each Loan Party has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party. All requisite corporate, limited liability company or partnership action necessary for the execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party (including the consent of its Owners, where required) has been taken.

(d) Enforceability. The Loan Documents delivered by the Loan Parties, when executed and delivered, will be, the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) No Conflict. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (i) do not contravene any of the Governing Documents of such Loan Party, (ii) do not contravene any Requirement of Law, (iii) do not contravene any Material Contract, except as such contravention would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iv) will not result in the imposition of any Liens upon any of its properties other than Permitted Liens.

(f) Consents and Filings. No consent, authorization or approval of, or filing with or other act by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby, except (i) such consents, authorizations, approvals, filings or other acts as have been made or obtained, as applicable, and are in full force and effect, (ii) the filing of UCC financing statements, (iii) filing of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, (iv) filings or other actions listed on Schedule 6.1(f), and (v) such consents, authorizations, approvals, filings or other acts the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Ownership. Schedule 6.1(g) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) sets forth the legal name (within the meaning of Section 9-503 of the UCC), jurisdiction of incorporation, formation or organization of each Loan Party, all jurisdictions in which each Loan Party is qualified to do business as a foreign Entity, the Persons that own the Equity Interests of each such Loan Party (other than TTD), and the number of Equity Interests owned by each such Person.

(h) Solvency. The Loan Parties, taken as a whole, are Solvent.

(i) Financial Data. Since December 31, 2016, there has been no change, occurrence, development or event, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Accuracy and Completeness of Information. All written factual data, reports and written factual information (other than any projections, estimates and information of a general economic or industry specific nature) concerning the Borrowers and their Subsidiaries that has been furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby, when taken as a whole, are correct in all material respects as of the date of certification of such data, reports and information, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made at such time.

(k) Legal and Trade Name. As of the Closing Date, during the past year, none of the Loan Parties has been known by or used any legal name or, except as such usage would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any trade name or fictitious name, except for its name as set forth in the introductory paragraph and on the signature page of this Agreement or the Guarantor Security Agreement, as applicable, which is the exact correct legal name of such Loan Party.

(l) No Broker’s or Finder’s Fees. No broker or finder brought about the obtaining, making or closing of the Revolving Credit Loans or financial accommodations afforded hereunder or in connection herewith by the Agent, any Lender or any of its Affiliates. No broker’s or finder’s fees or commissions will be payable by any Loan Party to any Person in connection with the transactions contemplated by this Agreement.

(m) Investment Company. None of the Loan Parties is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(n) Margin Stock. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” as that term is defined in Regulation U of the Federal Reserve Board. No part of the proceeds of any Revolving Credit Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

(o) Taxes and Tax Returns.

(i) Each Loan Party and each of its Subsidiaries has properly completed and timely filed all material income tax returns it is required to file and such returns were complete and accurate in all material respects.

(ii) All material taxes and similar governmental charges required to have been paid by the Loan Parties have been timely paid.

(iii) No material deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Loan Party or any of its Subsidiaries which remain unpaid. There are no pending or, to the knowledge of the Borrowers, threatened audits, investigations or claims by a Governmental Authority for or relating to any material liability of any Loan Party or any of its Subsidiaries for taxes.

(p) No Judgments or Litigation. Except as specified in Schedule 6.1(p), no judgments, orders, writs or decrees are outstanding against any Loan Party or any of its Subsidiaries, nor is there now pending or, to the knowledge of any Loan Party, any threatened litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party or any of its Subsidiaries that (i) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Notes, any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

(q) Title to Property. Each Loan Party and each of its Subsidiaries has (i) valid fee simple title to or valid leasehold interests in all of its Real Property and (ii) good and marketable title to all of its other assets, in each case, except where the failure to have such title interest or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of such assets are free and clear of Liens except for Permitted Liens.

(r) No Other Indebtedness. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries have any Indebtedness other than Indebtedness permitted under Section 8.1.

(s) Investments; Contracts. None of the Loan Parties, nor any of their Subsidiaries, (i) has committed to make any Investment; (ii) is a party to any indenture, agreement, contract, instrument or lease, or subject to any restriction in the Governing Documents or similar restriction or any injunction, order, restriction or decree; (iii) is a party to any “take or pay” contract as to which it is the purchaser; or (iv) has material contingent or long term liability, including any management contracts, in each case, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(t) Compliance with Laws. On the Closing Date and after giving effect to the transactions contemplated hereby, none of the Loan Parties nor any of their Subsidiaries is in violation of any Requirement of Law, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u) Rights in Collateral; Priority of Liens. All of the Collateral of each Loan Party is owned or leased by it free and clear of any and all Liens in favor of third parties, other than Liens in favor of the Agent and other Permitted Liens. Upon the proper filing of the financing and termination statements specified in Section 5.1(a)(viii) and any Mortgage and release specified in Section 5.1(a)(ix), the Liens granted by the Loan Parties pursuant to the Loan Documents constitute valid, enforceable and perfected first priority Liens on the Collateral (subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors in respect of Capitalized Lease Obligations).

(v) ERISA. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) No Lien has been imposed on the assets of any Plan under Section 303(k) or 4068 of ERISA or Section 430(k) of the Internal Revenue Code.

(ii) No Loan Party maintains or contributes to any Plan, other than those specified in Schedule 6.1(v).

(iii) Each Loan Party has satisfied the minimum funding standards of Sections 302 and 303 of ERISA and Section 412 and 430 of the Internal Revenue Code with respect to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 303 and 304 of ERISA or Section 412 of the Internal Revenue Code has been filed with respect to any Pension Plan.

(iv) No Termination Event has occurred or is reasonably expected to occur.

(v) There has been no non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code (a “Prohibited Transaction”) with respect to any Plan or any Multiemployer Plan.

(vi) With respect to each Plan and Multiemployer Plan, neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC

(vii) Each Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS and no event has occurred which would cause the loss of such qualification.

(viii) Each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and any applicable Requirement of Law.

(ix) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan as of such date.

(x) Neither any Loan Party nor, to the knowledge of the Borrowers, any ERISA Affiliate has received any notice that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA or under Section 432 of the Internal Revenue Code.

(w) Intellectual Property. Set forth on Schedule 6.1(w) is a complete and accurate list of all material Patents, Trademarks and Copyrights, and all licenses thereof, of the Loan Parties, showing as of the date hereof the jurisdiction in which registered, the registration number and the date of registration. Each Loan Party owns or licenses all Patents, Trademarks, Copyrights and other intellectual property rights which are reasonably necessary for the operation of its business. No Loan Party, to its knowledge, has infringed any Patent, Trademark, Copyright or other intellectual property right owned by any other Person by the sale or use of any product, process, method, substance, part or other material now sold or used, where such sale or use would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and no claim or litigation is pending or, to each Borrower’s knowledge, threatened against any Loan Party that contests its right to sell or use any such product, process, method, substance, part or other material.

(x) Labor Matters. Schedule 6.1(x) accurately sets forth all collective bargaining agreements to which any Loan Party or any of its Subsidiaries is a party as of the Closing Date, and their dates of expiration. There are no existing or, to each Borrower’s knowledge, threatened strikes, lockouts or other disputes relating to any collective bargaining or similar labor agreement to which any Loan Party or any of its Subsidiaries is a party which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(y) Compliance with Environmental Laws. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no Loan Party is the subject of any judicial or administrative proceeding or investigation relating to the violation of any Environmental Law or asserting potential liability arising from the release or disposal by any Person of any Hazardous Materials, (ii) no Loan Party has filed with or received from any Governmental Authority any notice, order, stipulation or directive under any Environmental Law concerning the treatment, storage, disposal, spill, release or threatened release of any Hazardous Materials at, on, beneath or adjacent to Real Property owned or leased by it, (iii) each Loan Party has no knowledge of any contingent liability for any release of any Hazardous Materials, and there has been no spill or release of any Hazardous Materials at any of its Real Property in violation of Environmental Laws and (iv) to the knowledge of each Borrower, none of any Loan Party’s Real Property has ever been used as a waste disposal site, whether registered or unregistered.

(z) Licenses and Permits. Each Loan Party and each of its Subsidiaries has obtained and holds in full force and effect all Permits which are necessary or advisable for the operation of its business as presently conducted and as proposed to be conducted, except where the failure to possess any of the foregoing (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Each Loan Party is in compliance in all material respects with all State Licensing Laws applicable to it. No Loan Party has received any communication (including without limitation any oral communication) from any Governmental Authority alleging that it is not in compliance in any material respect with, or may be subject to material liability under, any State Licensing Laws.

(aa) Compliance with Anti-Terrorism Laws. None of the Loan Parties nor any of their Subsidiaries is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering; or

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Revolving Credit Loans will be, directly or, to the knowledge of the Borrowers or any of their respective Subsidiaries, indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other Person for the purpose of financing the activities of any Person currently the subject of sanctions administered by OFAC.

(bb) Government Regulation. None of the Loan Parties and none of their Subsidiaries is subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Interstate Commerce Act or any other Requirement of Law that limits its ability to incur Indebtedness or to consummate the transactions contemplated by this Agreement and the other Loan Documents.

(cc) Material Contracts. Set forth on Schedule 6.1(cc) (as such Schedule may be amended from time to time by written notice from the Borrower Agent to the Agent given with the Compliance Certificate) is a complete and accurate list of all Material Contracts of each Loan Party. Each such Material Contract has been duly authorized, executed and delivered by the applicable Loan Party. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract of the Loan Parties is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under such Material Contract by any party thereto.

(dd) Business and Properties. No business of any Loan Party or any of its Subsidiaries is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ee) Money-Laundering Laws. Each Loan Party is in compliance in all material respects with all Money Laundering Laws applicable to it. No Loan Party has received any communication (including without limitation any oral communication) from any Governmental Authority alleging that it is not in compliance in any material respect with, or may be subject to material liability under, any Money Laundering Laws.

(ff) Master Services Agreements. Except as specified in Schedule 6.1(ff) (as such Schedule may be amended from time to time by written notice from the Borrower Agent to the Agent), no Loan Party is party to (A) any Designated Closing Date MSA or (B) any Master Services Agreement entered into after the Original Closing Date, in any such case, which provides that (i) any payments contemplated under such Master Services Agreement in respect of the purchase from any Loan Party of the right to place advertisements on one or more Media Outlets are payable to any Person other than such Loan Party, or (ii) any portion of the amounts payable from the Advertiser or one or more of its agents to any Loan Party under such Master Services Agreement is required to be held in escrow or in trust, or otherwise turned over to, or held for the benefit of, any Advertiser, any Publisher, any SSP or any other Person.

(gg) Eligible Receivables. As to each Receivable that is identified by the Borrowers as an Eligible Receivable in a Borrowing Base Certificate submitted to the Agent, such Receivable is (x) a bona fide existing payment obligation of the applicable account debtor created by the sale and delivery of inventory or the rendition of services to such account debtor in the ordinary course of the Borrowers’ business, (y) owed to a Borrower without any claimed defenses, disputes, offsets, counterclaims, or rights of return or cancellation other than as permitted under the definition of Eligible Receivables and as noted on the Borrowing Base Certificate, and (z) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) as required in the definition of Eligible Receivables.

ARTICLE VII.

AFFIRMATIVE COVENANTS OF THE BORROWERS

Each Borrower covenants and agrees that, until the Payment in Full of all Obligations:

SECTION 7.1 Existence. The Loan Parties shall, and shall cause each of their Subsidiaries to, (i) maintain their Entity existence, except in connection with a transaction expressly permitted under Section 8.3 or in the case of any Entity other than a Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, Trademarks, qualifications and authorizations to do business, and all material Patents, contracts and other rights necessary or advisable to the profitable conduct of its businesses, except (A) as expressly permitted by this Agreement, (B) such as may expire, be abandoned or lapse in the ordinary course of business, or (C) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) continue in the same or reasonably related lines of business as presently conducted by it.

SECTION 7.2 Maintenance of Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, keep all assets used or useful and necessary to its business in good working order and condition (ordinary wear and tear and casualty and condemnation excepted) in accordance with its ordinary course of business practices.

SECTION 7.3 [Reserved].

SECTION 7.4 Taxes. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay, before the same becomes delinquent or in default, (i) all material Taxes imposed against it or any of its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that, such payment and discharge will not be required with respect to any Tax or claim if (x) the validity thereof, or to the extent the amount thereof, is being contested in good faith, by appropriate proceedings diligently conducted and (y) an adequate reserve or other appropriate provision shall have been established therefor as required in accordance with GAAP.

SECTION 7.5 Requirements of Law. The Loan Parties shall, and shall cause each of their Subsidiaries to, comply with all Requirements of Law applicable to it, including any State Licensing Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 7.6 Insurance. Each of the Loan Parties shall, and shall cause each of their Subsidiaries to maintain, with insurance companies reasonably believed to be financially sound and reputable, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause. The Borrower Agent will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained. Furthermore, the Loan Parties shall: (a) obtain certificates and endorsements reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 7.6 to provide that it shall not be cancelled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Agent; and (c) deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor. If any Loan Party fails to obtain and maintain insurance as provided in this Section, or to keep the same in force, the Agent, if the Agent so elects, in its Permitted Discretion, may obtain such insurance and pay the premium therefor for the Borrowers’ account, and charge the Borrowers’ Loan Account for same, and such expenses so paid shall be part of the Obligations. Without limitation of the foregoing, if as of the Closing Date or at any time thereafter, all or a portion of the improvements situated on any fee owned Real Property are located within an area designated by the Federal Emergency Management Agency or the Flood Disaster Protection Act of 1973 (P.L. 93-234) as

being in a “special flood hazard area” or as having specific flood hazards, the Borrowers shall also furnish the Agent with flood insurance policies which conform to the requirements of said Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968, as either may be amended from time to time.

SECTION 7.7 Books and Records; Inspections.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain books and records (including computer records and programs) of account pertaining to the assets, liabilities and financial transactions of the Loan Parties and their Subsidiaries in such detail, form and scope as is consistent with good business practice.

(b) The Loan Parties shall, and shall cause each of their Subsidiaries to, provide the Agent and its agents and one representative of each of the Lenders access to the premises of the Loan Parties and their Subsidiaries at any time and from time to time, during normal business hours and with reasonable notice under the circumstances, and at any time after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (A) inspecting and verifying the Collateral, (B) inspecting and copying any and all records pertaining thereto, (C) conducting field examinations and appraisals with respect to the Collateral, and (D) discussing the affairs, finances and business of the Loan Parties and their Subsidiaries with any officer, employee or director thereof or with the Auditors (subject to such Auditor’s policies and procedures). The Borrowers shall reimburse the Agent for the reasonable and documented travel and related expenses of the Agent’s employees or, at the Agent’s option, of such outside accountants or examiners as may be retained by the Agent to verify or inspect Collateral, records or documents of the Loan Parties and their Subsidiaries; provided that, so long as no Default or Event of Default then exists, the number of field examinations and appraisals for which the Borrowers shall be liable for reimbursement to the Agent hereunder shall be limited to one (1) per fiscal year, plus additional field examinations with respect to Receivables acquired or to be acquired in connection with any Permitted Acquisition or Permitted Investment that the Borrowers elects to include in the Borrowing Base; provided, further, that the foregoing shall not operate to limit the number of inspections, field examinations and appraisals that the Agent may elect to undertake. If the Agent’s own employees are used, the Borrowers shall also pay such reasonable per diem allowance as the Agent may from time to time establish, or, if outside examiners or accountants are used, the Borrowers shall also pay the Agent such sum as the Agent may be obligated to pay as fees for such services. All such Obligations may be charged to the Loan Account or any other account of the Borrowers with the Agent or any of its Affiliates.

SECTION 7.8 Notification Requirements. The Borrowers shall timely give the Agent the following notices and other documents:

(a) Notice of Defaults. Promptly, and in any event within five (5) Business Days after any Responsible Officer of the Borrowers obtains actual knowledge of the occurrence of a Default or Event of Default, a certificate of a Responsible Officer specifying the nature thereof and the Borrowers’ proposed response thereto, each in reasonable detail.

(b) Proceedings; Changes. Promptly, and in any event within five (5) Business Days after any Responsible Officer of the Borrowers obtains actual knowledge of (i) any proceeding including, without limitation, any proceeding the subject of which is based in whole or in part on a commercial tort claim being instituted or threatened to be instituted against a Loan Party or any of its Subsidiaries before any Governmental Authority as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to result in a liability in excess of $1,000,000 or (ii) any actual change, development or event which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a written statement describing such proceeding, change, development or event and any action being taken by such Loan Party or any of its Subsidiaries with respect thereto.

(c) Changes. Promptly, and in any event within five (5) Business Days after (i) a change in the location of any Collateral from the locations specified in Schedule 6.1(b) or (ii) a change of the legal name, Entity structure or jurisdiction of organization of any Loan Party thereof, a written statement describing such change, together with, in the case of clause (ii), copies of the Governing Documents of such Loan Party, certified by the Secretary of State (or equivalent) in each relevant jurisdiction, evidencing such change. If any notice is delivered with respect to Schedule 6.1(b) pursuant to this Section 7.8, such notice shall be deemed to be an addition to such Schedule.

(d) ERISA Notices.

(i) Promptly, and in any event within five (5) Business Days after a Termination Event has occurred, a written statement of a Responsible Officer of the Borrower Agent describing such Termination Event and any action that is being taken, or will be taken, with respect thereto by any Loan Party (or any known ERISA Affiliate), and any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect to such Termination Event;

(ii) promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request pursuant to Section 412(c) of the internal Revenue Code filed with respect to any Pension Plan subject to the funding requirements of Section 412 of the Internal Revenue Code;

(iii) promptly, and in any event within five (5) Business Days after receipt by any Loan Party of the PBGC’s intention to terminate a Plan under Section 4041 or Section 4041A of ERISA or to have a trustee appointed to administer a Plan, a copy of such notice;

(iv) promptly, and in any event within five (5) Business Days after the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto) of:

(A) any Prohibited Transaction which would subject any Borrower to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, or any trust created thereunder;

(B) a failure by any Borrower or, to the knowledge of any Borrower, ERISA Affiliate to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Internal Revenue Code, or a failure by any Loan Party to make a payment to a Multiemployer Plan which is required by ERISA or the Internal Revenue Code; and

(C) the establishment of any new Plan or the obligation to contribute to any new Plan which was not specified on Schedule 6.1(v);

(v) promptly upon and in any event within five (5) Business Days after the request of the Agent, each annual report (IRS Form 5500 series) and all accompanying schedules and the most recent actuarial reports, in any case, with respect to any Pension Plan;

(vi) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, notice and demand for payment of withdrawal liability under Section 4201 of ERISA with respect to a Multiemployer Plan or notice that a Multiemployer Plan is subject to Section 305 of ERISA or Section 432 of the Internal Revenue Code; and

(vii) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or ERISA Affiliate, notice of any administrative or judicial complaint, or the entry of a judgment, award or settlement agreement, in either case with respect to a Plan that would reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

(d) Material Contracts. Concurrently with the delivery of any Compliance Certificates delivered pursuant to Section 7.11(d), notice of any Material Contract that has been terminated or amended in any material respect, together with a copy of any such amendment and delivery of a copy of any new Material Contract that has been entered into, in each case since the later of the Closing Date or delivery of the prior Compliance Certificate.

(e) Environmental Matters. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party thereof, copies of (A) any written notice that any violation of any Environmental Law was committed by a Loan Party which violation could reasonably be expected to result in liability or involve remediation costs that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (B) any written notice that any administrative or judicial complaint or order has been filed against a Loan Party alleging violations of any Environmental Law or requiring a Loan Party to take any action in connection with the release of toxic or Hazardous Materials into the environment which violation or action would reasonably be expected, individually or in the aggregate, to have a Material

Adverse Effect, (C) any written notice from a Governmental Authority or other Person alleging that a Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Material into the environment or any damages caused thereby which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (D) Environmental Law adopted, enacted or issued after the date hereof of which any Borrower becomes aware which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f) Insurance. Promptly, and in any event within five (5) Business Days after receipt by a Loan Party of notice or knowledge thereof, of the actual or intended cancellation of, or any material and adverse change in coverage or other terms of, any insurance required to be maintained by the Loan Parties pursuant to this Agreement or any other Loan Document.

SECTION 7.9 Casualty Loss. The Loan Parties shall provide written notice to the Agent, within five (5) Business Days, of any material damage to, the destruction of, or any other material loss to any asset or property owned or used by any Loan Party other than any such asset or property with a net book value (individually or in the aggregate) less than $1,000,000 or any condemnation, confiscation or other taking, in whole or in part, or any event that otherwise diminishes so as to render impracticable or unreasonable the use of such asset or property owned or used by the Loan Parties, together with a state of the amount of the damage, destruction, loss or diminution in value.

SECTION 7.10 Qualify to Transact Business. The Loan Parties shall, and shall cause each of their Subsidiaries to, qualify to transact business as a foreign corporation, limited partnership or limited liability company, as the case may be, in each jurisdiction where the nature or extent of its business or the ownership of its property requires it to be so qualified or authorized and where failure to qualify or be authorized could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.11 Financial Reporting. The Borrower Agent shall deliver to the Agent the following:

(a) Annual Financial Statements. As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year, (A) the annual audited consolidated Financial Statements of the Loan Parties and their Subsidiaries for and as of the end of the prior fiscal year; (B) in the event that (x) the gross revenues of the Subsidiaries of the Borrower Agent exceed $100,000,000 per year or (y) the aggregate amount of Investments by the Loan Parties in or to, and guarantees by the Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties exceeds $5,000,000, the annual Financial Statements of the Loan Parties and their Subsidiaries, on a consolidating basis, for and as of the end of the prior fiscal year; (C) a comparison in reasonable detail to the prior year’s audited Financial Statements; and (D) the Auditors’ opinion without Qualification and a “Management Letter”.

(b) Business Plan. Not later than sixty (60) days after the end of each fiscal year of the Loan Parties, the Business Plan of the Loan Parties certified by the chief financial officer, controller or vice president, finance, of the Borrower Agent.

(c) Quarterly Financial Statements. As soon as available, but not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, (A) management prepared interim consolidated Financial Statements of the Loan Parties and their Subsidiaries as at the end of such fiscal quarter and for the fiscal year to date and setting forth in comparative form the figures for the corresponding period or periods of the previous fiscal year and as set forth in the Business Plan; (B) in the event that (x) the gross revenues of the Subsidiaries of the Borrower Agent exceed $100,000,000 per year or (y) the aggregate amount of Investments by the Loan Parties in or to, and guarantees by the Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties exceeds $5,000,000, the management prepared interim Financial Statements of the Loan Parties and their Subsidiaries, on a consolidating basis, as at the end of such fiscal quarter and for the fiscal year to date; (C) a certification by the Borrower Agent’s chief financial officer, controller or the vice president, finance that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments); and (D) a narrative discussion of the financial condition of the Loan Parties and their Subsidiaries and results of operations and the liquidity and capital resources for the fiscal quarter then ended, prepared by the chief financial officer of the Borrower Agent; provided that, in lieu of such narrative discussion, the Borrower Agent may participate in a quarterly conference call (each such call to be at a time and date to be reasonably agreed by the Borrower Agent and the Agent) among senior management of the Borrower Agent, the Agent and the Lenders.

(d) Compliance Certificate. As soon as available, but (A) not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and (B) and one hundred twenty (120) days after each fiscal year end, a compliance certificate, substantially in the form of Exhibit H (a “Compliance Certificate”), signed by the Borrower Agent’s chief financial officer or vice president-finance, with an attached schedule setting forth the calculations to arrive at EBITDA and the Consolidated Fixed Charge Coverage Ratio as of the end of such fiscal quarter or fiscal year, as applicable, without regard to whether a Covenant Testing Period is then in effect.

(e) Borrowing Base Certificate. Monthly, not later than the twentieth (20th) day of each fiscal month, a certificate signed by the chief financial officer or the vice president-finance of the Borrower Agent substantially in the form of Exhibit I (a “Borrowing Base Certificate”) detailing the Eligible Receivables, containing a calculation of Availability and reflecting all sales, collections, and debit and credit adjustments, as of the last day of the preceding month (or as of a more recent date as the Agent may from time to time reasonably request); provided that, if Excess Availability is at any time less than the greater of (x) Fifteen Million Dollars ($15,000,000) and (y) 12.5% of the lesser of (I) the Borrowing Base then in effect and (II) the Aggregate Revolving Credit Commitment as of such date, then, commencing with the first calendar week following the end of such fiscal month, and continuing on a weekly basis thereafter, until a period of sixty (60) consecutive days has elapsed during which at all times Excess Availability has equaled or exceeded the greater of (x) Fifteen Million Dollars ($15,000,000) and (y) 12.5% of the lesser of (I) the Borrowing Base then in effect and (II) the Aggregate Revolving Credit Commitment as of such date, the Borrower Agent shall deliver the Borrowing Base Certificate weekly, on the Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), setting forth the Borrowing Base calculated as of the close of business on the immediately preceding Saturday.

(f) Agings. Monthly, not later than the fifteen (15th) day after the end of each fiscal month, agings of the Borrowers’ Receivables and accounts payable, in scope and detail satisfactory to the Agent, as of the last day of the preceding month.

(g) SEC Reports. Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Agent, other materials publicly filed by the Borrowers with the Securities and Exchange Commission or, in the case of TTD, distributed to generally to the holders of its Equity Interests.

(h) Other Financial Information. Promptly after the request by the Agent, such additional financial statements and other related data and information as to the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Loan Party or any of its Subsidiaries as the Agent may from time to time reasonably request.

Notices and information required to be delivered pursuant to this Section 7.11 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Agent posts such documents, or provides a link thereto on the Borrower Agent’s website on the Internet at the website address http://thetradedesk.com; (ii) on which the Borrower Agent delivers such documents by electronic mail to the Agent or (iii) on which such documents are posted on the Borrower Agent’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that: (i) until the Agent has confirmed its receipt of an electronic copy of any such document, the Borrower Agent shall deliver paper copies of such documents to the Agent or any Lender if so requested by Agent or any such Lender in writing and (ii) the Borrower Agent shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower Agent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 7.12 Payment of Liabilities. The Loan Parties shall, and shall cause each of their Subsidiaries to, pay and discharge, in the ordinary course of business, all obligations and liabilities (including, without limitation, tax liabilities and other governmental charges), except where (i) the same may be contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been established in accordance with GAAP or (ii) the failure to make payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.13 ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties shall (i) maintain each Plan intended to qualify under Section 401(a) of the Internal Revenue Code so as to satisfy in all material respects the qualification requirements thereof, (ii) contribute, or require that contributions be made, in a timely manner (A) to each Plan in amounts sufficient to satisfy in all material respects applicable Requirements of Law and the terms and conditions of each such Plan, and (B) to each Foreign Plan in amounts sufficient to satisfy in all material respects the minimum funding requirements of any applicable law or regulation, and (iii) cause each Plan or Foreign Plan to comply in all material respects with applicable law (including all applicable statutes, orders, rules and regulations). As used in this Section 7.13, “Foreign Plan” means a plan that provides retirement or health benefits and that is maintained, or otherwise contributed to, by a Loan Party for the benefit of employees outside the United States.

SECTION 7.14 Environmental Matters. The Loan Parties shall, and shall cause each of their Subsidiaries to, conduct its business so as to comply in all material respects with all applicable Environmental Laws and obtain and renew all material Permits, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 7.15 Intellectual Property. The Loan Parties shall, and shall cause each of their Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all of its material registrations of Trademarks, Patents and Copyrights.

SECTION 7.16 Solvency. The Loan Parties, taken as a whole, shall be and remain Solvent at all times.

SECTION 7.17 [Reserved].

SECTION 7.18 [Reserved].

SECTION 7.19 Money Laundering Laws. Each of the Loan Parties shall comply in all material respects with all Money Laundering Laws applicable to it and shall maintain all of the necessary Permits required pursuant to any Money Laundering Laws applicable to it in order for such Loan Party to continue the conduct of its business as currently conducted.

SECTION 7.20 Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms or acquires any direct or indirect Subsidiary after the Closing Date, within fifteen (15) days of such event (or such later date as permitted by the Agent in its discretion) (a) cause such new Subsidiary, if such new Subsidiary is a Domestic Subsidiary and Borrower Agent requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower, to provide to Agent a joinder to this Agreement, (b) if such new Domestic Subsidiary is not joined as a Borrower, cause such new Domestic Subsidiary to provide to Agent a joinder to the Guaranty and the Guarantor Security Agreement, (c) to the extent required by and subject to the exceptions set forth in this Agreement and the Security Documents, deliver to Agent financing statements with respect to such Subsidiary, a Pledged Interests Addendum with respect to the Equity Interests of such Subsidiary, and such other security agreements (including Mortgages with respect to any Real Property owned in fee of such new Subsidiary), all in form and substance reasonably satisfactory to the Agent, necessary to create the Liens intended to be created under the Security Documents; provided, that the joinder to the Guaranty and the Guarantor Security Agreement and such other Security Documents, shall not be required to be provided to the Agent with respect to any Foreign Subsidiary, (d) provide, or cause the applicable Loan Party to provide, to Agent a Pledged Interests Addendum and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary; provided, that only sixty-five percent (65%) of the total outstanding Voting Interests of any first tier Foreign Subsidiary (and none of the Equity Interests of any Subsidiary of such Foreign Subsidiary) shall be required to be pledged (which pledge, if reasonably requested by the Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (e) provide to the Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Agent, which, in its Permitted Discretion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a Mortgage).

ARTICLE VIII.

NEGATIVE COVENANTS

Each Borrower covenants and agrees that, until Payment in Full of all Obligations:

SECTION 8.1 Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Indebtedness other than:

(i) Indebtedness under the Loan Documents, including any Indebtedness created pursuant to the Incremental Revolving Credit Commitments;

(ii) Indebtedness existing on the Original Closing Date and set forth in Schedule 8.1(ii), and any Refinancing Indebtedness in respect of such Indebtedness;

(iii) Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness) to finance all or any part of the purchase, lease, construction, installment, repair or improvement of property, plant or equipment or other fixed or capital assets, in an aggregate principal amount not to exceed $2,000,000 at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness is incurred within 180 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(iv) subject to the requirements set forth in the definitions thereof, (A) the Term Loan Indebtedness and (B) the Real Property Indebtedness;

(v) Permitted Hedging Agreements and Bank Product Obligations;

(vi) Indebtedness owed to (including obligations in respect of letters of credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that, upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than sixty (60) days following such incurrence;

(vii) Indebtedness arising from agreements of any Borrower or any Subsidiary providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition or the disposition of any business, assets or Subsidiaries not prohibited by this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing any such Permitted Acquisition; provided, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrowers and their Subsidiaries in connection with such disposition;

(viii) intercompany Indebtedness between or among the Borrowers and the Subsidiaries; provided that such Indebtedness is only entered into in connection with Investments permitted under Section 8.11 and, to the extent such Indebtedness is in an aggregate principal amount exceeding $1,500,000, is subject to an Intercompany Subordination Agreement;

(ix) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, provided in the ordinary course of business;

(x) Guarantees of Indebtedness of the Borrowers or the Subsidiaries permitted to be incurred under this Agreement; provided that (A) such guarantees are not prohibited by the provisions of Section 8.11; (B) no such Guarantee by any Subsidiary of any Term Loan Indebtedness shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations, and (C) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(xi) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(xii) Acquired Indebtedness in an amount not to exceed $5,000,000 at any one time;

(xiii) Subordinated Debt, if any, subject to the terms set forth in the Subordination Agreement corresponding thereto; and

(xiv) Indebtedness incurred in the ordinary course of business in respect of (A) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements, and in connection with securities and commodities arising in connection with the acquisition or disposition of Permitted Investments and not any obligation in connection with margin financing, (B) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, (C) the endorsement of instruments for deposit or the financing of insurance premiums, (D) deferred compensation or similar arrangements to the employees of the Borrowers or any of its Subsidiaries, (E) obligations to pay insurance premiums or take or pay obligations contained in supply agreements and (F) Indebtedness owed to any Person providing property, casualty, business interruption or liability insurance to the Borrower or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of the annual premium for such insurance.

For purposes of determining compliance with this Section 8.1, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the above-listed clauses, the Borrowers may, in their sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including pay-in-kind interest), and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.1. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that, the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 8.1.

SECTION 8.2 Contingent Obligations. Except as specified in Schedule 8.2, the Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, assume, or suffer to exist any Contingent Obligation, excluding (i) indemnities given in connection with this Agreement or the other Loan Documents in favor of the Agent and the Lenders and (ii) Contingent Obligations incurred, assumed or suffered in connection with any Indebtedness permitted under Section 8.1.

SECTION 8.3 Entity Changes, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, merge or consolidate with any Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), other than (i) the merger or consolidation of any Subsidiary into or with the Borrower Agent in a transaction in which the Borrower Agent is the survivor, (ii) the merger or consolidation of any Subsidiary into or with a Loan Party (other than the Borrower Agent) in which the surviving or resulting entity is a Loan Party, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with a Subsidiary that is not a Loan Party, (iv) the liquidation or dissolution or, subject to compliance with Section 7.8(c)(ii), change in form of entity of any Subsidiary of the Borrower Agent if a Responsible Officer of the Borrower Agent determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders, or (v) the merger or consolidation of any Subsidiary with or into any other Person in order to effect a Permitted Investment so long as the continuing or surviving Person will be a Loan Party if the merging or consolidating Subsidiary was a Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 7.20.

SECTION 8.4 Change in Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make any material change in the nature of their business as carried on at the date hereof or enter into any new line of business that is not similar, corollary, related, ancillary, incidental or complementary, or a reasonable extension, development or expansion thereof or ancillary thereto the business as carried on as of the date hereof.

SECTION 8.5 Sales, Etc. of Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer or otherwise dispose of any of its assets, except:

(i) the sales of inventory in the ordinary course of business;

(ii) the sale or other disposition for fair market value of obsolete or worn out property, or other property no longer used or useful in the conduct of business, in each case, disposed of in the ordinary course of business;

(iii) the sale, transfer or other disposition of cash and Cash Equivalents in the ordinary course of business;

(iv) sales, transfers or other dispositions of property that are a settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Borrower or any Subsidiary;

(v) sales, transfers or other dispositions constituting Liens permitted by Section 8.9;

(vi) dispositions constituting Permitted Investments;

(vii) non-exclusive licenses of intellectual Property in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(viii) the abandonment of Intellectual Property (or lapse of any registration or application in respect of Intellectual Property) that is, in the reasonable good faith judgment of the Borrower Agent, no longer economically practicable to maintain or useful in the conduct of the business of the Borrowers and their Subsidiaries;

(ix) the exclusive licensing by any Loan Party to one or more Foreign Subsidiaries on an arm’s length basis of the right to use Intellectual Property solely in jurisdictions outside of the United States and its territories, pursuant to any Intercompany License Agreement;

(x) any transfer of inventory between or among the Loan Parties and any other transfer of property or assets (other than Receivables) between or among the Loan Parties, in each case, in the ordinary course of business;

(xi) sales, transfers or other dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, transfer or other disposition are promptly applied to the purchase price of such replacement property; and

(xii) sales, transfers or other dispositions of accounts receivable (other than Eligible Receivables financed under this Agreement) in connection with the collection or compromise thereof.

SECTION 8.6 Use of Proceeds. The Borrowers will not (i) use any portion of the proceeds of any Revolving Credit Loan in violation of Section 2.4 or for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board) in any manner which violates the provisions of Regulation T, U or X of the Federal Reserve Board or (ii) take, or permit any Person acting on its behalf to take, any action which could reasonably be expected to cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

SECTION 8.7 [Reserved].

SECTION 8.8 [Reserved].

SECTION 8.9 Liens, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time create, incur, assume or suffer to exist any Lien on or with respect to any assets, other than Permitted Liens.

SECTION 8.10 Dividends, Redemptions, Distributions, Etc. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay any dividends or make any distributions on or in respect of its Equity Interests, or purchase, redeem or retire any of its Equity Interests or any warrants, options or rights to purchase any such Entity Interests, whether now or hereafter outstanding (“Interests”), or make any payment on account of or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of such Interests, either directly or indirectly, whether in cash, property or in obligations of the Loan Parties or any of their Subsidiaries, other than:

(i) a Subsidiary may pay dividends to the Borrowers or to another Subsidiary of the Borrowers, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly-owned by such Borrower and other wholly-owned Subsidiaries of the Borrowers;

(ii) the Loan Parties and their Subsidiaries may repurchase or redeem any of its Equity Interests to the extent such repurchase or redemption is made from net cash proceeds received by any of the Loan Parties in connection with a substantially concurrent issuance of Equity Interests of such Loan Party;

(iii) the Loan Parties and their Subsidiaries may pay dividends solely in Equity Interests of any class of its Equity Interests;

(iv) the Borrower Agent may repurchase, retire or acquire its Equity Interests owned by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrowers or any Subsidiary (a) so long as no Default or Event of

Default then exists or would be caused thereby, upon termination of employment or in connection with the death or disability of such person, in each case, in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans, in an aggregate amount not to exceed $1,000,000 in any fiscal year or (b) to the extent that the proceeds of such repurchases, retirements or acquisitions are applied to satisfy withholding tax obligations arising in connection with the vesting of restricted Equity Interests; provided that clauses (a) and (b) of the Payment Conditions are satisfied;

(v) the Loan Parties or any of their Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any permitted acquisition; and

(vi) so long as no Default or Event of Default then exists or would be caused thereby, cash dividends and distributions paid on the equity of the Borrower Agent; provided that the aggregate amount of all such dividends and distributions made by the Borrower Agent in any fiscal year does not exceed $1,000,000.

SECTION 8.11 Investments. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, at any time make or hold any Investment in any Person (whether in cash, securities or other property of any kind) except the following (collectively, the “Permitted Investments”):

(i) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 8.11;

(ii) Investments in cash and Cash Equivalents;

(iii) Guarantees by the Borrowers and their Subsidiaries constituting Indebtedness permitted by Section 8.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party shall be subject to the limitation set forth in clause (iv) of this Section;

(iv) Investments made by the Borrowers in or to any Subsidiary and by any Subsidiary to any Borrower or in or to another Subsidiary; provided that the aggregate amount of such other Investments by the Loan Parties in or to, and guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Loan Party (for the avoidance of doubt, not including any such Investments and guarantees existing on the Closing Date) shall not exceed $25,000,000 at any time outstanding; provided that clauses (a) and (b) of the Payment Conditions are satisfied;

(v) loans or advances to employees, officers or directors of the Borrowers or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $500,000 at any time outstanding;

(vi) Permitted Hedging Agreements and Bank Product Obligations;

(vii) Permitted Acquisitions;

(viii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(ix) promissory notes and other non-cash consideration that is permitted to be received in connection with dispositions permitted by Section 8.5;

(x) Guarantees by the Borrowers or any of their Subsidiaries of leases (other than Capitalized Lease Obligations) or of other obligations of any Person that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xi) Investments acquired as a result of a foreclosure by the Borrowers or any Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(xii) Investments resulting from pledges and deposits that are Permitted Liens;

(xiii) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 8.10;

(xiv) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(xv) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrowers and their Subsidiaries;

(xvi) purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or intellectual property in each case in the ordinary course of business;

(xvii) Investments consisting of the licensing of Intellectual Property pursuant to any Intercompany License Agreement;

(xviii) Investments between and/or among the Loan Parties and their Subsidiaries comprised of intercompany obligations under (a) that certain Cost Sharing Agreement effective as of June 1, 2016, by and between the Borrower Agent and The Trade Desk Cayman, (b) that certain Management Services Agreement dated as of September 1, 2016, between the Borrower Agent and The UK Trade Desk Ltd., (c) that certain Expense Reimbursement Agreement effective as of September 1, 2016, by and between Borrower Agent and The UK Trade Desk Ltd., and (d) other cost-sharing arrangements, expense reimbursement agreements, master services agreements or other types of agreements in form and substance reasonably acceptable to the Agent; provided that, in all cases, (1) no such Investment shall involve, directly or indirectly, any cash payment by any Loan Party to, or on behalf of , any Subsidiary that is not a Loan Party,

(2) to the extent constituting Indebtedness, such Investment shall be subject to an Intercompany Subordination Agreement, (3) any such Investment in the form of an intercompany loan or receivable owing by a Subsidiary of a Loan Party that is not a Loan Party in favor of any Loan Party shall be evidenced by a promissory note that has been pledged to Agent in accordance with the terms of this Agreement, and (4) to the extent that such Investment involves, directly or indirectly, the funding of any costs or expenses, or the making of any other payments, by a Loan Party for the benefit of any Subsidiary that is not a Loan Party, such funding or other payment shall be made in the ordinary course of business and consistent with the past practices of the Loan Parties and their Subsidiaries as disclosed to Agent prior to the Closing Date; provided further, that such Investments by the Loan Parties in Subsidiaries that are not Loan Parties shall only be permitted to be made so long as the aggregate gross revenue attributable to non-Loan Party Subsidiaries, during the fiscal quarter most recently ended for which Financial Statements are required to have been delivered pursuant to Section 7.11 of this Agreement, does not exceed 30% of the aggregate gross revenue of the Loan Parties and their Subsidiaries, on a consolidated basis, for such period; and

(xix) other Investments which in the aggregate do not exceed $1,000,000 in any fiscal year.

SECTION 8.12 [Reserved].

SECTION 8.13 Fiscal Year. The Loan Parties will not, and will not permit any of their Subsidiaries to, change their fiscal year from a year ending December 31.

SECTION 8.14 Accounting Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make or permit any change in accounting policies or reporting practices, except as permitted under GAAP.

SECTION 8.15 [Reserved].

SECTION 8.16 No Prohibited Transactions Under ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have in a Material Adverse Effect, the Loan Parties will not: (i) engage in any Prohibited Transaction which could reasonably be expected to result in the imposition on the Loan Parties of a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor; (ii) terminate any Pension Plan where such event would result in any liability to any Loan Party or ERISA Affiliate under Title IV of ERISA; (iii) amend a Pension Plan in a manner that would reasonably be expected to, and does, result in a material increase in current liability for the plan year such that any Loan Party is required to provide security to such Plan under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code; or (iv) withdraw from any Multiemployer Plan where such withdrawal would reasonably be expected to result in the imposition of any liability on any Loan Party under Title IV of ERISA.

SECTION 8.17 [Reserved].

SECTION 8.18 Prepayments. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time make any prepayment of any Indebtedness, other than:

(i) the prepayment of the Revolving Credit Loans in accordance with the terms of this Agreement, (ii) the prepayment of the Term Loan Indebtedness in accordance with the terms thereof and subject to the Intercreditor Agreement with respect thereto, (iii) any Refinancing Indebtedness permitted by Section 8.1, (iv) so long as no Event of Default then exists or would be caused thereby, the prepayment of any Capitalized Lease Obligations in the ordinary course of business, and (v) mandatory prepayments of principal, premium and interest with respect to any Indebtedness incurred in compliance with Section 8.1. Notwithstanding anything in the foregoing, the provisions of this Section 8.18 shall not apply to Subordinated Debt, which is subject to Section 8.25.

SECTION 8.19 Lease Obligations. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time create, incur or assume any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction, other than operating lease transactions for equipment paid for by such operating leases.

SECTION 8.20 [Reserved].

SECTION 8.21 Acquisition of Stock or Assets. The Loan Parties will not, and will not permit any of their Subsidiaries to, acquire or commit or agree to acquire any Equity Interests, securities or assets of any other Person, other than (i) equipment and inventory acquired in the ordinary course of business, (ii) subject to compliance with Section 7.20, Permitted Acquisitions, and (iii) any acquisitions or commitments or agreements to acquire any Equity Interests, securities or assets pursuant to transactions that are permitted by Section 8.5 or Section 8.11.

SECTION 8.22 Securities and Deposit Accounts. The Loan Parties will not (i) establish or maintain any securities account or deposit account (other than securities accounts or deposit accounts which constitute Excluded Property or which hold less than $750,000 individually and $3,000,000 in the aggregate at any one time) unless the Agent shall have received a Control Agreement, duly executed by the applicable Loan Party and the securities intermediary or depository bank parties thereto, in respect of such securities account or deposit account, and such accounts are in compliance with the requirements set forth in Section 2.7 or (ii) transfer any financial assets from any securities account; provided that, so long as no Cash Dominion Period is in effect, the Loan Parties may (A) use such assets to the extent permitted by this Agreement, or (B) sell or trade such assets in the ordinary course of business so long as the proceeds of such sales or trades are deposited into a Blocked Account, any other deposit account or a securities account, in each case, in respect of which the Agent has received a Control Agreement duly executed by the applicable Loan Party and the securities intermediary or depository bank party thereto, or as otherwise permitted pursuant to this Agreement.

SECTION 8.23 Negative Pledge. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its assets; provided that the foregoing shall not apply to (i) restrictions or conditions imposed by Requirements of Law or by this Agreement or any other Loan Document, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and only to the extent such sale is permitted hereunder, (iii) restrictions or conditions imposed by any agreement relating to secured or purchase money Indebtedness or capital leases permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) customary provisions in leases and other contracts restricting the assignment thereof, (v) customary anti-assignment clauses in licenses under which the Borrowers or any of their Subsidiaries are the licensees, (vi) any agreement in effect at a time a Person becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary, (vii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents; provided that such amendments or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendments or refinancings, (viii) customary restrictions on Liens imposed by agreements relating to deposit accounts and cash deposits in the ordinary course of business, and (ix) restrictions or other conditions set forth in any agreements in respect of Indebtedness set forth on Schedule 8.1 to which any Subsidiary is party as of the Original Closing Date.

SECTION 8.24 Affiliate Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into or be party to any transaction with an Affiliate, except:

(i) transactions contemplated by the Loan Documents;

(ii) transactions with Affiliates that are in effect as of the Original Closing Date, as shown on Schedule 8.24, or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect as determined in good faith by a Responsible Officer of the Borrower Agent;

(iii) transactions between or among (a) the Borrowers and their Subsidiaries or (b) the Loan Parties and any Person that becomes a Subsidiary as a result of such transaction (including by way of a merger or consolidation in which a Loan Party is the surviving entity), in each case, to the extent such transactions are permitted under this Agreement;

(iv) any action permitted by Section 8.10;

(v) payments to director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), and non-cash compensation for directors or officers consistent with the Borrower Agent’s practices as of the Closing Date;

(vi) the issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans or other equity plans, including restricted stock plans, stock grants, directed share programs and other equity based plans, in the ordinary course of business;

(vii) entering into any customary indemnification agreement or any similar arrangement with their respective directors, officers, consultants and employees in the ordinary course of business and payment of fees and indemnities to such directors, officers, consultants and employees in the ordinary course of business;

(viii) (a) any employment agreements entered into by the Borrowers or any of their Subsidiaries in the ordinary course of business, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(ix) making Permitted Investments;

(x) incurring intercompany Indebtedness permitted by Section 8.1; and

(xi) transactions with Affiliates in the ordinary course of business, upon fair and reasonable terms fully disclosed to the Agent, upon its request, and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

SECTION 8.25 Prepayments of Subordinated Debt. The Loan Parties will not, and will not permit any of their Subsidiaries to, at any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Subordinated Debt, except as expressly permitted in the Subordination Agreement applicable thereto.

SECTION 8.26 Equity Interests. The Loan Parties will not, and will not permit any of their Subsidiaries to, issue any Equity Interests, unless (i) such Equity Interests are pledged to the Agent as additional Collateral to the extent required under Article III, and (ii) such issuance will not cause a Change of Control.

ARTICLE IX.

FINANCIAL COVENANT

Until the Payment in Full of all Obligations:

SECTION 9.1 Consolidated Fixed Charge Coverage Ratio. The Borrowers hereby covenant and agree that the Loan Parties and their Subsidiaries will maintain a Consolidated Fixed Charge Coverage Ratio, calculated for the four (4) fiscal quarter period ending on the last day of the fiscal quarter immediately preceding the relevant Covenant Trigger Event and for each four (4) fiscal quarter period ending on the last day of each fiscal quarter during any Covenant Testing Period (including the last day thereof), of at least 1.15 to 1.00.

ARTICLE X.

EVENTS OF DEFAULT

SECTION 10.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) any Loan Party shall fail to pay any (i) principal of any Revolving Credit Loan when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise; or (ii) interest, fees, Lender Group Expenses or other Obligations (other than an amount referred to in the foregoing clause (i)) when due and payable, whether at the due date therefor, stated maturity, by acceleration, or otherwise, and such default continues unremedied for a period of three (3) Business Days; or

(b) there shall occur a default in the performance or observance of any agreement, covenant, condition, provision or term contained in (i) Section 2.4, 2.5(a), 2.5(b), 2.7 (with respect to any Loan Party), 7.1(i), 7.6, 7.7, 7.8, 7.11, 7.16, 7.20 or 7.21, Article 8, Article 9 (but only if such default occurs during a Covenant Testing Period); or (ii) this Agreement or any other Loan Document (other than those referred to in Section 10.1(a) and Section 10.1(b)(i)) and such default continues for a period of thirty (30) days after the earlier of (x) the date on which such default first becomes known to any Responsible Officer of the Borrower Agent or (y) written notice thereof from the Agent to the Borrower Agent; or

(c) any Loan Party or any of its Material Subsidiaries shall become the subject of an Insolvency Event; or

(d) (i) any Loan Party or any of its Subsidiaries shall fail to make any principal payment in respect of any Material Indebtedness at the stated final maturity thereof, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders (or a trustee or agent on behalf of such holder or holders) to declare any Material Indebtedness to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, this clause (d) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(e) any representation or warranty made or deemed made by any Loan Party under or in connection with any Loan Document, or in any Financial Statement, report, document or certificate delivered in connection therewith, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) when made or deemed made; or

(f) any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties and their Subsidiaries, exceeds $1,000,000 in the aggregate (to the extent not covered by insurance) and either (i) such judgment or order shall not be stayed, vacated, bonded or discharged for a period of thirty (30) consecutive days after the entry thereof, or (ii) enforcement proceedings are commenced upon such judgment or order; or

(g) a Change of Control shall occur; or

(h) if this Agreement or any other Security Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors in respect of Capitalized Lease Obligations, first priority Lien on any material portion of the Collateral covered thereby, except (i) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (ii) as a result of an action or failure to act on the part of the Agent; or

(i) any material covenant, agreement or obligation of a Loan Party contained in or evidenced by any of the Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; any Borrower or any other Loan Party shall deny or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith or shall otherwise challenge any of its obligations under any of the Loan Documents; or any Liens granted on any of the Collateral shall be determined to be void, voidable or invalid, are subordinated or are not given the priority contemplated by this Agreement or any other Loan Document.

SECTION 10.2 Acceleration, Termination and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, the Agent, at the direction of the Required Lenders shall, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender, to enforce its claims against the Borrowers:

(a) Acceleration. To declare all Obligations immediately due and payable (except with respect to any Event of Default with respect to a Loan Party specified in Section 10.1(c), in which case all Obligations shall automatically become immediately due and payable) without presentment, demand, protest or any other action or obligation of the Agent or any Lender, all of which are hereby waived by each Borrower.

(b) Termination of Commitments. To declare the Commitments immediately terminated (except with respect to any Event of Default with respect to a Loan Party set forth in Section 10.1(c), in which case the Commitments shall automatically terminate) and, at all times thereafter, any Loan made by the Lenders and any Letter of Credit issued by the Letter of Credit Issuer shall be in their and its respective discretion. Notwithstanding any such termination, until all Obligations shall have been Paid in Full, the Agent and each Lender shall retain all rights under guaranties and all security in existing and future Receivables, inventory, general intangibles, investment property and equipment of the Loan Parties and all other Collateral held by any of them hereunder and under the Security Documents, and the Borrowers shall continue to turn over all Collections to the Agent pursuant to the terms of this Agreement.

(c) Cash Collateralization. With respect to all Letters of Credit outstanding at the time of the acceleration of the Obligations under Section 10.2(a) or otherwise at any time after the Termination Date, the Borrowers shall at such time deposit in a cash collateral account established by or on behalf of the Agent sufficient funds to Collateralize the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be under the sole dominion and control of the Agent and applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the balance, if any, in such cash collateral account, after all such Letters of Credit shall have expired or been fully drawn upon shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations have been Paid in Full, the balance, if any, in such cash collateral account shall be returned to the Borrowers or to such other Person as may be lawfully entitled thereto.

SECTION 10.3 Other Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Agent shall have all rights and remedies with respect to the Obligations and the Collateral under applicable law (including, without limitation, under the UCC) and the Loan Documents, and the Agent may do any or all of the following: (i) remove for copying all documents, instruments, files and records (including the copying of any computer records) relating to the Borrowers’ Receivables or use (at the expense of the Borrowers) such supplies or space of the Borrowers at the Borrowers’ places of business necessary to administer, enforce and collect such Receivables including, without limitation, any supporting obligations; (ii) accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Borrowers’ Receivables (in the name of the Borrowers or the Agent) and otherwise administer and collect such Receivables; (iii) sell, assign and deliver the Borrowers’ Receivables with or without advertisement, at public or private sale, for cash, on credit or otherwise, subject to applicable law; and (iv) foreclose the security interests created pursuant to the Loan Documents by any available procedure, or take possession of any or all of the Collateral, without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

(b) The Loan Parties and the Lenders hereby irrevocably authorize the Agent, based upon the instruction of the Required Lenders, to, upon the occurrence and during the continuation of an Event of Default, (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by the Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy, in each case, free from any right of redemption, which right is expressly waived by the Borrowers. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days’ notice shall constitute reasonable notification. The Borrowers will assemble the Collateral in their possession and make it available at such locations in the United States as the Agent may specify, whether at the premises of a Borrower or elsewhere, and will make reasonably available to the Agent the premises and facilities of each Borrower for the purpose of the Agent’s taking possession of or removing the Collateral or putting the Collateral in saleable form. The Agent may sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Borrower hereby grants the Agent a license to enter and occupy (in each case, so long as no Event of Default then exists, at reasonable times and subject to reasonable procedures), any of the Borrowers’ leased or owned premises and facilities, without charge, to exercise any of the Agent’s rights or remedies. The proceeds received from any sale of Collateral shall be applied in accordance with Section 10.5.

SECTION 10.4 License for Use of Software and Other Intellectual Property. Each Borrower hereby grants to the Agent a perpetual non-revocable royalty-free, nonexclusive license or other right to use, without charge, all computer software programs, data bases, processes, trademarks, tradenames, copyrights, labels, trade secrets, service marks, other Intellectual Property, advertising materials and other rights, assets and materials used by the Borrowers in connection with its businesses or in connection with the Collateral, in each case with respect to any exercise of remedies hereunder.

SECTION 10.5 Post-Default Allocation of Payments.

(a) Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, if so directed by the Required Lenders or at the Agent’s discretion, monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:

(i) first, to all Lender Group Expenses owing to the Agent (including attorneys’ fees) in its capacity as the Agent and any Protective Advances and any Overadvances made by the Agent;

(ii) second, to all Lender Group Expenses owing to the Letter of Credit Issuer and the Lenders;

(iii) third, to all amounts owing to Swingline Lender on Swingline Loans;

(iv) fourth, to all amounts owing to Letter of Credit Issuer with respect to that portion of the Obligations which constitutes unreimbursed draws under Letters of Credit;

(v) fifth, to all Obligations constituting fees (other than amounts which constitute Bank Product Obligations);

(vi) sixth, to all Obligations constituting interest (other than amounts which constitute Bank Product Obligations);

(vii) seventh, to the Collateralization of that portion of the Obligations constituting undrawn amounts under outstanding Letters of Credit;

(viii) eighth, to all other Obligations (other than Bank Product Obligations);

(ix) ninth, up to the amount (after taking into account any amounts previously paid pursuant to this clause (ix) during the continuation of the applicable Event of Default) of the most recently established Bank Product Reserve, to Bank Product Obligations based upon amounts then certified by the applicable Bank Product Provider to the Agent (in form and substance satisfactory to the Agent) to be due and payable on account of the Bank Product Obligations;

(x) tenth, to all other Bank Product Obligations; and

(xi) finally, to the Loan Parties or whoever else may be lawfully entitled thereto.

Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. In determining the amount to be applied to Bank Product Obligations within any given category, each Bank Product Provider’s pro rata share thereof shall be based on the lesser of (x) the amount presented in the most recent notice from such Bank Product Provider to the Agent (as contemplated in the definition of “Bank Product Obligations”) and (y) the actual amount of such Bank Product Obligations, calculated in accordance with a methodology presented to and approved by the Agent by such Bank Product Provider to the Agent. The Agent has no duty to investigate the actual amount of any Bank Product Obligations and, instead, is entitled to rely in all respects on the applicable Bank Product Provider’s reasonably detailed written accounting thereof. If such Bank Product Provider does not submit such accounting of its own accord and in a timely manner, the Agent, may instead rely on any prior accounting thereof.

SECTION 10.6 No Marshalling; Deficiencies; Remedies Cumulative. The Agent shall have no obligation to marshal any Collateral or to seek recourse against or satisfaction of any of the Obligations from one source before seeking recourse against or satisfaction from another source. The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral, including any and all Collections (after deducting all of the Agent’s expenses related thereto), shall be applied by the Agent to such of the Obligations and in such order as the Agent shall elect in its discretion, whether due or to become due. The Borrowers shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the applicable Loan Party or its successor or assign any surplus resulting therefrom. All of the Agent’s and the Lenders’ remedies under the Loan Documents shall be cumulative, may be exercised simultaneously against any Collateral and any Loan Party or in such order and with respect to such Collateral or such Loan Party as the Agent or the Lenders may deem desirable, and are not intended to be exhaustive.

SECTION 10.7 Waivers. Except as may be otherwise specifically provided herein or in any other Loan Document, the Borrowers hereby waive any right to a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Agent to take possession, exercise control over, or dispose of any item of Collateral in any instance (regardless of where the same may be located) where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable law or of the time, place or terms of sale in connection with the exercise of the Agent’s or any Lender’s rights hereunder and also waives any bonds, security or sureties required by any statute, rule or other law as an incident to any taking of possession by the Agent of any Collateral. The Borrowers also waive any damages (direct, consequential or otherwise) occasioned by the enforcement of the Agent’s or any Lender’s rights under this Agreement or any other Loan Document including the taking of possession of any Collateral or the giving of notice to any account debtor or the collection of any Receivable of the Borrower, in each case, pursuant to the terms herein. The Borrowers also consent that the Agent and the Lenders may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court (in each case in connection with the remedies hereunder). These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties, and the Borrowers acknowledge that it has been represented by counsel of its own choice, has consulted such counsel with respect to its rights hereunder and has freely and voluntarily entered into this Agreement and the other Loan Documents as the result of arm’s-length negotiations.

SECTION 10.8 Further Rights of the Agent and the Lenders. If the Borrowers shall fail to purchase or maintain insurance (where applicable), or to pay any tax, assessment, governmental charge or levy, except as the same may be otherwise permitted hereunder or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, or if any Lien prohibited hereby shall not be paid in full and discharged or if a Borrower shall fail to perform or comply with any other covenant, promise or obligation to the Agent or any Lender hereunder or under any other Loan Document, in each case of the foregoing, to the extent an Event of Default arises and continues, the Agent may (but shall not be required to) perform, pay, satisfy, discharge or bond the same for the account of the Borrowers, and all amounts so paid by the Agent shall be treated as a Revolving Credit Loan comprised of Base Rate Advances hereunder and shall constitute part of the Obligations.

SECTION 10.9 Interest and Letter of Credit Fees After Event of Default. The Borrowers agree and acknowledge that the additional interest and fees that may be charged under Section 4.2 are (a) an inducement to the Lenders to make Advances and to the Letter of Credit Issuer to cause Letters of Credit to be issued hereunder and that the Lenders and the Agent would not consummate the transactions contemplated by this Agreement without the inclusion of such provisions, (b) fair and reasonable estimates of the Lenders’ and the Agent’s costs of administering the credit facility upon an Event of Default, and (c) intended to estimate the Lenders’ and the Agent’s increased risks upon an Event of Default.

SECTION 10.10 Receiver. In addition to any other remedy available to it, the Agent shall also have the right, upon the occurrence of an Event of Default and during its continuation, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of the Borrowers.

SECTION 10.11 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or in any other Loan Document or otherwise provided by law from and after the occurrence of any Event of Default and during its continuation, all of which shall be cumulative and not alternative.

ARTICLE XI.

THE AGENT

SECTION 11.1 Appointment of Agent. Each Lender hereby designates Citibank as its agent and irrevocably authorizes it to take action on such Lender’s behalf under the Loan Documents and to exercise the powers and to perform the duties described therein and to exercise such other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its agents or employees or by or through one or more sub-agents appointed by it.

SECTION 11.2 Nature of Duties of Agent. The Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it or them as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature. The Agent does not have a fiduciary relationship with or any implied duties to any Lender or any participant of any Lender.

SECTION 11.3 Lack of Reliance on Agent.

(a) Independent Investigation. Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of the Borrowers and the other Loan Parties in connection with taking or not taking any action related hereto and (ii) its own appraisal of the creditworthiness of the Borrowers and the other Loan Parties, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or the issuance of the initial Letter of Credit or at any time or times thereafter.

(b) No Obligation of Agent. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Notes or the financial or other condition of the Borrowers and the other Loan Parties. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, the financial condition of the Borrowers and the other Loan Parties, or the existence or possible existence of any Default or Event of Default.

SECTION 11.4 Certain Rights of the Agent. The Agent may request instructions from the Required Lenders at any time. If the Agent requests instructions from the Required Lenders with respect to any action or inaction, it shall be entitled to await instructions from the Required Lenders. No Lender shall have any right of action based upon the Agent’s action or inaction in response to instructions from the Required Lenders.

SECTION 11.5 Reliance by Agent. The Agent may rely upon any written, electronic or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper Person. The Agent may obtain the advice of legal counsel (including counsel for the Borrowers with respect to matters concerning the Borrowers), independent public accountants and other experts selected by it and shall have no liability for any action or inaction taken or omitted to be taken by it in good faith based upon such advice.

SECTION 11.6 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent to the extent of such Lender’s Pro Rata Share (determined as of the time that such indemnity payment is sought) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or otherwise relating to the Loan Documents unless resulting from the Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. The agreements contained in this Section shall survive any termination of this Agreement and the other Loan Documents and the Payment in Full of the Obligations.

SECTION 11.7 The Agent in Its Individual Capacity. In its individual capacity, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interest and may exercise the same as though it was not performing the duties specified herein. The terms “Lenders,” “Required Lenders,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include Citibank in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any Affiliate of the Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

SECTION 11.8 Holders of Notes. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

SECTION 11.9 Successor Agent.

(a) Resignation. The Agent may, upon twenty (20) Business Days’ notice to the Lenders and the Borrowers, resign by giving written notice thereof to the Lenders and the Borrowers. If, at the time that the Agent’s resignation is effective, it is acting as Letter of Credit Issuer or Swingline Lender, such resignation shall also operate to effectuate its resignation as Letter of Credit Issuer or Swingline Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swingline Loans.

(b) Replacement of Agent after Resignation. Upon receipt of notice of resignation by the Agent, the Required Lenders, with, so long as no Event of Default then exists, the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) may appoint a successor agent which shall also be a Lender. If a successor agent has not accepted its appointment within fifteen (15) Business Days, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor agent which, so long as no Event of Default then exists, shall be subject to the written approval of the Borrower Agent, which approval shall not be unreasonably withheld and shall be delivered to the retiring Agent and the Lenders within ten (10) Business Days after the Borrower Agent’s receipt of notice of a proposed successor agent.

(c) Discharge. Upon its acceptance of the agency hereunder, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of the provisions of this Article for any action or inaction while it was Agent.

SECTION 11.10 Collateral Matters.

(a) Exercise Binding. Except as otherwise set forth herein, any action or exercise of powers by the Agent provided under the Loan Documents, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Lenders. At any time and without notice to or consent from any Lender, the Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.

(b) Releases. The Agent is authorized to release any Lien granted to or held by it upon any Collateral (i) upon Payment in Full of all of the Obligations, (ii) required to be delivered in connection with permitted sales or dispositions of Collateral hereunder, if any, upon receipt of the proceeds by the Agent (or, if permitted hereunder, the applicable Borrower) or (iii) if the release can be and is approved by the Required Lenders. The Agent may request, and the Lenders will provide, confirmation of the Agent’s authority to release particular types or items of Collateral.

(c) Sale of Collateral. Upon any sale or transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least three (3) Business Days’ prior written request by the Borrower Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent herein or under any of the other Loan Documents or pursuant hereto or thereto upon the Collateral that was sold or transferred, provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral in the exercise of remedies, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d) No Obligation for Agent. The Agent shall not have any obligation to assure that the Collateral exists or is owned by any Borrower, that the Collateral is cared for, protected or insured, or that the Liens on the Collateral have been created or perfected or have any particular priority. With respect to the Collateral, the Agent may act in any manner it may deem appropriate, in its sole discretion, given Citibank’s own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders with respect thereto, except for its gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

SECTION 11.11 Actions with Respect to Defaults. In addition to the Agent’s right to take actions on its own accord as permitted under this Agreement, the Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders. Until the Agent shall have received such directions, the Agent may act or not act as it deems advisable and in the best interests of the Lenders.

SECTION 11.12 Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Borrowers, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE XII.

GENERAL PROVISIONS

SECTION 12.1 Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges prepaid, by hand delivery, or by telecopier or other form of electronic transmission, including email, as follows:

To the Agent	Citibank, N.A.
One Court Square, 18th Floor,
Long Island City, New York 11120
Attn.: Asset Based Portfolio Manager
Email: william.moul@citi.com
Telecopy Number: 718-248-8411

To Borrower Agent or
any Borrower:	Borrower Agent
c/o The Trade Desk, Inc.
42 N. Chestnut Street
Ventura, CA 93001
Attn: Paul Ross, Chief Financial Officer
Email: paul.ross@thetradedesk.com

To any Lender	to its address specified in Annex A or in the Assignment and Acceptance under which it became a party hereto

Any party hereto may change its address, email address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, five (5) Business Days after being postmarked, (ii) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (iii) if sent by facsimile or other form of electronic transmission (including by electronic imaging), when such transmission is confirmed. All notices and other communications sent to an e-mail address shall be (a) deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (a) and (b) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

SECTION 12.2 Delays; Partial Exercise of Remedies. No delay or omission of the Agent to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof. No single or partial exercise by the Agent of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

SECTION 12.3 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or any of its Affiliates may have under applicable law, and whether or not such Lender shall have made any demand or the Obligations of the Borrowers have matured, each Lender and its Affiliates shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final, or any other type) at any time held and any other Indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrowers or any of their Affiliates against any and all of the Obligations. In the event that any Lender or any of its Affiliates exercises any of its rights under this Section 12.3, such Lender shall provide notice to the Agent and the Borrowers of such exercise, provided that the failure to give such notice shall not affect the validity of the exercise of such rights.

SECTION 12.4 Indemnification; Reimbursement of Expenses of Collection.

(a) The Borrowers hereby agree that, whether or not any of the transactions contemplated by this Agreement or the other Loan Documents are consummated, the Borrowers will indemnify, defend and hold harmless the Agent, each Lender, the Letter of Credit Issuer and each other Secured Party and their respective successors, assigns, directors, officers, agents, employees, advisors, shareholders, attorneys and Affiliates (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, deficiencies, obligations, fines, penalties, actions (whether threatened or existing), judgments, suits (whether threatened or existing) or expenses (including, without limitation, reasonable fees and disbursements of counsel, experts, consultants and other professionals) incurred by any of them (collectively, “Claims”) (except, in the case of each Indemnified Party, to the extent that any Claim is determined in a final and non-appealable judgment by a court of competent jurisdiction to have directly resulted from such Indemnified Party’s gross negligence or willful misconduct) arising out of or by reason of (i) any litigation, investigation, claim or proceeding related to (A) this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, (B) any actual or proposed use by a Borrower of the proceeds of the Loans, (C) the issuance of any Letter of Credit or the acceptance or payment of any document or draft presented to any issuer thereof or (D) any Indemnified Party’s entering into this Agreement, the other Loan Documents or any other agreements and documents relating hereto (other than consequential damages and loss of anticipated profits or earnings), including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding, (ii) any remedial or other action taken or required to be taken by a Borrower in connection with compliance by such Borrower, or any of its properties, with any federal, state or local Environmental Laws, and (iii) any pending, threatened or actual action, claim, proceeding or suit by any Owner of any Borrower against such Borrower or any actual or purported violation of a Borrower’s Governing Documents or any other agreement or instrument to which a Borrower is a party or by which any of its properties is bound.

(b) In addition, the Borrowers shall, upon demand, pay to each of the Agent, the Letter of Credit Issuer and the Lenders all Lender Group Expenses incurred by each of them. If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable law.

(c) Survival. The Borrowers’ obligations under Sections 4.10 and 4.11 and this Section 12.4 shall survive any termination of this Agreement and the other Loan Documents, the termination, expiration or Collateralization of all Letters of Credit and the Payment in Full of the Obligations, and are in addition to, and not in substitution of, any of the other Obligations.

SECTION 12.5 Amendments, Waivers and Consents. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter and the Amendment Fee Letter), or consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders (or by the Agent at their instruction on their behalf), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Borrowers and all the Lenders, do any of the following at any time: (a) change the number or percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder; (b) amend the definition of “Required Lenders”, “Super Majority Lenders” or “Pro Rata Share”; (c) amend this Section 12.5; (d) reduce the amount of principal of, or interest on, or the interest rate applicable to, the Loans or Letters of Credit or any fees or other amounts payable hereunder; (e) postpone any date on which any payment of principal of, or interest on, the Loans or Letters of Credit or any fees or other amounts payable hereunder is required to be made; (f) extend the stated expiry date of any Letter of Credit beyond the Termination Date; (g) release all or substantially all of the value of the Guaranties (except as expressly provided in the Loan Documents); (h) release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided in the Loan Documents); (i) contractually subordinate any of the Agent’s Liens on all or substantially all of the Collateral (except as expressly provided in the Loan Documents); (j) amend any of the provisions of Section 10.5; or (k) increase any advance rates under the definition of Borrowing Base (provided that the foregoing shall not impair the ability of the Agent to add, remove, reduce or increase reserves against the Borrowing Base in accordance with Section 2.1(b)); provided further that, other than as set forth under clause (k), no amendment, waiver or consent shall change the definition of Borrowing Base or any of the component definitions thereof (in each case, provided that the foregoing shall not impair the ability of the Administrative Agent to add, remove, reduce or increase reserves against the Aggregate Revolving Credit Commitment, the Borrowing Base or the Eligible Receivables in accordance with Section 2.1(b)) to the extent that any such change results in more credit being available to the Borrowers based upon the Borrowing Base, but not otherwise, without the written consent of the Super Majority Lenders; provided, further that no amendment, waiver or consent shall, unless in writing and signed by (i) a Lender, increase amount of or extend the expiration date of any Commitment of such Lender, (ii) the Letter of Credit Issuer, in addition to the Lenders required above, take any action that affects the rights or duties of the Letter of Credit Issuer under this Agreement or any other Loan Document, (iii) the Swingline Lender, in addition to the Lenders required above, take any action that affects the rights or duties of the Swingline Lender, and (iv) the Agent, in addition to the Lenders required above, take any action that affects the rights or duties of the Agent under this Agreement or any other Loan Document. Anything in this Section 12.5 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and the Loans of any Defaulting Lender shall be excluded in determining whether all Lenders or the Required Lenders have taken or may take action hereunder, other than (x) any of the matters governed by Section 12.5(d) and (e) that affect such Lender and (y) with respect to any amendment, waiver, modification, elimination or consent requiring the consent of all Lenders that by its terms specifically discriminates against such Defaulting Lender.

SECTION 12.6 Nonliability of Agent and Lenders. The relationship between and among the Borrowers, the Agent and the Lenders shall be solely that of borrower, agent and lender, respectively. Neither the Lenders nor the Agent shall have any fiduciary responsibilities to the Borrowers. Neither the Lenders nor the Agent undertake any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.

SECTION 12.7 Assignments and Participations.

(a) Borrower Assignment. None of the Borrowers shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Agent and the Lenders.

(b) Lender Assignments. Each Lender may, with the consent of the Agent (not to be unreasonably withheld) and, so long as no Event of Default then exists, the Borrower Agent (not to be unreasonably withheld, and not required in connection with an assignment to a Person that is a Lender or an Affiliate of a Lender), assign to one or more Eligible Assignees (or, if an Event of Default has occurred and is continuing, to one or more other Persons) all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents upon execution and delivery to the Agent, for its acceptance and recording in the Register, of an Assignment and Acceptance, together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee payable to the Agent for its account of $3,500. No such assignment shall be for less than Five Million Dollars ($5,000,000) of the Commitments or Loans unless it is to another Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, and each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations in respect of the Commitments and the Loans. Upon the execution and delivery to the Agent of an Assignment and Acceptance and the payment of the recordation fee to the Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (i) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it under such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it under such Assignment and Acceptance, relinquish its rights (other than any rights it may have under Sections 4.10, 4.11 and 12.4, which shall survive such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) Agreements of Assignee. By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document, (iii) such assignee confirms that it is an Eligible Assignee and has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 6.1(i), the Financial Statements delivered pursuant to Section 7.11, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Agent’s Register. The Agent, acting for this purpose as a non-fiduciary agent of the Borrower Agent, shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount of their Loans (the “Register”). The Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of each Assignment and Acceptance and surrender of the affected Note or Notes subject to such assignment, the Agent will give prompt notice thereof to the Borrower Agent. Within five (5) Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent a new Note to the order of the assignee in the amount of the applicable Commitment or Loans assumed by it and to the assignor in the amount of the applicable Commitment or Loans retained by it, if any. Such new Note or Notes shall re-evidence the indebtedness outstanding under the surrendered Note or Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated as of the Acceptance Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.

(e) Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize their Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release any Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to subsection (b) above.

(f) Lender Participations. Each Lender may sell participations to one or more parties (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents. Notwithstanding a Lender’s sale of a participation interest, such Lender’s obligations hereunder shall remain unchanged. The Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No Lender shall grant any Participant the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from which the Participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on, the Loans or participations in Letters of Credit subject to such participation interest; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or participations in Letters of Credit subject to such participation interest. To the extent permitted by applicable law, each Participant shall also be entitled to the benefits of Sections 4.10 and 12.4 as if it were a Lender, provided that such Participant agrees to be subject to the last sentence of Section 2.9(b) as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) Securities Laws. Each Lender agrees that it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States or of any other jurisdiction.

(h) Information. In connection with any assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 12.21, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(i) Pledge to Federal Reserve Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto

SECTION 12.8 Counterparts. This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by facsimile or other electronic transmission (including by electronic imaging) all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

SECTION 12.9 Severability. In case any provision in or obligation under this Agreement, any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 12.10 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Loan Document, the parties hereto hereby agree that all agreements between them under this Agreement and the other Loan Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrowers and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the laws of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Loan Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under the laws of the State of New York (or such other jurisdiction), in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and the other Loan Documents executed in connection herewith, and any available exemptions, exceptions and exclusions (the “Highest Lawful Rate”). If due to any circumstance whatsoever, fulfillment of any provision of this Agreement or any of the other Loan Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance the Agent or any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrowers to the Agent and the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until Payment in Full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement, the other Loan Documents and all other agreements among the parties hereto.

SECTION 12.11 Borrower Agent; Borrowers, Jointly and Severally.

(a) Economies of Scale. Each Borrower acknowledges that it, together with each other Borrower, make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, the Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or from or for the benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative, marketing, payroll and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and are in certain circumstances are identified to creditors as a single economic and business enterprise. Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economies of scale associated with the Borrowers, as a group, applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b) Attorney. Each Borrower hereby irrevocably designates the Borrower Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, collectively, and hereby authorizes the Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Borrower Agent.

(c) Co-Borrowers. The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Lenders nor the Agent shall incur any liability to the Borrowers as a result thereof. To induce the Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by the Agent or any Lender on any request or instruction from the Borrower Agent or any other action taken by the Agent or any Lender with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(d) Waivers. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and Payment in Full of the Obligations.

(e) Joint and Several Obligations. Each Borrower’s liabilities in respect of the Obligations shall at all times be joint and several and shall be absolute and unconditional irrespective of: (i) any lack of validity, regularity or enforceability of this Agreement or any other Loan Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document; (iii) any exchange, release or non-perfection of any security interest in any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; (iv) any failure on the part of the Agent or any Lender or any other Person to exercise, or any delay in exercising, any right under this Agreement or any other Loan Document; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any of the Borrowers, any Guarantor or any other guarantor with respect to the Obligations (including, without limitation, all defenses based on suretyship or impairment of collateral, and all defenses that any of the Borrowers may assert to the repayment of the Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury), this Agreement and the obligations of the Borrowers under this Agreement. The joint and several liabilities of the Borrowers hereunder shall remain in full force and effect until the Obligations have been Paid in Full.

(f) Anything contained in this Agreement to the contrary notwithstanding, the amount of the Obligations for which each Borrower is jointly and severally liable hereunder shall be the aggregate amount of the Obligations unless a court of competent jurisdiction adjudicates such Borrower’s obligations under this Agreement (or the amount thereof) to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), in which case the amount of the Obligations payable by such Borrower hereunder shall be limited to the maximum amount of the Obligations that could be incurred by such Borrower without rendering such Borrower’s obligations under this Agreement invalid or unenforceable under such applicable law.

SECTION 12.12 Entire Agreement; Successors and Assigns; Interpretation. This Agreement and the other Loan Documents constitute the entire agreement among the parties, supersede any prior written and verbal agreements among them with respect to the subject matter hereof and thereof, and shall bind and benefit the parties and their respective successors and permitted assigns. This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against a party because such party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

SECTION 12.13 LIMITATION OF LIABILITY. NEITHER THE LENDERS NOR THE AGENT SHALL HAVE ANY LIABILITY TO THE BORROWERS (WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE) FOR LOSSES SUFFERED BY THE BORROWERS IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT AND THE LENDERS THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT AND THE LENDERS. THE BORROWERS HEREBY WAIVE ALL FUTURE CLAIMS AGAINST THE AGENT AND THE LENDERS FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

SECTION 12.14 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND DECISIONS OF THE STATE OF NEW YORK.

SECTION 12.15 SUBMISSION TO JURISDICTION. ALL DISPUTES BETWEEN THE BORROWERS AND THE AGENT OR ANY LENDER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE BORROWERS OR THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE AND IN CONNECTION WITH THE LOAN DOCUMENTS, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT SHALL HAVE THE RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY BORROWER OR ITS PROPERTY IN (A) ANY COURTS OF COMPETENT JURISDICTION AND VENUE AND (B) ANY LOCATION SELECTED BY THE AGENT TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

SECTION 12.16 [RESERVED].

SECTION 12.17 JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (A) THIS AGREEMENT; (B) ANY OTHER LOAN DOCUMENT OR OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THE BORROWERS, THE AGENT AND THE LENDERS, OR ANY OF THEM; OR (C) ANY CONDUCT, ACT OR OMISSION OF THE BORROWERS, THE AGENT OR THE LENDERS OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

SECTION 12.18 Agent Titles. Each Lender, other than Citibank, that is designated (on the cover page of this Agreement or otherwise) by Citibank as an “Agent” or

“Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

SECTION 12.19 Publicity. The Agent may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the financing transactions contemplated by this Agreement (including the use of company logos upon execution of trademark use agreements reasonably satisfactory to Borrower Agent) and (b) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

SECTION 12.20 No Third Party Beneficiaries. Neither this Agreement nor any other Loan Document is intended or shall be construed to confer any rights or benefits upon any Person other than the parties hereto and thereto

SECTION 12.21 Confidentiality. Each of the Agent and the Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed by any of them (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential and are bound by confidentiality restrictions customary for such arrangements); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by applicable law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any assignee or any actual or prospective assignee, participant or pledgee (or any of their respective advisors) in connection with any actual or prospective assignment, participation or pledge of any Lender’s interest under this Agreement; (g) with the consent of the Borrowers (not to be unreasonably withheld, conditioned or delayed); or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to the Agent or the Lenders or any of its or their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, the Agent may publish or disseminate general information describing this credit facility, including the names and addresses of the Borrowers and a general description of the Borrowers’ businesses, and may use Borrowers’ logos, trademarks or product photographs in advertising materials, as provided in Section 12.19 (including upon execution of trademark use agreements reasonably satisfactory to Borrower Agent). As used herein, “Information” means all information received from a Loan Party relating to it or its business that a reasonable Person would consider confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. The Agent and the Lenders acknowledge that (i) Information may include material non-public information concerning a Loan Party; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

SECTION 12.22 Patriot Act Notice. The Agent hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, the Agent is required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Lender to identify it in accordance with the Patriot Act. The Agent will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth.

SECTION 12.23 Advice of Counsel. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.

SECTION 12.24 Captions. The captions at various places in this Agreement and any other Loan Document are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement or any other Loan Document.

SECTION 12.25 [Reserved].

SECTION 12.26 Right to Cure. The Agent may, in its discretion (solely in connection with exercising remedies hereunder), (a) cure any default by any Borrower under this Agreement, any other Loan Document or any Material Contract that affects the Collateral, its value or the ability of the Agent to collect, sell or otherwise dispose of any Collateral or the rights and remedies of the Agent and the Lenders therein or the ability of any Borrower to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Borrower, (c) discharge any charges, Liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which the Agent, in its Permitted Discretion, determines is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Agent and the Lenders with respect thereto. The Agent may add any amounts so expended to the Obligations and charge the Borrowers’ Loan Account for the amounts thereof, such amounts to be repayable by the Borrowers on demand and bear interest until paid in full at the highest rate then applicable to the Loans. The Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by the Agent under this Section shall be without prejudice to any right to assert an Event of Default and to proceed accordingly.

SECTION 12.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 12.28 Time. Time is of the essence in this Agreement and each other Loan Document. Unless otherwise expressly provided, all references herein and in any other Loan Documents to time shall mean and refer to New York time.

SECTION 12.29 Keepwell. Each Borrower and each other Loan Party, to the extent constituting a Qualified ECP Guarantor, hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Guaranty made by it in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect at all times hereafter until the Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that his Section shall constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 12.30 Acknowledgment of Prior Obligations and Continuation Thereof. Each Loan Party (a) acknowledges and agrees that (i) its “Obligations” as defined in the Original Loan and Security Agreement owing to Agent and Lenders, and (ii) the prior grant or grants of security interests in favor of Agent, for the benefit of the Secured Parties, in its “Collateral” as defined in the Original Loan and Security Agreement, under each “Loan Document” as defined in the Original Loan and Security Agreement (the “Original Loan Documents”), and each Loan Document to which it is a party shall be in respect of the Obligations of such Loan Party under this Agreement and the other Loan Documents; (b) reaffirms (i) all of its “Obligations” as defined in the Original Loan and Security Agreement owing to Agent and Lenders, and (ii) all prior or concurrent grants of security interests in favor of Agent, for the benefit of the Secured Parties, under each Original Loan Document and each Loan Document; and (c) agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect. Each Borrower confirms and agrees that all outstanding “Obligations” as defined in the Original Loan and Security Agreement immediately prior to the Closing Date shall, to the extent not paid on the Closing Date, from and after the Closing Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the applicable Loan Documents.

SECTION 12.31 No Novation. This Agreement does not extinguish the “Obligations” as defined in the Original Loan and Security Agreement or discharge or release such Obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the “Obligations” as defined in the Original Loan and Security Agreement or the other Original Loan Documents, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party from any of its “Obligations” as defined in the Original Loan and Security Agreement under the Original Loan Documents. Each Loan Party hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is hereby ratified and confirmed in all respects (other than any representations or warranties made as of a specific date) except that on and after the Closing Date, all references in any such Original Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Loan and Security Agreement shall mean the Original Loan and Security Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to any of Administrative Agent, Collateral Agent, the Lenders or the Secured Parties or to grant to any of Agent, the Lenders or the Secured Parties a security interest in or lien on, any collateral as security for all or any portion of any of the Obligations of TTD or of any other Loan Party, as the case may be, from time to time existing in respect of the Original Loan and Security Agreement or the Original Loan Documents, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its proper and duly authorized officer as of the date first set forth above.

BORROWERS

THE TRADE DESK, INC.

By:	/s/ Paul Ross
	Name:	Paul Ross
	Title:	Chief Financial Officer

LENDERS

CITIBANK, N.A.

By:	/s/ Sigrid M. Nubla
	Name:	Sigrid M. Nubla
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Todd Gronski
	Name:	Todd Gronski
	Title:	Senior Vice President

CITY NATIONAL BANK, a national banking association

By:	/s/ Mia Bolin
	Name:	Mia Bolin
	Title:	Senior Vice President

EAST WEST BANK, a California banking corporation

By:	/s/ Alexis Coyle
	Name:	Alexis Coyle
	Title:	Managing Director

MUFG UNION BANK, N.A.

By:	/s/ Roger P. Tauchman
	Name:	Roger P. Tauchman
	Title:	Vice President

BANK HAPOALIM B.M.

By:	/s/ Lenroy Hackett
	Name:	Lenroy Hackett
	Title:	Senior Vice President

By:	/s/ Marline Alexander
	Name:	Marline Alexander
	Title:	First Vice President

AGENT

CITIBANK, N.A.

By:	/s/ Sigrid M. Nubla
	Name:	Sigrid M. Nubla
	Title:	Senior Vice President

EXHIBITS

TO

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

between

THE TRADE DESK, INC.

AND EACH PERSON JOINED HERETO AS A BORROWER FROM TIME TO TIME,

as the Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CITIBANK, N.A.,

as the Agent

dated as of May 9, 2017

Exhibits

Exhibit A-1	–	Revolving Credit Note

Exhibit A-2	–	Swingline Note

Exhibit B	–	Notice of Borrowing

Exhibit C	–	Notice of Conversion/Continuation

Exhibit D	–	Perfection Certificate

Exhibit E	–	Letter of Credit Request

Exhibit F	–	Financial Condition Certificate

Exhibit G	–	Closing Certificate

Exhibit H	–	Compliance Certificate

Exhibit I	–	Borrowing Base Certificate

Exhibit J	–	Assignment and Acceptance

Exhibits K-1 to K-4	–	U.S. Tax Compliance Certificates

EXHIBIT A-1

REVOLVING CREDIT NOTE

(attached)

REVOLVING CREDIT NOTE

$	New York, New York
, 20

FOR VALUE RECEIVED, the undersigned THE TRADE DESK, INC., a Delaware corporation, and together with each Person who becomes party to the Loan Agreement as a borrower (individually and collectively and jointly and severally, the “Borrowers” and each individually, a “Borrower”), hereby unconditionally promises to pay to [                ], a [                ] (a “Lender”), on the Termination Date, to the Agent’s Payment Account or at such other location as the Agent may from time to time designate in writing, for the account of Lender, in lawful money of the United States of America and in immediately available funds, the principal amount equal to the lesser of (a)                  MILLION DOLLARS ($            ) and (b) the aggregate unpaid principal amount of Revolving Credit Loans made to the Borrowers by such Lender under Section 2.1(a) of the Loan Agreement. The Borrowers further promise to pay interest in like money and funds to the Agent, for the account of the Lender, at the aforementioned Payment Account (or at such other location as the Agent may from time to time designate) on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until paid in full (both before and after judgment and both before and after the occurrence and during the continuation of an Event of Default) at the rates and on the dates determined in accordance with, and calculated in the manner set forth in, Sections 4.1 and 4.2 of the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Amended and Restated Loan and Security Agreement dated as of May 9, 2017 among the Borrowers, each of the financial institutions identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”), and Citibank, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”) (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”).

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day (except as otherwise provided in the Loan Agreement) and such extension of time shall be included in the computation of the amount of interest due hereunder.

This Note is a “Revolving Credit Note” referred to in the Loan Agreement and shall be entitled to the benefit of all terms and conditions of, and the security of all security interests, liens and rights granted under or in connection with, the Loan Agreement and the other Loan Documents, and is subject to optional and mandatory prepayment as provided therein. Upon the occurrence and during the continuance of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Loan Agreement.

Each Borrower acknowledges that the holder of this Note may assign, transfer or sell all or a portion of its rights and interests in, to and under this Note to one or more Persons as provided in the Loan Agreement and that such Persons shall thereupon become vested with all of the rights and benefits of the Lender in respect hereof as to all or that portion of this Note which is so assigned, transferred or sold.

In the event of any conflict between the terms hereof and the terms and provisions of the Loan Agreement, the terms and provisions of the Loan Agreement shall control.

Each Borrower waives presentment, demand for payment, protest and notice of dishonor of this Note and authorizes the holder hereof, without notice, to increase or decrease the rate of interest on any amount owing under this Note in accordance with the Loan Agreement. Each Borrower shall make all payments hereunder and under the Loan Agreement without setoff, deduction or counterclaim. No failure to exercise and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights. This Note may not be changed or modified orally, but only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change or modification is sought.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS NOTE AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

EACH BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACTS OR OMISSIONS OF THE BORROWERS, ANY LENDER, THE AGENT OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

2

WITNESS the hand of the Borrowers as of the date first above written.

THE TRADE DESK, INC., a Delaware corporation,

By:
Name:
Title:

EXHIBIT A-2

SWINGLINE NOTE

(attached)

SWINGLINE NOTE

$	New York, New York
, 20

FOR VALUE RECEIVED, the undersigned THE TRADE DESK, INC., a Delaware corporation, and together with each Person who becomes party to the Loan Agreement as a borrower (individually and collectively and jointly and severally, the “Borrowers” and each individually, a “Borrower”), hereby unconditionally promises to pay to CITIBANK, N.A., a national banking association (the “Swingline Lender”), on demand, at the Swingline Lender’s office set forth in the Loan Agreement or at such other location as the Swingline Lender may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the aggregate principal amount of Swingline Loans outstanding pursuant to Section 2.3(h) of the Loan Agreement. The Borrowers further promise to pay interest in like money and funds to the Swingline Lender at the aforementioned address (or at such other location as the Swingline Lender may from time to time designate) on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until paid in full (both before and after judgment and both before and after the occurrence and during the continuation of an Event of Default) at the rates and on the dates determined in accordance with, and calculated in the manner set forth in, Sections 4.1 and 4.2 of the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings given them in the Amended and Restated Loan and Security Agreement dated as May 9, 2017 among the Borrowers, each of the financial institutions identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”), and Citibank, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”) (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”).

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day (except as otherwise provided in the Loan Agreement) and such extension of time shall be included in the computation of the amount of interest due hereunder.

This Note is a “Swingline Note” referred to in the Loan Agreement and shall be entitled to the benefit of all terms and conditions of, and the security of all security interests, liens and rights granted under or in connection with, the Loan Agreement and the other Loan Documents, and is subject to optional and mandatory prepayment as provided therein. Upon the occurrence and during the continuance of any one or more of the Events of Default specified in the Loan Agreement, all amounts then remaining unpaid on this Note may be declared to be or may automatically become immediately due and payable as provided in the Loan Agreement.

Each Borrower acknowledges that the holder of this Note may assign, transfer or sell all or a portion of its rights and interests in, to and under this Note to one or more Persons as provided in the Loan Agreement and that such Persons shall thereupon become vested with all of the rights and benefits of the Lender in respect hereof as to all or that portion of this Note which is so assigned, transferred or sold.

2

In the event of any conflict between the terms hereof and the terms and provisions of the Loan Agreement, the terms and provisions of the Loan Agreement shall control.

Each Borrower waives presentment, demand for payment, protest and notice of dishonor of this Note and authorizes the holder hereof, without notice, to increase or decrease the rate of interest on any amount owing under this Note in accordance with the Loan Agreement. Each Borrower shall make all payments hereunder and under the Loan Agreement without setoff, deduction or counterclaim. No failure to exercise and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights. This Note may not be changed or modified orally, but only by an agreement in writing, which is signed by the party or parties against whom enforcement of any waiver, change or modification is sought.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS NOTE AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

EACH BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE LENDER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACTS OR OMISSIONS OF THE BORROWERS, ANY LENDER, THE AGENT OR ANY OF THEIR RESPECTIVE PARTNERS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT OR EQUITY OR OTHERWISE.

3

WITNESS the hand of the Borrowers as of the date first above written.

THE TRADE DESK, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT B

NOTICE OF BORROWING

(attached)

NOTICE OF BORROWING

Date:             , 20

To:	Citibank, N.A.

Re: Amended and Restated Loan and Security Agreement, dated as of May 9, 2017 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower, referred to hereinafter, individually and collectively, jointly and severally, as the “Borrowers” and each individually as a “Borrower”), each of the financial institutions identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”), and CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”). Capitalized terms used herein but otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

The undersigned is a Responsible Officer of the Borrower Agent having the title inscribed below and in such capacity hereby requests:

(select one)

1. On             , 20     (which is a Business Day)

2. In the amount of $

3. Comprised of [Base Rate Advances][LIBOR Rate Advances]

[4. For LIBOR Rate Advances, with an Interest Period of              (        ) month(s).]

In connection herewith, the undersigned hereby certifies that:

(a)	all representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date of the requested Borrowing (except to the extent that such representations and warranties relate solely to an earlier date);

(b)	no Default or Event of Default has occurred and is continuing or would result from the making of the requested Loan as of the date of such request; and

(c)	no Material Adverse Effect has occurred.

IN WITNESS WHEREOF, the undersigned has executed this instrument in his/her official capacity as described below, and not individually, as of the date first above written.

THE TRADE DESK, INC., a Delaware corporation, as the Borrower Agent

By:
Name:
Title:

EXHIBIT C

NOTICE OF CONVERSION/CONTINUATION

(attached)

NOTICE OF CONVERSION/CONTINUATION

Date:             , 20

To:	Citibank, N.A.

Re: Amended and Restated Loan and Security Agreement, dated as of May 9, 2017 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower, referred to hereinafter, individually and collectively, jointly and severally, as the “Borrowers” and each individually as a “Borrower”), each of the financial institutions identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”), and CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”). Capitalized terms used herein but otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

The undersigned is a Responsible Officer of the Borrower Agent having the title inscribed below and in such capacity hereby requests (select one):

a continuation, on , 20 , as LIBOR Rate Advances having an Interest Period of month(s) of Revolving Credit Loans in an aggregate outstanding principal amount of $ , which have an Interest Period ending on the proposed date for such continuation;

a conversion, on , 20 , to LIBOR Rate Advances having an Interest Period of month(s) of Revolving Credit Loans in an aggregate outstanding principal amount of $ , which amount comprises [part of/all of] the outstanding Revolving Credit Loans; and

a conversion, on , 20 , to Base Rate Advances, of Revolving Credit Loans in an aggregate outstanding principal amount of $ , which amount comprises [part of/all of] the outstanding Revolving Credit Loans,

[In connection herewith, the undersigned hereby certifies that:

(a)	all representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date of the requested Borrowing (except to the extent that such representations and warranties relate solely to an earlier date);

(b)	no Default or Event of Default shall have occurred and be continuing or would result from the making of such continuation or conversion as of the date of such request; and

(c)	no Material Adverse Effect has occurred.][1]

[1]	To be included only in connection with continuations to or conversions of LIBOR Rate Advances.

7

IN WITNESS WHEREOF, the undersigned has executed this instrument in his/her official capacity as described below, and not individually, as of the date first above written.

THE TRADE DESK, INC., a Delaware corporation, as the Borrower Agent

By:
Name:
Title:

EXHIBIT D

[INTENTIONALLY OMITTED]

EXHIBIT E

LETTER OF CREDIT REQUEST

(attached)

LETTER OF CREDIT REQUEST

Citibank, N.A.,

As Letter of Credit Issuer under the Loan Agreement referred to below

[ADDRESS OF LETTER OF CREDIT ISSUER]

Attention: [                    ]

Citibank, N.A.,

as Agent under the Loan Agreement referred to below

One Court Square, 18th Floor,

Long Island City, New York 11120

Attn.: Asset Based Portfolio Manager

[            ], 20[    ]

Re: Amended and Restated Loan and Security Agreement, dated as of May 9, 2017 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower, referred to hereinafter, individually and collectively, jointly and severally, as the “Borrowers” and each individually as a “Borrower”), each of the financial institutions identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”), and CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”). Capitalized terms used herein but otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

The Borrower Representative, on behalf of the Borrowers, hereby gives you notice, irrevocably, pursuant to Section 2.13(c) of the Loan Agreement, of its request for your issuance of a Letter of Credit, for the benefit of [NAME OF BENEFICIARY], in the amount of $[        ], to be issued on [            ], 20[    ] (the “Issue Date”) with an expiration date of [            ], 20[    ].

In connection herewith, the undersigned hereby certifies that:

(a)	all representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date of the requested Borrowing (except to the extent that such representations and warranties relate solely to an earlier date);

(b)	no Default or Event of Default has occurred and is continuing or would result from the issuance of the Letter of Credit as of the Issue Date; and

(c)	no Material Adverse Effect has occurred.

IN WITNESS WHEREOF, the undersigned has executed this instrument in his official capacity as described below, and not individually, as of the date first above written.

THE TRADE DESK, INC., a Delaware corporation, as the Borrower Agent

By:
Name:
Title:

EXHIBIT F

FINANCIAL CONDITION CERTIFICATE

(attached)

FINANCIAL CONDITION CERTIFICATE

Date:             , 20

To:	Citibank, N.A.

Re: Amended and Restated Loan and Security Agreement, dated as of May 9, 2017 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower, referred to hereinafter, individually and collectively, jointly and severally, as the “Borrowers” and each individually as a “Borrower”), each of the financial institutions identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”), and CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”). Capitalized terms used herein but otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

The undersigned executing this certificate is the chief financial officer of each Loan Party and as such is duly authorized to execute and deliver this certificate on behalf of the Borrower Agent. By executing this certificate, the undersigned hereby certifies to the Lender that:

(a)	Attached hereto as Exhibit A and by reference made part hereof is a true and correct copy of the Borrowing Base Certificate required to be delivered pursuant to Section 5.1(a)(iii) of the Loan Agreement on the Closing Date which reflects a Borrowing Base of $ calculated on a pro forma basis as of March 31, 2017; and

(b)	After giving effect to the execution of the Loan Agreement, and the making of any Loans and the issuance of any Letters of Credit on the Closing Date, and the consummation of any other transactions contemplated to occur on the Closing Date, the Loan Parties, taken as a whole, are Solvent.

IN WITNESS WHEREOF, the undersigned has executed this instrument in his official capacity as described below, and not individually, as of the date first above written.

THE TRADE DESK, INC., a Delaware corporation

By:
Name:
	Title:	Chief Financial Officer

2

EXHIBIT A

Borrowing Base Certificate

[see attached.]

EXHIBIT G

CLOSING CERTIFICATE

(attached)

CLOSING CERTIFICATE

Date:             , 20

To:	Citibank, N.A.

Re: Amended and Restated Loan and Security Agreement, dated as of May 9, 2017 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower, referred to hereinafter, individually and collectively, jointly and severally, as the “Borrowers” and each individually as a “Borrower”), each of the financial institutions identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”), and CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”). Capitalized terms used herein but otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

The undersigned is a Responsible Officer of the Borrower Agent having the title inscribed below and in such capacity is familiar with the terms of the Loan Agreement and has made, or has caused to be made, a detailed review of the Loans and the other transactions contemplated by the Loan Agreement and the Financial Statements and Business Plan delivered pursuant to Section 7.11(a) and (b) of the Original Loan and Security Agreement to the Agent after the Original Closing Date to the date hereof in order to provide the certifications set forth below. Accordingly, giving effect to the Loans and the other transactions contemplated by the Loan Agreement, the undersigned in his aforesaid capacity, and not individually, hereby certifies to the Agent that as of the date hereof:

1. No Default or Event of Default has occurred and is continuing.

2. The representations and warranties of the Borrower contained in the Loan Agreement and each other Loan Document are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date).

3. No change, occurrence, event or development or event involving a prospective change that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect has occurred and is continuing.

4. The Loan Parties have complied with all agreements and conditions to be satisfied by them under Section 5.1 of the Loan Agreement.

5. There is no pending or threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by the Credit Agreement or the other Loan Documents or (ii) which affects the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6. The Loan Parties are in compliance with all Requirements of Law and Material Contracts, other than such noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4

IN WITNESS WHEREOF, the undersigned has executed this instrument in his official capacity as described below, and not individually, as of the date first above written.

THE TRADE DESK, INC., a Delaware corporation, as the Borrower Agent

By:
Name:
Title:

EXHIBIT H

COMPLIANCE CERTIFICATE

(attached)

COMPLIANCE CERTIFICATE

Date:            , 20

To:	Citibank, N.A.

Re: Amended and Restated Loan and Security Agreement, dated as of May 9, 2017 (as amended, modified, supplemented or extended from time to time, the “Loan Agreement”) among THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower, referred to hereinafter, individually and collectively, jointly and severally, as the “Borrowers” and each individually as a “Borrower”), each of the financial institutions identified as a “Lender” on Annex A attached thereto (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and, collectively, the “Lenders”), and CITIBANK, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, herein called the “Agent”). Capitalized terms used herein but otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

The undersigned is the chief financial officer or the vice president, finance, of Borrower Agent and in such capacity hereby certifies to the Agent as follows in accordance with Section 7.11(d) of the Loan Agreement:

Use following paragraph I for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.11(a) of the Loan Agreement for the fiscal year of the Loan Parties and their Subsidiaries ended as of December 31, 20    , together with the Auditors’ opinion required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.11(c) of the Loan Agreement for the fiscal quarter of the Borrowers ended as of             , 20    . Such financial statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject only to normal year-end audit adjustments and the absence of footnotes).]

2. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under [his/her] supervision, detailed review of the transactions and condition (financial or otherwise) of the Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrowers and their Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all of their obligations under the Loan Documents.

4. The calculation of EBITDA and the Consolidated Fixed Charge Coverage Ratio set forth on Schedule 2 attached hereto are true and accurate as of the end of such fiscal [quarter][year], without regard to whether a Covenant Testing Period is now in effect.

5. The aggregate gross revenue of the Loan Parties and their Subsidiaries for such fiscal quarter is $        , and the aggregate gross revenue attributable to non-Loan Party Subsidiaries for such fiscal quarter is $        , which amount [does not][does] exceed 30% of the aggregate gross revenue of the Loan Parties and their Subsidiaries, on a consolidated basis, for such fiscal quarter.

2

IN WITNESS WHEREOF, the undersigned has executed this instrument in his official capacity as described below, and not individually, as of the date first above written.

THE TRADE DESK, INC., a Delaware corporation, as the Borrower Agent

By:
Name:
	Title:	[Chief Financial Officer][Vice President, Finance]

EXHIBIT I

BORROWING BASE CERTIFICATE

(attached)

EXHIBIT J

ASSIGNMENT AND ACCEPTANCE

(attached)

ASSIGNMENT AND ACCEPTANCE

This ASSIGNMENT AND ACCEPTANCE (“Assignment Agreement”) is entered into as of                      between                                          (“Assignor”) and                                          (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

1. In accordance with the terms and conditions of Section 12.7 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee without recourse, representation or warranty (except as set forth in Section 2 or Section 9 hereof), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Agreement and the other Loan Documents as of the Settlement Date (as defined below) to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that as of the date hereof (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any Guarantor or the performance or observance by Borrowers or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Loans assigned hereunder, as reflected on Assignor’s books and records; and (e) represents and warrants that the outstanding principal amount of its commitment is equal to or in excess of the Assigned Interest (without giving effect to assignments thereof which have not yet become effective).

3. The Assignee (a) represents and warrants that it has become a party hereto solely in reliance upon its own independent investigation of the financial and other circumstances surrounding the Loan Parties, the Collateral, the Obligations and all aspects of the transactions evidenced by or referred to in the Loan Agreement and the other Loan Documents, or has otherwise satisfied itself thereto, and that it is not relying upon any representation, warranty or statement (except any such representation, warranty or statement expressly set forth in this Assignment Agreement) of the Assignor in connection with the assignment made under this Assignment Agreement; (b) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (c) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (f) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (g) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee and, except in the case of an assignment by a Lender to an Affiliate of such Lender, delivery hereof to the Agent, (b) except in the case of an assignment by a Lender to an Affiliate of such Lender, the receipt by Agent for its sole and separate account of a processing fee in the amount of $3,500, (c) except in the case of an assignment by a Lender to an Affiliate of such Lender, the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, shall be a “Lender” and shall have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights (except as set forth in Section 12..7(b)) and be released from its obligations under the Loan Agreement and the other Loan Documents (and if this Assignment covers all or the remaining portion of Assignor’s rights and obligations under the Loan Agreement and the other Loan Documents, Assignor shall cease to be a party thereto), provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Loan Agreement, including such assigning Lender’s obligations under Sections 4.10, 4.11 and 12.4 of the Loan Agreement.

6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7. This Assignment Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall

2

constitute but one and the same Assignment Agreement. Delivery of an executed counterpart of this Assignment Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Assignment Agreement. Any party delivering an executed counterpart of this Assignment Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Assignment Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Assignment Agreement.

8. THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW, SUBMISSION TO JURISDICTION, SERVICE OF PROCESS AND JURY TRIAL SET FORTH IN SECTIONS 12.14 THROUGH 12.17 OF THE LOAN AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS

9. Each of the Assignor and the Assignee represents and warrants that it has full power and authority to enter into this Assignment Agreement and to perform its obligations under this Assignment Agreement in accordance with the provisions of this Assignment Agreement, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

10. Each of the Assignor and the Assignee represents and warrants that the making and performance by it of this Assignment Agreement do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it.

11. Each of the Assignor and the Assignee represents and warrants that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation or judicial entity necessary for the validity or enforceability of its obligations under this Assignment Agreement have been obtained, and no governmental authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Assignment Agreement.

3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE] as Assignee

By
Name:
Title:

ACCEPTED THIS DAY OF 20

CITIBANK, N.A., a national banking association, as Agent

By
Name:
Title:

[Consented to:

THE TRADE DESK, INC., as Borrower Agent

By
Name:
Title:][2]

[2]	To be included only if the consent of the Borrower Agent is required by Section 12.7 (b) of the Loan Agreement.

4

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: The Trade Desk, Inc., a Delaware corporation, together with each person who becomes party to the Loan Agreement as a borrower

2.	Name and Date of Loan Agreement:

Amended and Restated Loan and Security Agreement, dated as of May 9, 2017, by and among Borrowers, each of the financial institutions identified as a “Lender” on Annex A to the Loan Agreement (together with each of its respective successors and assigns, and any Increasing Lender, each a “Lender” and collectively, the “Lenders”), and Citibank, N.A., a national banking association (“Citibank”), acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties (Citibank, when acting in such agency capacity, the “Agent”).

3.	Date of Assignment Agreement:

4.	Assigned Amounts:

	a.	Assigned Amount of Revolver Commitment	$

	b.	Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price		$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT K-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

(attached)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of May 9, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower), (ii) each of the financial institutions identified as a “Lender” on Annex A of the Credit Agreement and (iii) CITIBANK, N.A., a national banking association, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT K-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

(attached)

2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of May 9, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower), (ii) each of the financial institutions identified as a “Lender” on Annex A of the Credit Agreement and (iii) CITIBANK, N.A., a national banking association, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT K-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

(attached)

2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of May 9, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower), (ii) each of the financial institutions identified as a “Lender” on Annex A of the Credit Agreement and (iii) CITIBANK, N.A., a national banking association, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT K-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

(attached)

2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of May 9, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among (i) THE TRADE DESK, INC., a Delaware corporation (together with each person who thereafter becomes party thereto as a borrower), (ii) each of the financial institutions identified as a “Lender” on Annex A of the Credit Agreement and (iii) CITIBANK, N.A., a national banking association, acting not individually but as agent on behalf of, and for the benefit of, the Lenders and all other Secured Parties.

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]